As filed with the Securities and Exchange Commission on October 3, 2005

                                                  Registration No. 333-

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                       WINDSWEPT ENVIRONMENTAL GROUP, INC.
             (Exact Name of registrant as specified in its charter)

          DELAWARE                     0-17072             11-2844247
          --------                     -------             ----------
(State or Other Jurisdiction of        (Commission         (I.R.S. Employer
Incorporation or Organization)         File Number)        Identification No.)

                             100 SWEENEYDALE AVENUE
                            BAY SHORE, NEW YORK 11706
              (Address of registrant's principal executive offices)

                                 (631) 434-1300
               (Registrant's telephone number including area code)

                                 WITH A COPY TO:

                              Neil M. Kaufman, Esq.
                          Davidoff Malito & Hutcher LLP
                        200 Garden City Plaza, Suite 315
                           Garden City, New York 11530
                            Telephone: (516) 248-6400

         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities act of 1933, check the following box. [x]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

-------------------------------------------------- ---------------- --------------------- --------------------- ---------------
                                                                          PROPOSED              PROPOSED
                                                                          MAXIMUM                MAXIMUM            AMOUNT OF
                                                     AMOUNT TO BE      OFFERING PRICE           AGGREGATE         REGISTRATION
        TITLE OF SHARES TO BE REGISTERED            REGISTERED (4)       PER UNIT (5)       OFFERING PRICE (5)        FEE
-------------------------------------------------- ---------------- --------------------- --------------------- ---------------
Common stock, par value $0.0001 per share              1,500,000           $0.33                495,000.00            $58.26
-------------------------------------------------- ---------------- --------------------- --------------------- ---------------
Common stock, par value $0.0001 per share (1)         28,895,179           $0.33              9,535,409.00         $1,222.32
-------------------------------------------------- ---------------- --------------------- --------------------- ---------------
Common stock, par value $0.0001 per share (2)         13,750,000           $0.33              4,537,500.00         $  534.06
-------------------------------------------------- ---------------- --------------------- --------------------- ---------------
Common stock, par value $0.0001 per share (3)         40,327,333           $0.33             13,308,019.00         $1,566.36
-------------------------------------------------- ---------------- --------------------- --------------------- ---------------
          Total                                                                                                    $3,281.00
-------------------------------------------------- ---------------- --------------------- --------------------- ---------------

 (1) The number of shares being registered represent the maximum number of shares to be issued in connection with the exercise of option rights granted by the registrant pursuant to an option having an exercise price of $.0001 per share.

(2) The number of shares being registered represent the maximum number of shares to be issued in connection with the exercise of warrant rights granted by the registrant pursuant to a warrant having an exercise price of $.10 per share.

(3) The number of shares being registered represent the current maximum number of shares to be issued in connection with the exercise of the conversion right granted by the registrant pursuant to a convertible term note having a conversion price of $.09 per share.

(4) Pursuant to Rule 416 of the General Rules and Regulations under the Securities Act of 1933, this registration statement also registers a currently indeterminate number of additional shares of our common stock that may be issued upon the occurrence of dilutive events. The registrant has made a good faith effort to estimate the actual number of shares issuable.

(5) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 (c) under the Securities Act of 1933, as amended, based upon the average of the bid and ask prices for the common stock on September 27, 2005.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDER MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED OCTOBER [__], 2005

                                84,472,512 SHARES


                       WINDSWEPT ENVIRONMENTAL GROUP, INC.

         The shares of common stock of Windswept covered by this prospectus may be sold from time to time by Laurus Master Fund, Ltd., the selling stockholder. This prospectus relates to up to 84,472,512 shares of common stock of Windswept, of which:

     o   1,500,000 shares have been issued to the selling stockholder;
     o up to 40,327,333 shares are issuable upon conversion of the principal and interest of a convertible term note in the principal amount of $6,000,000 issued to the selling stockholder having a conversion rate of $.09 per share, subject to adjustment;
     o up to 28,895,179 shares are issuable upon the exercise of a currently outstanding option exercisable at a price of $.0001 per share; and
     o up to 13,750,000 shares are issuable upon the exercise of a currently outstanding warrant exercisable at a price of $.10 per share.

         We will not receive any of the proceeds from the sale of our common stock by the selling stockholder. We may receive proceeds from the exercise of the option and the warrant if the selling stockholder opts to pay the exercise price in cash rather executing a cashless exercise.

         Our common stock is traded on Over-the-Counter Bulletin Board of the National Association of Securities Dealers, Inc. under the symbol "WEGI.OB".

         The shares of common stock covered by this prospectus may be sold through broker-dealers or in privately negotiated transactions in which commissions and other fees may be charged. These fees, if any, will be paid by the selling stockholder. We will not be paying any underwriting discounts or commissions in this offering. We have no agreement with any broker-dealer with respect to these shares, and we are unable to estimate the commissions that may be paid in any given transaction. For a more complete description of the methods of distribution that the selling stockholder may use, see "Plan of Distribution" beginning on page 39.

         On September 29, 2005, the closing price of our common stock on the Over-the-Counter Bulletin Board was $.33 per share. See "Market Price of Dividends on our Common Stock". You should obtain a current market price quotation before you buy any of the offered shares.

         You should read this prospectus carefully before you invest in our common stock offered hereby.

         THE SECURITIES OFFERED BY THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               THE DATE OF THIS PROSPECTUS IS SEPTEMBER 30, 2005.

                                TABLE OF CONTENTS

                                                                            Page

Summary  ..................................................................   1
Risk Factors...............................................................   3
Forward-Looking Statements.................................................  11
Use of Proceeds............................................................  11
Market Price of and Dividends on Our Common Stock..........................  11
Selected Consolidated Financial Data.......................................  13
Management's Discussion and Analysis of Financial Condition
   and Results of Operations...............................................  13
Quantitative and Qualitative Disclosures About Market Risk.................  20
Business ..................................................................  21
Properties.................................................................  30
Legal Proceedings..........................................................  30
Management.................................................................  32
Security Ownership of Certain Beneficial Owners and Management.............  35
Selling Stockholder........................................................  37
Plan of Distribution.......................................................  39
Related Party Transactions.................................................  41
Description of Capital Stock...............................................  43
Legal Matters..............................................................  44
Experts....................................................................  45
Where You Can Find More Information........................................  45
Index to Financial Statements.............................................. F-1

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS OR TO WHICH WE HAVE REFERRED YOU. WE AND THE SELLING STOCKHOLDERS HAVE NOT AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU WITH INFORMATION OR REPRESENTATIONS. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. THIS PROSPECTUS IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE REGISTERED BY THIS PROSPECTUS, NOR IS IT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES WHERE AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. YOU MAY NOT IMPLY FROM THE DELIVERY OF THIS PROSPECTUS, NOR FROM ANY SALE MADE UNDER THIS PROSPECTUS, THAT OUR AFFAIRS ARE UNCHANGED SINCE THE DATE OF THIS PROSPECTUS OR THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME AFTER THE DATE OF THIS PROSPECTUS. THE INFORMATION IN THIS PROSPECTUS SPEAKS ONLY AS OF THE DATE OF THIS PROSPECTUS UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

         WE ARE NOT MAKING ANY REPRESENTATION TO ANY PURCHASER OF OUR COMMON STOCK REGARDING THE LEGALITY OF AN INVESTMENT IN OUR COMMON STOCK BY SUCH PURCHASER UNDER ANY LEGAL INVESTMENT OR SIMILAR LAWS OR REGULATIONS. YOU SHOULD NOT CONSIDER ANY INFORMATION IN THIS PROSPECTUS TO BE LEGAL, BUSINESS OR TAX ADVICE. YOU SHOULD CONSULT YOUR OWN ATTORNEY, BUSINESS ADVISOR AND TAX ADVISOR FOR LEGAL, BUSINESS AND TAX ADVICE REGARDING ALL INVESTMENT IN OUR COMMON STOCK.

                           --------------------------

         In this prospectus, when we refer to Windswept Environmental Group, Inc. and our subsidiaries, we use the terms "Windswept," "we," "our" and "us" when we do not need to distinguish among these entities or their predecessors or when any distinction is clear from the context.

                               PROSPECTUS SUMMARY

         YOU SHOULD READ THIS SUMMARY TOGETHER WITH THE ENTIRE PROSPECTUS, INCLUDING THE MORE DETAILED INFORMATION IN OUR CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS.

                                  OUR BUSINESS

GENERAL

         We, through our wholly-owned subsidiaries, Trade-Winds Environmental Restoration Inc. and North Atlantic Laboratories, Inc., provide a full array of emergency response, remediation and disaster restoration services to a broad range of clients. We have expertise in areas of hazardous materials remediation, microbial remediation, testing, toxicology, training, asbestos and lead abatement, wetlands restoration, wildlife and natural resources rehabilitation, technical advisory, restoration and site renovation services. We believe that we have assembled the resources, including key environmental professionals, construction managers, and specialized equipment to become a leader in the expanding worldwide emergency services market. We further believe that few competitors provide the diverse range of services that we provide on an emergency response basis. We believe that our unique breadth of services and our emergency response capability have positioned us for rapid growth in this expanding market.

         Our current focus is on mold remediation in both commercial and residential structures. Our experience includes identification and development of remediation plans, detailing methods and performing microbial (mold, fungus, etc.) abatement in commercial, residential, educational, medical and industrial facilities. The activities include decontamination, application of biocides and sealant, removal of building systems (drywall, carpet, etc.), duct cleaning, and disposal of building furnishings.

         In order to address the needs of our customers, we have dedicated ourselves toward the strategic integration of all of our services. As a result, we provide our insurance customers with the capability to respond to virtually any type of insurance loss. In most of the areas in which we operate, we believe that we are able to perform all the tasks necessary to rapidly restore a property to pre-loss conditions, thus minimizing dislocation, downtime and business interruption.

         We were incorporated under the laws of the state of Delaware on March 21, 1986 under the name International Bankcard Services Corporation. On March 19, 1997, we changed our name to our present name. Our principal executive offices are located at 100 Sweeneydale Avenue, Bay Shore, New York, 11706. Our telephone number is (631) 434-1300.

         In December 1993, we acquired Trade-Winds, an asbestos abatement and lead remediation company. On February 24, 1997, we acquired North Atlantic, a certified environmental training, laboratory testing and consulting company.

RECENT DEVELOPMENTS

         In order to provide environmental remediation and other services necessitated by the aftermath of Hurricane Katrina, in September 2005, we mobilized over sixty employees to the gulf coast region. Trade-Winds Environmental Restoration Inc., one of our wholly owned subsidiaries, has leased and is in the process of leasing three premises to serve as a satellite office, regional command center, training center and housing for our employees. We consider these accommodations to be sufficient for our anticipated operations. In order to finance anticipated expenses, we borrowed an additional $650,000 from the selling stockholder on September 9, 2005, pursuant to the terms of a further amended and restated convertible term note on substantially the same terms as the original convertible term note issued to the selling stockholder on June 30, 2005 in the principal amount of $5,000,000, bringing our aggregate borrowings thereunder to $6,000,000.

         We are engaged on various projects for private sector customers in the gulf coast region, under time and materials contracts or other arrangements, which management expects to comprise over $3.5 million of revenues. Management believes that we will be engaged to perform substantial additional projects in this region in the near term, possibly including federally funded projects on which we have not focused to date; however, no assurance can be given in this regard until contracts relating to these projects have been executed.

                                  THE OFFERING

Issuer                                                        Windswept Environmental Group, Inc.

Common stock (1)                                              1,500,000

Common stock underlying the convertible note (2)              40,327,333

Common stock underlying the Laurus warrant (3)                13,750,000

Common stock underlying Laurus option (4)                     28,895,179

Maximum common stock to be outstanding after the offering     116,543,727 shares (5)

Use of Proceeds                                               We will not receive any proceeds from this offering,
                                                              except the proceeds, if any, from the exercise of the
                                                              option and the warrant held by the selling stockholder.

Registration Rights                                           We have agreed to use all reasonable commercial efforts
                                                              to keep the shelf registration statement, of which this
                                                              prospectus forms a part, effective and current until the
                                                              date that all of the shares of common stock covered by
                                                              this prospectus have been sold under the shelf registration statement, have been sold pursuant to Rule 144 of the
                                                              1933 Securities Act, as amended, or may be freely traded
                                                              without the effectiveness of such registration statement.

Trading                                                       Our common stock is traded on Over-the-Counter Bulletin
                                                              Board under the symbol "WEGI.OB".

Risk Factors                                                  See "Risk Factors" and the other information in this
                                                              prospectus for a discussion of the factors you should
                                                              carefully consider before deciding to invest in our common stock.

--------------------------------------------------------------------------------

     (1) Represents the shares acquired by Laurus in partial exercise of its option.
     (2) Represents the maximum number of shares issuable upon conversion of the note we issued to Laurus based on our current number of authorized shares of common stock of 150,000,000 shares. To ensure that we would have a sufficient number of authorized and unissued and unreserved shares of common stock to accommodate issuance of all shares under the warrant, option and note, our largest stockholder, who is also our president, chief executive officer and one of our directors, and our series A preferred stockholders, one of whom is also one of our directors, contractually agreed to propose and vote in favor of an amendment to our Certificate of Incorporation to sufficiently increase our number of authorized shares at our next annual stockholders meeting to be held in December 2005.
     (3) Represents the maximum number of shares issuable upon exercise of the warrant we issued to Laurus.
     (4) Represents the maximum number of shares issuable upon exercise of the option we issued to Laurus.
     (5) Represents our common stock outstanding assuming partial conversion of the note outstanding to Laurus and the exercise of the warrant and option owned by Laurus. The Laurus beneficial ownership of our common stock is contractually limited to 4.99%.

         The outstanding share information is based on our shares outstanding as of September 27, 2005. Except as otherwise stated, this information excludes shares of our common stock issuable upon (a) full conversion of the note at an exercise price of $0.09 per share, (b) exercise and issuance of all plan and non-plan options aggregating 32,156,273 shares and (c) conversion of our series A preferred stock into 1,300,000 shares of our common stock.

                                  RISK FACTORS

      Before you invest in our common stock by purchasing shares from the selling stockholder named in this prospectus, you should be aware that there are various risks involved in investing in our common stock. We have described below all of the risks that we deem material to your investment decision. You should consider carefully these risk factors, together with all of the other information included in this prospectus and in the periodic reports we have filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, before you decide to purchase any shares of our common stock. Additional risks that we do not yet know of or that we currently think are immaterial may also impair our business operations, or the value of our common stock.

Factors Affecting Future Operating Results
------------------------------------------

DUE TO THE NATURE OF OUR BUSINESS AND THE INTENSE REGULATORY CLIMATE IN WHICH WE OPERATE, OUR SERVICES ARE SUBJECT TO EXTENSIVE FEDERAL, STATE AND LOCAL LAWS AND REGULATIONS THAT ARE CONSTANTLY CHANGING.

         These regulations impose stringent guidelines on companies that handle hazardous materials as well as other companies involved in various aspects of the environmental remediation services industry. Failure to comply with applicable federal, state and local regulations could result in substantial costs to us, the imposition of penalties or in claims not covered by insurance, any of which could have a material adverse effect on our business.

         In addition to the burdens imposed on operations by various environmental regulations, federal law imposes strict liability upon present and former owner and operators of facilities that release hazardous substances into the environment and the generators and transporters of such substances, as well as persons arranging for the disposal of such substances. All such persons may be liable for the costs of waste site investigation, waste site clean up, natural resource damages and related penalties and fines. Such costs can be substantial.

WE ARE DEPENDENT ON THE INCURRENCE OF LARGE PROJECTS FROM A SMALL NUMBER OF CUSTOMERS.

         Due to the nature of the services we offer, we must generate most of our revenues from new customers. We cannot anticipate whether we will be able to replace our revenues with revenues from new projects in future periods. Our inability to replace the revenues generated as a result of large projects performed in the fiscal year ended July 2, 2002, particularly the catastrophe response projects in the vicinity of the World Trade Center following the terrorist attack on September 11, 2001, which accounted for approximately 52% of our revenues during such fiscal year, had a materially adverse impact on our sales in the fiscal years ended June 29, 2004 and June 28, 2005. We expect that the damage caused by Hurricane Katrina will have a favorable impact on our business, but until we execute profitable contracts in connection therewith, no assurance can be given in this regard.

ENVIRONMENTAL REMEDIATION OPERATIONS MAY EXPOSE OUR EMPLOYEES AND OTHERS TO DANGEROUS AND POTENTIALLY TOXIC QUANTITIES OF HAZARDOUS PRODUCTS.

         Toxic quantities of hazardous products can cause cancer and other debilitating diseases. Although we take extensive precautions to minimize worker exposure and we have not experienced any such claims from workers or other persons, there can be no assurance that, in the future, we will avoid liability to persons who contract diseases that may be related to such exposure. Such persons potentially include employees, persons occupying or visiting facilities in which contaminants are being, or have been, removed or stored, persons in surrounding areas, and persons engaged in the transportation and disposal of waste material. In addition, we are subject to general risks inherent in the construction industry. We may also be exposed to liability from the acts of our subcontractors or other contractors on a work site.

OUR ABILITY TO SERVICE OUR DEBT AND OTHER FINANCING TRANSACTIONS DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.

         Our ability to service our debt and meet our other financial obligations as they come due is dependent on our future financial and operating performance. This performance is subject to various factors, including factors beyond our control such as changes in the general economy, our industry or the environmental and other laws pertaining to the services that we provide, changes in interest rates, energy and other costs. Although we believe that we have sufficient resources to service our note to Laurus in the principal amount of $6,000,000 and our other obligations, we cannot ensure that we will have the ability to service the note in the future.

         If our cash flow and capital resources are insufficient to enable us to service the note we issued to Laurus, and we are unable to obtain alternative financing, we could be forced to (a) reduce or delay capital expenditures; (b) sell some or all of our assets; or (c) limit or discontinue, temporarily or permanently, our operations or business plans.

A DELAY BY US IN FILING OUR REGISTRATION STATEMENT ON OR BY OCTOBER 3, 2005, OR HAVING OUR REGISTRATION STATEMENT DECLARED EFFECTIVE BY THE SEC ON OR BY NOVEMBER 22, 2005, THE CONTRACTUAL DEADLINE, AS REQUIRED BY THE LAURUS REGISTRATION RIGHTS AGREEMENT, WILL CAUSE US TO BE SUBJECT TO A SIGNIFICANT LIQUIDATED DAMAGES CLAIM, DEPENDING ON THE DURATION OF THE DELAY PERIOD.

         In conjunction with the Laurus transactions, we entered into a registration rights agreement, by which we were obligated to file a registration statement on Form S-1 with the SEC on or before September 23, 2005 until receiving an approximate one-week extension from Laurus. In addition, we are required to have the registration statement declared effective by the SEC by November 22, 2005. If we fail to meet the extended deadline, we will be subject to a liquidated damage claim equal to 2.0% of the principal outstanding on the note we issued to Laurus, for each thirty day period, prorated for partial periods, until we either file an initial registration statement or until November 22, 2005, whichever comes first. In addition, if the initial registration statement is not declared effective by November 22, 2005, then we will be subject to a liquidated damage claim of 1.5% of the principal outstanding on the note we issued to Laurus, for the first thirty days, prorated for partial periods, and then 2.0% of the principal outstanding on the note we issued to Laurus, for each thirty day period, prorated for partial periods, per day after that time. If the registration statement is selected for review by the SEC, we may not be able to have the registration statement declared effective by November 22, 2005.

THE FAILURE TO OBTAIN AND MAINTAIN REQUIRED GOVERNMENTAL LICENSES, PERMITS AND APPROVALS COULD HAVE A SUBSTANTIAL ADVERSE AFFECT ON OUR OPERATIONS.

         The remediation industry is highly regulated. We are required to have federal, state and local governmental licenses, permits and approvals for our facilities and services. There can be no assurance as to the successful outcome of any pending application or demonstration testing for any such license, permit or approval. In addition, our existing licenses, permits and approvals are subject to revocation or modification under a variety of circumstances. Failure to obtain timely, or to comply with the conditions of, applicable licenses, permits or approvals could adversely affect our business, financial condition and results of operations. As we expand our business and as new procedures and technologies are introduced, we may be required to obtain additional licenses, permits or approvals. We may be required to obtain additional licenses, permits or approvals if new environmental legislation or regulations are enacted or promulgated or existing legislation or regulations are amended, reinterpreted or enforced differently than in the past. Any new requirements that raise compliance standards may require us to modify our procedures and technologies to conform to more stringent regulatory requirements. There can be no assurance that we will be able to continue to comply with all of the environmental and other regulatory requirements applicable to our business.

WE ARE DEPENDENT ON THE SUCCESSFUL DEVELOPMENTAL AND COMMERCIAL ACCEPTANCE OF OUR PROCEDURES AND TECHNOLOGIES.

         We are constantly developing, refining and implementing our procedures and technologies for environmental remediation. Our operations and future growth are dependent, in part, upon the acceptance and implementation of these procedures and technologies. There can be no assurance that successful development of future procedures and technologies will occur or, even if successfully developed or that we will be able to successfully commercialize such procedures and technologies. The successful commercialization of our procedures and technologies may depend in part on ongoing comparisons with other competing procedures and technologies and more traditional treatment, storage and disposal alternatives, as well as the continuing high cost and limited availability of commercial disposal options. There can be no assurance that our procedures and technologies will prove to be commercially viable or cost-effective or, if commercially viable and cost-effective, that we will be successful in timely securing the requisite regulatory licenses, permits and approvals for any such technologies or that such technologies will be selected for use in future projects. Our inability to develop, commercialize or secure the requisite licenses, permits and approvals for our procedures and technologies on a timely basis could have a material adverse effect on our business, financial condition and results of operations.

A SUBSTANTIAL PORTION OF OUR REVENUES ARE GENERATED AS A RESULT OF REQUIREMENTS ARISING UNDER FEDERAL AND STATE LAWS, REGULATIONS AND PROGRAMS RELATED TO PROTECTION OF THE ENVIRONMENT.

         Environmental laws and regulations are, and will continue to be, a principal factor affecting demand for our services. The level of enforcement activities by federal, state and local environmental protection agencies and changes in such laws and regulations also affect the demand for such services. If the requirements of compliance with environmental laws and regulations were to be modified in the future, the demand for our services, and our business, financial condition and results of operations, could be materially adversely affected.

WE ARE SUBJECT TO QUARTERLY FLUCTUATIONS IN OPERATING RESULTS.

         Our revenue is dependent on our projects and the timing and performance requirements of each project. Our revenue is also affected by the timing of our clients' planned remediation activities and need for our services. Due to this variation in demand, our quarterly results fluctuate. Accordingly, specific quarterly or interim results should not be considered indicative of results to be expected for any future quarter or for the full year. It is possible that in future quarters, our operating results will not meet the expectations of securities analysts and investors. In such event, the price of our common stock could be materially adversely affected.

         We are increasingly pursuing large, multi-year contracts as a method of achieving more predictable revenues, more consistent utilization of equipment and personnel, and greater leverage of sales and marketing costs.
These larger projects pose significant risks if actual costs are higher than those estimated at the time of the placement of our bids. A loss on one or more of such larger contracts could have a material adverse effect on our business, financial condition and results of operations. In addition, the failure to obtain, or a delay in obtaining, targeted large, multi-year contracts could result in significantly less revenue for us than anticipated.

OUR OPERATIONS ARE AFFECTED BY WEATHER CONDITIONS.

         While we provide our services on a year-round basis, the services we perform outdoors or outside of a sealed environment may be adversely affected by inclement weather conditions. Extended periods of rain, cold weather or other inclement weather conditions may result in delays in commencing or completing projects, in whole or in part. Any such delays may adversely affect our operations and financial results and may adversely affect the performance of other projects due to scheduling and staffing conflicts.

WE MUST CORRECTLY MANAGE GROWTH.

         Our future growth, including growth required in connection with Hurricane Katrina, may place significant demands on our operational, managerial and financial resources. There can be no assurance that our current management and systems will be adequate to address any future expansion of our business, particularly in light of staff reductions over the past several years. In such event, any inability to manage our growth or operations effectively could have a material adverse effect on our business, financial condition and results of operations.

OUR ABILITY TO PERFORM UNDER OUR CONTRACTS AND TO SUCCESSFULLY BID FOR FUTURE CONTRACTS IS DEPENDENT UPON THE CONSISTENT PERFORMANCE OF EQUIPMENT AND FACILITIES IN CONFORMITY WITH SAFETY AND OTHER REQUIREMENTS OF THE LICENSES AND PERMITS UNDER WHICH WE OPERATE.

         Our equipment and facilities are subject to frequent routine inspections by the regulatory authorities issuing such licenses and permits. In the event any of our key equipment and facilities were to be shut down for any appreciable period of time, either due to equipment breakdown or as the result of regulatory action in response to an alleged safety or other violation of the terms of the licenses under which we operate, our business, financial condition and results of operations could be materially adversely affected.

THE ENVIRONMENTAL REMEDIATION INDUSTRY IS HIGHLY COMPETITIVE AND WE FACE SUBSTANTIAL COMPETITION FROM OTHER COMPANIES.

         Many of our competitors have greater financial, managerial, technical and marketing resources than we do. To the extent that competitors possess or develop superior or more cost effective environmental remediation solutions or field service capabilities, or otherwise possess or acquire competitive advantages compared to us, our ability to compete effectively could be materially adversely affected.

OUR FUTURE SUCCESS DEPENDS ON OUR CONTINUING ABILITY TO ATTRACT, RETAIN AND MOTIVATE HIGHLY QUALIFIED MANAGERIAL, TECHNICAL AND MARKETING PERSONNEL.

         We are highly dependent upon the continuing contributions of key managerial, technical and marketing personnel. Employees may voluntarily terminate their employment with us at any time, and competition for qualified technical personnel, in particular, is intense. The loss of the services of any of our key managerial, technical or marketing personnel, especially Michael O'Reilly, our chief executive officer, could materially adversely affect our business, financial condition and results of operations.

OCCASIONALLY, WE DEVELOP A CONCENTRATION OF CREDIT RISK.

         We often contract with a limited number of customers. A small number of customers may therefore be responsible for a substantial portion of revenues at any time. While management assesses the credit risk associated with each proposed customer prior to the execution of a definitive contract, no assurances can be given that such assessments will be correct and that we will not incur substantial, noncollectible accounts receivable.

IN ORDER TO SUCCESSFULLY BID ON AND SECURE CONTRACTS TO PERFORM ENVIRONMENTAL REMEDIATION SERVICES OF THE NATURE OFFERED BY US TO OUR CUSTOMERS, WE OFTEN MUST PROVIDE SURETY BONDS WITH RESPECT TO EACH PROSPECTIVE AND, UPON SUCCESSFUL BID, ACTUAL PROJECTS.

         The number and size of contracts that we can perform is directly dependent upon our ability to obtain bonding. This ability to obtain bonding, in turn, is dependent, in material part, upon our net worth and working capital. While our ability to obtain bonding has been limited in recent years, we expect that our bonding capacity will be improved by the commitment by Michael O'Reilly, our chief executive officer, to personally guaranty such bonding; however, no assurance can be given in this regard. There can be no assurance that we will have adequate bonding capacity to bid on all of the projects which we would otherwise bid upon were we to have such bonding capacity or that we will in fact be successful in obtaining additional contracts on which we may bid, which could have a material adverse effect on our results of operations.

COST OVERRUNS OR DISPUTED CHANGE ORDERS ON PROJECTS CALLING FOR FIXED PRICE PAYMENTS COULD HAVE MATERIAL ADVERSE EFFECTS ON US.

         Cost overruns on projects covered by such contracts, due to such things as unanticipated price increases, unanticipated problems, inaccurate estimation of labor or material costs, procedural difficulties or disputes over the terms and specifications of contract performance or change orders, could have a material adverse effect on our operations. For example, a disputed change order on a large contract had a material adverse effect on our results of operations for our fiscal year ended June 29, 2004. There can be no assurance that cost overruns or disputed change orders will not occur in the future and have a material adverse effect on us. In addition, in order to remain competitive in the future, we may have to agree to enter into more fixed price and per unit contracts than in the past.

IF OUR INSURANCE COSTS INCREASE SIGNIFICANTLY, THESE INCREMENTAL COSTS COULD NEGATIVELY AFFECT OUR FINANCIAL RESULTS.

         The costs related to obtaining and maintaining workers compensation, professional and general liability insurance and health insurance has been increasing. If the cost of carrying this insurance continues to increase significantly, we will recognize an associated increase in costs that may negatively impact our margins. This could have an adverse impact on our financial condition and the price of our common stock. Accordingly, we are striving to contain or reduce our insurance costs.

WE CANNOT GIVE ANY ASSURANCE THAT WE WILL BE ABLE TO SECURE ADDITIONAL FINANCING TO MEET OUR FUTURE CAPITAL NEEDS.

         Our long-term capital requirements will depend on many factors, including, but not limited to, cash flow from operations, the level of capital expenditures, working capital requirements and the growth of our business. Historically, we have financed our operations primarily through issuances of debt and equity securities, through short-term borrowings from our former majority stockholder, Spotless, and through cash generated from operations.

         We may need to incur additional indebtedness or raise additional capital to fund the capital needs of our operations or related to growth. As part of the financing transactions with Laurus described above, Laurus has a right of first refusal to provide us with additional financing and has until March 27, 2006 to provide us up to $300,000 of additional convertible debt financing on the same terms and conditions as the replacement note. There are no assurances that Laurus will provide financing in the future. In addition, our ability to borrow additional funds from lenders other than Laurus may be limited in light of (a) the senior security interest that Laurus holds securing its $6,000,000 in debt from us and (b) the subordinated security interest that Spotless holds securing its $500,000 note. To the extent additional debt financing cannot be raised on acceptable terms, we may need to raise additional funds through public or private equity financings. No assurance can be given that additional debt or equity financing will be available or that, if either or such financing is available, the terms of such financing will be favorable to us or our stockholders without substantial dilution of their ownership and rights. If adequate funds are not available, we may be required to curtail our future operations significantly or to forego expansion opportunities.

IF AN EVENT OF DEFAULT OCCURS UNDER THE CONVERTIBLE TERM NOTE ISSUED TO LAURUS, IT COULD RESULT IN A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, OPERATING RESULTS, OR FINANCIAL CONDITION.

         We issued Laurus an amended and restated convertible term note in the principal amount of $6,000,000 to Laurus. Events of default under the note include:

     o   failure to pay interest and principal payments when due;
     o a breach by us of any material covenant or term or condition of the note or in any agreement made in connection therewith;
     o a breach by us of any material representation or warranty made in the note or in any agreement made in connection therewith;
     o any form of bankruptcy or insolvency proceeding instituted by or against us, which is not vacated within 30 days;
     o any attachment or lien in excess of $75,000 in the aggregate made upon our assets or a judgment rendered against our property involving a liability of more than $75,000 which shall remain unvacated, unbonded or unstayed for a period of 30 days;
     o our failure to timely deliver shares of common stock when due upon conversions of the note or our failure to timely deliver a replacement note;
     o an SEC stop trade order or principal market trading suspension of our common stock in effect for 5 consecutive trading days or 5 days during a period of 10 consecutive trading days, provided we are not able to cure such trading suspension within 30 days of receiving notice or are able to list our common stock on another principal market within 60 days of such notice;
     o a failure to have authorized and reserved shares of our common stock for issuance on or before December 31, 2005 sufficient to provide for the full conversion of the note, option and warrant issued by us to Laurus; and
     o an indictment or threatened indictment of us or any of our executive officers under any criminal statute or commencement or threatened commencement of criminal or civil proceedings against us or any of our executive officers pursuant to which statutory or proceeding penalties or remedies available include forfeiture of any of our property.

         If we default on the note and the holder demands all payments due and payable, we will be required to pay 120% of the outstanding principal amount of the note and any interest accrued thereon. The cash required to pay such amounts will most likely come out of working capital. Since we rely on our working capital for our day-to-day operations, such a default on the note could have a material adverse effect on our business, operating results, or financial condition. To such extent that we are forced to restructure, file for bankruptcy, sell assets or cease operations, your investment dollars would be at significant risk.

Factors Affecting Our Securities
--------------------------------

ONE MAJOR STOCKHOLDER MAINTAINS THE ABILITY TO CONTROL OUR OPERATIONS.

         Currently, Michael O'Reilly, our chief executive officer and president, owns an aggregate of approximately 15,647,297 shares of our common stock and holds approximately 46.6% of our voting power. In addition, Mr. O'Reilly currently owns options which are exercisable for 24,306,273 shares of our common stock. Should Mr. O'Reilly exercise his options to the fullest extent possible, he would own 39,953,570 shares of our common stock and hold approximately 69.0% of our voting power. Mr. O'Reilly entered into a lock-up agreement with Laurus that prohibits his disposition of his shares of our common stock and any and all related derivative securities until the earlier of (a) the repayment in full of the note we provided to Laurus or (b) June 30, 2010. Accordingly, Mr. O'Reilly may be able to control the Board of Directors and thereby determine the corporate policy and the direction of our operations.

CONVERSION OR EXERCISE OF OUR OUTSTANDING CONVERTIBLE SECURITIES COULD SUBSTANTIALLY DILUTE YOUR INVESTMENT AND THE EXISTENCE OF OUR CONVERTIBLE AND DERIVATIVE SECURITIES COULD NEGATIVELY AFFECT THE PRICE OF OUR COMMON STOCK.

         We have issued a convertible term note that is convertible at prices that are subject to adjustment due to a variety of factors, including the issuance of securities at, or at an exercise or conversion price, less than the current fixed conversion price of $0.09. As of September 20, 2005 the principal portion of the convertible term note was convertible into approximately 66,666,667 shares of our common stock (plus applicable interest, penalties and any anti-dilution adjustments). You could, therefore, experience substantial dilution of your investment as a result of the conversion of our outstanding convertible term note. We also have outstanding options to purchase up to 55,701,452 shares of our common stock, which include the following:

     o 28,895,179 shares which may be purchased by Laurus at an exercise price of $.0001 per share;
     o 13,750,000 shares which may be purchased by Laurus at an exercise price of $.10 per share; and
     o 2,000,000 shares of which may be purchased by Michael O'Reilly at an exercise price of $.01 per share and series A preferred stock convertible into 1,300,000 shares of our common stock.

The issuance of shares of our common stock pursuant to these arrangements could have a dilutive effect on your shares. The existence of these securities could depress the market price of our common stock.

IF WE FAIL TO REMAIN CURRENT ON OUR REPORTING REQUIREMENTS, WE COULD BE REMOVED FROM THE OVER-THE-COUNTER BULLETIN BOARD WHICH WOULD LIMIT THE ABILITY OF BROKER-DEALERS TO SELL OUR SECURITIES AND THE ABILITY OF OUR STOCKHOLDERS TO SELL THEIR SECURITIES IN THE SECONDARY MARKET.

         Companies trading on the Over-the-Counter Bulletin Board, such as us, must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13 in order to maintain price quotation privileges on the Over-the-Counter Bulletin Board. If we fail to remain current on our reporting requirements, our common stock could be delisted from the OTC Bulletin Board. If this were to happen, it could severely limit the ability of broker-dealers to sell our securities, and the ability of stockholders to sell their securities in the secondary market and be severely affected.

IF YOU ARE NOT AN INSTITUTIONAL INVESTOR, YOU MAY PURCHASE OUR SECURITIES IN THIS OFFERING ONLY IF YOU RESIDE WITHIN CERTAIN STATES AND MAY ENGAGE IN RESALE TRANSACTIONS ONLY IN THOSE STATES AND A LIMITED NUMBER OF OTHER JURISDICTIONS.

         We intend to seek a "manual exemption" for secondary trading of securities to be resold by the selling stockholder under this registration statement. If you are not an "institutional investor," you will need to be a resident of certain jurisdictions to purchase our securities in this offering. The definition of an "institutional investor" varies from state to state but generally includes financial institutions, broker-dealers, banks, insurance companies and other qualified entities. In order to prevent resale transactions in violation of states' securities laws, you may engage in resale transactions only in these states and in other jurisdictions in which an applicable exemption is available or a Blue Sky application has been filed and accepted. This restriction on resale may limit your ability to resell the securities purchased in this offering and may impact the price of our securities.

OUR SECURITIES HAVE BEEN THINLY TRADED ON THE OVER-THE-COUNTER BULLETIN BOARD, WHICH MAY NOT PROVIDE LIQUIDITY FOR OUR INVESTORS.

         Our securities are quoted on the Over-the-Counter Bulletin Board. The Over-the-Counter Bulletin Board is an inter-dealer, over-the-counter market that provides significantly less liquidity than the NASDAQ Stock Market or national or regional exchanges. Securities traded on the Over-the-Counter Bulletin Board are usually thinly traded, highly volatile, have fewer market makers and are not followed by analysts. The Securities and Exchange Commission's order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the Over-the-Counter Bulletin Board. Quotes for stocks included on the Over-the-Counter Bulletin Board are not listed in newspapers. Therefore, prices for securities traded solely on the Over-the-Counter Bulletin Board may be difficult to obtain and holders of our securities may be unable to resell their securities at or near their original acquisition price, or at any price.

INVESTORS MUST CONTACT A BROKER-DEALER TO TRADE OVER-THE-COUNTER BULLETIN BOARD SECURITIES. AS A RESULT, YOU MAY NOT BE ABLE TO BUY OR SELL OUR SECURITIES AT THE TIME YOU MAY WISH.

         Even though our securities are quoted on the Over-the-Counter Bulletin Board, the Over-the-Counter Bulletin Board may not permit our investors to sell securities when and in the manner that they wish. Because there are no automated systems for negotiating trades on the Over-the-Counter Bulletin Board, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders - an order to buy or sell a specific number of shares at the current market price - it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and its execution.

IF OUR SECURITY HOLDERS ENGAGE IN SHORT SALES OF OUR COMMON STOCK, INCLUDING SALES OF SHARES TO BE ISSUED UPON CONVERSION OR EXERCISE OF DERIVATIVE SECURITIES, THE PRICE OF OUR COMMON STOCK MAY DECLINE.

         Selling short is a technique used by a stockholder to take advantage of an anticipated decline in the price of a security. A significant number of short sales or a large volume of other sales within a relatively short period of time can create downward pressure on the market price of a security. Further sales of common stock issued upon conversion or exercise of our derivative securities could cause even greater declines in the price of our common stock due to the number of additional shares available in the market, which could encourage sales that could further undermine the value of our common stock. You could, therefore, experience a decline in the value of your investment as a result of short sales of our common stock.

WE DO NOT ANTICIPATE PAYING ANY CASH DIVIDENDS TO OUR COMMON STOCKHOLDERS FOR THE FORESEEABLE FUTURE.

         We expect that future earnings, if any, will be used to finance the growth and development of our business and do not expect to declare or pay any cash dividends on our common stock in the foreseeable future. The payment of any future cash dividends by us will be dependent upon our earnings, our financial requirements and other relevant factors. Further, prior to paying any dividends on our common stock, we are required to pay quarterly dividends on our series A convertible preferred stock.

FUTURE SALES OF SUBSTANTIAL AMOUNTS OF OUR COMMON STOCK IN THE PUBLIC MARKET COULD HAVE AN ADVERSE EFFECT ON THE MARKET PRICE OF OUR COMMON STOCK.

      As of September 27, 2005, we had 33,571,215 shares of common stock outstanding. This prospectus registers for resale 84,472,512 shares, or approximately 60% of our common stock assuming the exercise of the Laurus option and conversion of the Laurus note. This amount includes 40,327,333 shares of common stock which may be issued upon conversion of a convertible note held by the selling stockholder, 28,895,179 shares of common stock which may be issued upon exercise of an option held by the selling stockholder and 13,750,000 shares of common stock which may be issued upon conversion of a warrant held by the selling stockholder).

      We are unable to predict the potential effect that sales into the market of 84,472,512 shares may have on the then prevailing market price of our common stock. On September 29, 2005, the closing price of our common stock on the Over-the Counter Bulletin Board was $.33 per share. It is likely that market sales of the 84,472,512 shares offered for resale pursuant to this prospectus (or the potential for those sales even if they do not actually occur) may have the effect of depressing the market price of our common stock. As a result, the potential resale and possible fluctuations in trading volume of such a substantial amount of our stock may affect the share price negatively beyond our control.

WE HAVE EXPERIENCED SIGNIFICANT OPERATING LOSSES IN PRIOR YEARS AND MAY INCUR LOSSES IN THE FUTURE.

      Future losses could adversely affect the market value of our common stock. We generated a net income of $229,155 from our fiscal year ended June 28, 2005, and we incurred a net loss of approximately $3,535,000 in our fiscal year ended June 29, 2004. As of June 28, 2005, we had an accumulated deficit of approximately $636,800. Even though we have taken steps in an effort to reduce costs and expenses and to increase revenues, we may not incur profits at any time in the future.

IF OUR COMMON STOCK DOES NOT TRADE IN SUFFICIENT VOLUME AT HIGH ENOUGH PRICES, WE WOULD BE REQUIRED TO REPAY ALL OR PART OF OUR SENIOR SECURED CONVERTIBLE DEBT TO LAURUS IN CASH, WHICH COULD ADVERSELY AFFECT OUR CASH FLOW AND LIQUIDITY.

      Under the terms of our $6,000,000 senior secured convertible note to Laurus, we will be required to make amortization payments to Laurus in stock if the average closing price of our common stock is $.10 or more to the extent the amount of the amortization payment does not exceed 30% of the aggregate dollar trading volume of our common stock for the 22 trading day period immediately preceding the amortization date. To the extent that these conditions are not satisfied, we will be required to make such amortization payments in an amount equal to 103% of the principal amount, plus accrued interest. In the event that we are required to pay cash, this may have an adverse effect on our cash flow and liquidity.

THE MARKET PRICE OF OUR COMMON STOCK HAS FLUCTUATED CONSIDERABLY AND WILL PROBABLY CONTINUE TO DO SO.

         The stock markets have experienced price and volume fluctuations, and the market price our common stock has been historically volatile. The market price of our common stock could be subject to wide fluctuations in the future as well in response to a variety of events or factors, some of which may be beyond our control. These could include, without limitation:

o changing policies and regulations of the federal state, and local governments;
o        fluctuations in our financial results;
o        liquidity of the market for our securities;
o        future announcements of new competing technologies and procedures;
o        public perception of our entry into new markets; and
o        general conditions in our industry and the economy.

OUR CHARTER CONTAINS AUTHORIZED, UNISSUED PREFERRED STOCK THAT MAY INHIBIT A CHANGE OF CONTROL OF US UNDER CIRCUMSTANCES THAT COULD OTHERWISE GIVE OUR STOCKHOLDERS THE OPPORTUNITY TO REALIZE A PREMIUM OVER PREVAILING MARKET PRICES OF OUR SECURITIES.

         Our restated certificate of incorporation, as amended, and by-laws contain provisions that could make it more difficult for a third party to acquire us under circumstances that could give stockholders an opportunity to realize a premium over then-prevailing market prices of our securities. Our certificate of incorporation authorizes our board to issue preferred stock without stockholder approval and upon terms as our board may determine. The rights of holders of our common stock are subject to, and may be adversely affected by, the rights of future holders of preferred stock. Section 203 of the Delaware General Corporation Law makes it more difficult for an "interested stockholder" (generally, a 15% stockholder) to effect various business combinations with a corporation for a three-year period after the stockholder becomes an "interested stockholder." In general, these provisions may discourage a third party from attempting to acquire us and, therefore, may inhibit a change of control.

                           FORWARD-LOOKING STATEMENTS

         Statements contained in this prospectus include "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on the beliefs and current expectations of and assumptions made by our management. Forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the actual results, performance and achievements, whether expressed or implied by such forward-looking statements, not to occur or be realized. Such forward-looking statements generally are based upon our best estimates of future results, performance or achievement, based upon current conditions and the most recent results of operations. Forward-looking statements may be identified by the use of forward-looking terminology such as "may," "will," "expect," "believe," "estimate," "anticipate," "continue" or similar terms, variations of those terms or the negative of those terms. Potential risks and uncertainties include, among other things, such factors as:

     o   the market acceptance and amount of sales of our services;
     o   our success in increasing revenues and reducing expenses;
     o the frequency and magnitude of environmental disasters or disruptions resulting in the need for the types of services we provide;
     o   our ability to service our debt and other financial obligations;
     o the extent of the enactment, enforcement and strict interpretations of laws relating to environmental remediation;
     o   our ability to obtain and manage new and large projects;
     o   the competitive environment within the industries in which we operate;
     o   our ability to raise or access capital;
     o   our ability to continue as a going concern;
     o our ability to effectively implement and maintain our internal controls and procedures;
     o   our dependence on key personnel;
     o   our ability to attract and retain qualified personnel; and
     o the other factors and information disclosed and discussed under the "Risk Factors" section of Item 1 and elsewhere in this prospectus.

         You should carefully consider such risks, uncertainties and other information, disclosures and discussions which contain cautionary statements identifying important factors that could cause actual results to differ materially from those provided in the forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of the shares of our common stock offered by the selling stockholder. The selling stockholder will receive all of the proceeds from the sale of our common stock offered by this prospectus. We may, however, receive the exercise prices with respect to the option and the warrant to purchase an aggregate of 42,645,179 shares of our common stock, if and when exercised by the selling stockholder. If the option and warrant are exercised to the limits permitted under the terms of the warrant and the option we issued to Laurus, we estimate our net proceeds would be approximately $1,377,890. In certain instances, the selling stockholder may be entitled to receive shares in exchange for its option and warrant without making any cash payments. Accordingly, there can be no assurance that we will receive any payments even if the option and warrant are exercised. Any proceeds received in connection with the exercise of the option and warrant will be used for working capital and other general corporate purposes.

                MARKET PRICE OF AND DIVIDENDS ON OUR COMMON STOCK

         Our common stock is quoted on the Over-the-Counter Electronic Bulletin Board of the NASD, under the symbol "WEGI.OB". The following table shows the high and low daily closing sale prices per share of common stock on the Over-the-Counter Electronic Bulletin Board for each quarterly period within the two most recent fiscal years, as provided by Yahoo Finance Historical Price Quote. These over-the-counter market quotations represent inter-dealer prices, do not reflect retail markup, markdown, or commission and may not represent actual transactions.

                                                  PRICE RANGE
                                   --------------------------------------------
      QUARTER ENDING                     HIGH                       LOW
---------------------------        -----------------         ------------------
January 31, 2004                          0.09                      0.04
April 30, 2004                            0.12                      0.07
July 31, 2004                             0.09                      0.05
October 31, 2004                          0.06                      0.03
January 31, 2005                          0.09                      0.03
April 30, 2005                            0.11                      0.05
July 31, 2005                             0.10                      0.06
August 31, 2005                           0.19                      0.06

         As of September 27, 2005, there were approximately 750 holders of record of our common stock, and the closing price on the Over-the-Counter Bulletin Board was $.33.

         We expect that future earnings, if any, will be used to finance the growth and development of our business and do not expect to declare or pay any cash dividends on our common stock in the foreseeable future. The payment of any future cash dividends by us will be dependent upon our earnings, our financial requirements and other relevant factors. Further, prior to paying any dividends on our common stock, we are required to pay quarterly dividends on our series A convertible preferred stock. Upon conversion of the series A convertible preferred stock into common stock, dividends on the series A convertible preferred stock shall no longer accrue and all accrued and unpaid dividends, and any accrued and unpaid interest thereon, as of the date of such conversion, shall be paid in cash. However, our series A convertible preferred stock stockholders have agreed to defer the (a) $1.3 million mandatory redemption due on June 30, 2007, as required by the certificate of designations of our series A convertible preferred stock and (b) payment of preferred stock dividend payments due as of June 30, 2005 and all preferred stock dividend payments that have accrued since June 30, 2005.

                      SELECTED CONSOLIDATED FINANCIAL DATA

      The selected consolidated financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with our audited and unaudited financial statements and the notes thereto included elsewhere in this prospectus.


                                   Fiscal Year
                                      Ended                                                            Period from
                                   June 28 2005  Fiscal Year    Fiscal Year  Fiscal Year  Fiscal Year  May 1, 2001  Fiscal Year
                                    (unaudited)     Ended          Ended        Ended        Ended       Through       Ended
                                   Pro forma (1) June 28, 2005 June 29, 2004 July 1, 2003 July 2, 2002 July 3, 2001 April 30, 2001
                                   ------------- ------------- ------------- ------------ ------------ ------------ --------------
Consolidated Operations Data:
Revenues                                          20,200,410   $19,166,753    $17,831,189   $32,903,740   $2,322,511    $22,022,766
Net income (loss)                                     82,441   (3,535,334)       (469,004)    3,494,867     (720,303)     1,065,877
Net income (loss) per common
   share-basic                                          0.00         (.05)          (0.01)         0.05        (0.02)          0.03
Net income (loss) per common
   share-diluted                                 $      0.00   $     (.05)    $     (0.01)  $      0.04   $    (0.02)   $      0.01

Weighted average common shares
   outstanding:
Basic                                             77,936,358    77,936,358     77,936,358    63,300,953    38,481,254    38,459,953
Diluted                                           78,590,545    77,936,358     77,936,358    85,455,580    38,481,254    76,244,295

Consolidated Balance Sheet Data:

Total assets                       $ 9,972,484   $10,056,538   $11,331,165    $11,054,263   $10,212,538   $ 8,192,568   $ 8,806,398
Long-term debt and redeemable
    common stock                       697,400       344,114       340,104        687,473      1,005,574      400,308       457,084
Convertible notes                            -             -             -              -        100,000    2,780,000     2,780,000
Secured convertible notes payable    5,000,000             -             -              -              -            -             -
Redeemable convertible preferred
   stock                             1,300,000     1,300,000     1,300,000      1,300,000      1,300,000    1,300,000     1,300,000
Stockholders' equity (deficit)      (1,310,050)  $  (783,514)  $  (787,955)   $ 2,825,379   $  3,372,383  $(2,487,156)  $(1,753,853)

We did not pay any cash dividends on our common stock during any of the periods set forth in the table above.
----------

(1) Pro forma to reflect the transactions consummated on June 30, 2005. See Item 1 - Description of Business - General.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion and analysis provides information that we believe is relevant to an assessment and understanding of our results of operations and financial condition. This discussion and analysis information should be read in conjunction with the accompanying consolidated financial statements and notes thereto.

         This discussion contains forward-looking statements that are subject to a number of known and unknown risks, that in addition to general, economic, competitive and other business conditions, could cause actual results, performance and achievements to differ materially from those described or implied in the forward-looking statements, as more fully discussed in the"Forward Looking Statements" section above.

         We are subject to significant external factors that could significantly impact our business. These external factors could cause future results to differ materially from historical trends. These external factors are more fully discussed in the "Risk Factors" section above.

OVERVIEW

         We, through our wholly-owned subsidiaries, provide a full array of emergency response, remediation and disaster restoration services to a broad range of clients. We have expertise in the areas of hazardous materials remediation, microbial remediation, testing, toxicology, training, wetlands restoration, wildlife and natural resources rehabilitation, technical advisory, restoration and site renovation services.

         Our revenues are derived primarily from providing emergency response, remediation and disaster restoration services, and our cost of revenues consists primarily of labor and labor related costs, insurance, benefits and job-related insurance, repairs, maintenance, equipment rental, materials and supplies, disposal costs and depreciation of capital equipment. Our selling, general, and administrative expenses primarily consist of expenses related to provisions for doubtful accounts, legal fees, sales salaries, marketing, consulting, insurance and travel and entertainment.

         In April 2003, we commenced a remediation project in New York City for a local utility to remove sediment from an oil storage tank. During the course of the project, the sediment in the tank was found to be substantially different than the sediment that the customer represented to be in the tank prior to the inception of the project. We continued to work on the project so as not to default on the terms which it understood to exist with the customer. The additional costs incurred to remove this matter were approximately $1,600,000. As of June 28, 2005, we have recognized revenue of approximately $1,700,000 with respect to the original scope of this project. All amounts due under the original contract have been paid. We have not recognized the revenue associated with our claim. The project has been substantially completed and the customer has refused to acknowledge its liability for these additional charges we billed it. On October 22, 2004, we commenced an action against Consolidated Edison Company in the New York State Supreme Court, County of New York, claiming that we are entitled to approximately $2,000,000 of contractual billings and related damages in connection with this matter. On December 6, 2004, Consolidated Edison Company filed an answer, denying our claims. The case is currently in pre-trial discovery.

         We have encountered slow collections of certain of our accounts receivable, and our liquidity was severely adversely affected by our unrecouped costs incurred in connection with the oil storage tank project. Accordingly, we entered into certain financing transactions with Spotless and Laurus. As a result of these financing transactions, the amount outstanding was $6,500,000 as of September 9, 2005. We expect to have sufficient working capital to fund our current operations as long as we do not encounter further difficulty collecting our accounts receivable or experience significant growth. However, market conditions and their effect on our liquidity may restrict our use of cash. In the event that sufficient positive cash flow from operations is not generated, we may need to seek additional financing in addition to the financing provided by the financing transactions entered into with Laurus. Laurus is under no obligation to provide any funding to us. As part of the agreements with Laurus, Laurus has a right of first refusal to provide us with additional financing and has until March 27, 2006 to provide us up to $300,000 of additional convertible debt financing on the same terms and conditions as the replacement note. Currently, we have no credit facility for additional borrowing.

ABILITY TO CONTINUE AS A GOING CONCERN

         Our accompanying consolidated financial statements have been prepared assuming that we will continue as a going concern. They do not include any adjustments that might result should we be unable to continue as a going concern, and no assurance can be given that we will continue as a going concern.

CRITICAL ACCOUNTING POLICIES

         Management's discussion and analysis of our financial position and results of operations are based upon our audited consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these audited consolidated financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. Actual results could differ from those estimates. We believe that the critical accounting policies and areas that require the most significant judgments and estimates to be used in the preparation of the audited consolidated financial statements are accounting for contracts, allowance for doubtful accounts and the valuation allowance related to deferred tax assets.

         Stock Based Transactions - We have concluded various transactions where we paid the consideration primarily in options or warrants to purchase our common stock. These transactions include financing transactions and providing incentives to attract, retain and motivate employees, officers and directors.

         When options or warrants to purchase our stock are used in transactions with third parties, the transaction is valued using the Black-Scholes valuation method. The Black-Scholes valuation method is widely accepted as providing the fair market value of an option or warrant to purchase stock at a fixed price for a specified period of time. Black-Scholes uses five variables to establish market value of stock options or warrants: (i) exercise price (the price to be paid for a share in the company's stock), (ii) price of the stock on the day the options or warrants are granted, (iii) number of days that the options or warrants can be exercised before they expire, (iv) trading volatility of the issuer's stock, and (v) annual interest rate on the day the option or warrant is granted. The determination of expected volatility requires management to make an estimate and the actual volatility may vary significantly from that estimate. Accordingly, the determination of the resulting expense is based on a management estimate.

         When options or warrants to purchase our stock are used as incentives for employees, officers or directors, we use the intrinsic value method in accordance with the recognition and measurement principles of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," as permitted by Statement of Financial Accounting Standards "SFAS" No. 123. The intrinsic value method calculates the value of the option or warrant at the difference between the exercise price and the price of the stock on the day the option or warrant is granted, except that such value is zero if the exercise price is higher than the price of the stock.

         Once the transaction value is determined, GAAP requires us to record the transaction value as an expense or asset as determined by the transaction and to record an increase in our paid-in capital.

         Contract Accounting - Revenue derived from services provided to customers over periods of less than one month is recognized at the completion of the related contracts. Revenue from firm fixed price contracts that extend over periods of one month or more is recognized using the percentage-of-completion method, measured by the percentage of costs incurred to date compared to estimated total costs for each contract. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, estimated profitability, the effect of contract penalty provisions and final contract settlements may result in revisions to estimates of costs and income and are recognized in the period in which the revisions are determined. Revenues from time and material contracts that extend over a period of more than one month are recognized as services are performed.

         Allowance for Doubtful Accounts - We maintain an allowance for doubtful trade accounts receivable for estimated losses resulting from the inability of our customers to make required payments. In determining collectibility, we review available customer financial information including public filings and credit reports and may also consult legal counsel to assist in determining collectibility. When it is deemed probable that a specific customer account is uncollectible, that balance is included in the reserve calculation. Actual results could differ from these estimates under different assumptions.

         Deferred Tax Asset Valuation Allowance - We record a valuation allowance to reduce our deferred tax assets to the amount that is more likely than not to be realized. Due to our history of losses, we have recorded a full valuation allowance against our net deferred tax assets as of June 28, 2005. We currently provide for income taxes only to the extent that we expect to pay cash taxes on current income. Should we be profitable in the future at levels which cause management to conclude that is more likely than not that we will realize all or a portion of the deferred tax assets, we would record the estimated net realizable value of the deferred tax assets at that time and would then provide for income taxes at its combined federal and state effective rates.

RESULTS OF OPERATIONS

Fiscal Year Ended June 28, 2005 Compared to Fiscal Year Ended June 29, 2004
---------------------------------------------------------------------------

Revenues
--------

         Revenues increased by $1,033,657, or 5.4%, to $20,200,410 in our fiscal year ended June 28, 2005, compared to $19,166,753 in our fiscal year ended June 29, 2004, primarily due to increased emergency response work associated with hurricanes in Florida.

Cost of Revenues/Gross Profit
-----------------------------

         Cost of revenues decreased by $2,265,324, or 13%, to $15,176,735 of total revenue in our fiscal year ended June 28, 2005, compared to $17,442,059, or 91% of total revenues in our fiscal year ended June 29, 2004. Gross profit increased by $3,298,981, or 191.3%, to $5,023,675 of total revenues for our fiscal year ended June 28, 2005 from $1,724,694, or 9% of total revenues, for our fiscal year ended June 29, 2004. This increase in gross profit was due primarily to a greater proportion of emergency response work related to hurricanes in Florida and equipment intensive projects with higher gross margins and a corresponding reduction in labor costs. Our cost of revenues consists primarily of labor and labor related costs, including salaries to laborers, supervisors and foremen, payroll taxes, training, insurance and benefits. Additionally, cost of revenues include job related insurance costs, repairs, maintenance and rental of job equipment, job materials and supplies, testing and sampling, and transportation, disposal, and depreciation of capital equipment.

Selling, General and Administrative Expenses
--------------------------------------------

         Selling, general and administrative expenses decreased by $903,552, or 16.9%, to $4,444,972 in our fiscal year ended June 28, 2005 from $5,348,524 in our fiscal year ended June 29, 2004 and constituted approximately 22% and 28% of total revenues in our fiscal 2005 and 2004, respectively. The decrease was primarily attributable to reductions in staff and discretionary spending and bad debt recoveries.

Expense (Benefit) Related to Variable Accounting Treatment for Officer
Securities
----------------------------------------------------------------------

         Under the terms of an employment agreement, our president and chief executive officer, until June 30, 2005, could sell to us all shares of our common stock held by him and all shares of common stock underlying vested options to purchase shares of our common stock held by him. There was a charge of $146,714 related to variable accounting treatment for these officer securities in our fiscal year ended June 28, 2005, as compared to a benefit of $348,626 in our fiscal year ended June 29, 2004. This was due to the rise in our stock price. Due to the terms of the options, changes in the market price of our common stock, in either direction, resulted in a corresponding expense or benefit.

Interest Expense
----------------

         Interest expense decreased by $560,611, or 60.6%, to $363,850 in our fiscal year ended June 28, 2005 from $924,461 in our fiscal year ended June 29, 2004. The decrease in interest expense was primarily attributable to a reduction in sales of accounts receivable at a discount to Spotless.

(Benefit) Provision for Income Taxes
------------------------------------

         The (benefit) provision for income taxes reflects an effective rate of 31.2% and (15.2)% in fiscal 2005 and 2004, respectively. The book benefit for taxable losses generated in prior periods was offset by recording a full valuation allowance. Such valuation allowance was recorded because we do not believe that the utilization of the tax benefits from operating losses, and other temporary differences are "more likely than not" to be realized, as required by accounting principles generally accepted in the United States of America.

Net (Loss) Income
-----------------

         Net income and basic net income attributable to common stockholders per share for our fiscal year ended June 28, 2005 were $82,441 and $4,441, respectively. This compares to net loss and basic net loss attributable to common stockholders per share for our fiscal year ended June 29, 2004 of ($3,535,334) and ($3,613,334), respectively. The changes are primarily attributable to the factors described above.

Fiscal Year Ended June 29, 2004 Compared to Fiscal Year Ended July 1, 2003
--------------------------------------------------------------------------

Revenues
--------

         Revenues increased by $1,335,564, or 7%, to $19,166,753 in our fiscal year ended June 29, 2004 compared to $17,831,189 in our fiscal year ended July 1, 2003. The increase was primarily due to increases of $1,200,000 related to an oil tank cleaning project, $1,033,702 related to an emergency spill response, $1,582,097 related to insurance, $918,799 related to catastrophe response associated with Hurricane Isabel and $385,252 related to new operations in Florida. These increases were partially offset by decreases of $3,486,469 related to a non-recurring mold remediation project in Hawaii and $343,543 related to a non-recurring lead remediation project in New York City.

Cost of Revenues/Gross Profit
-----------------------------

         Cost of revenues increased by $3,127,540, or 90%, to $17,442,059 of total revenues, in our fiscal year ended June 29, 2004 compared to $14,314,519, or 80% of total revenues, in our fiscal year ended July 1, 2003. Gross profit decreased by $1,791,976, or 9%, to $1,724,694 of total revenues, for our fiscal year ended June 29, 2004 from $3,516,670, or 20%, of total revenues, for our fiscal year ended July 1, 2003. This decrease in gross profit of $1,791,976, or 51%, was due primarily to cost overruns incurred on an oil tank cleaning project (discussed in Part I , Item 3). Direct field labor, including fringe and union benefits, subcontractor costs, disposal costs, equipment rental and insurance costs increased $1,513,728, $490,210, $471,624, $285,494 and $170,772,
respectively, primarily as a result of the increased revenue. In response to deteriorating cash flows, we reduced our direct labor force. Our cost of revenues consists primarily of labor and labor related costs, including salaries to laborers, supervisors and foremen, payroll taxes, training, insurance and benefits. Additionally, cost of revenues include job related insurance costs, repairs, maintenance and rental of job equipment, job materials and supplies, testing and sampling, and transportation, disposal, and depreciation of capital equipment.

Selling, General and Administrative Expenses
--------------------------------------------

         Selling, general and administrative expenses decreased by $255,033, or 5%, to $5,348,524 in our fiscal year ended June 29, 2004 from $5,603,557 in fiscal year ended July 1, 2003 and constituted approximately 28% and 31% of total revenues in fiscal year ended June 29, 2004 and fiscal year ended July 1, 2003, respectively. The decrease was primarily attributable to decreases in legal expenses and sales salaries of $441,477 and $178,963, respectively. The decreases were partially offset by an increase in consulting expenses of $341,386.

Expense (Benefit) Related to Variable Accounting Treatment for Officer Options
------------------------------------------------------------------------------

         Under the terms of an employment agreement, our president and chief executive officer, until June 30, 2005, could sell to us all shares of our common stock held by him and all shares of our common stock underlying vested options to purchase shares of our common stock held by him. The expense relating to variable accounting treatment for these officer options amounted to $146,714 in our fiscal year ended June 28, 2005, changing from a benefit of $348,626 in our fiscal year ended June 29, 2004 and from a benefit of $593,246 in our fiscal year ended July 1, 2003. This expense in our fiscal year ended June 28, 2005 was due to an increase in the market price of our common stock, and the benefits in our fiscal years ended June 29, 2004 and July 1, 2003 were due to a decrease in the market price of our common stock. Due to the terms of the options, changes in the market price of our common stock, in either direction, resulted in a corresponding expense or benefit.

Interest Expense
----------------

         Interest expense increased by $852,272, or 1,181%, in our fiscal year ended June 29, 2004 to $924,461 from $72,189 in our fiscal year ended July 1, 2003. The increase in interest expense was primarily attributable to greater levels of debt and the discount recorded under the Accounts Receivable Finance Agreement with Spotless.

(Benefit) Provision for Income Taxes
------------------------------------

         The (benefit) provision for income taxes reflects an effective rate of
(15)% and (70)% in fiscal year ended June 29, 2004 and July 1, 2003, respectively. The book benefit for taxable losses generated in prior periods was offset by recording a full valuation allowance. Such valuation allowance was recorded because management does not believe that the utilization of the tax benefits from operating losses, and other temporary differences are "more likely than not" to be realized, as required by accounting principles generally accepted in the United States of America.

Net (Loss) Income
-----------------

         Net (loss) and basic net (loss) attributable to common stockholders per share for our fiscal year ended June 29, 2004 were ($3,535,334) and ($.05), respectively. This compares to net loss and basic net loss attributable to common stockholders per share for our fiscal year ended July 1, 2003 of ($469,004) and ($.01), respectively. The changes are primarily attributable to the factors described above.

LIQUIDITY AND CAPITAL RESOURCES

      As of June 28, 2005, we had cash balances of $512,711, working capital deficit of ($1,704,091) and a stockholders' deficit of ($783,514). As of June 29, 2004, we had cash balances of $63,562, working capital of ($2,103,971) and stockholders' deficit of ($787,955). At July 1, 2003, we had cash balances of $130,096, working capital of $2,217,290 and stockholders' equity of $2,825,379. We incurred a net profit of $82,441 and a net loss of ($3,535,334) for our fiscal years ended June 28, 2005 and June 29, 2004, respectively.

         Historically, we have financed our operations primarily through issuance of debt and equity securities, through short-term borrowings from our former majority shareholder, Spotless, and through cash generated from operations. In our opinion, we expect to have sufficient working capital to fund our current operations as long as we do not encounter further difficulty collecting our accounts receivable or experience significant growth. However, market conditions, including expenses incurred in connection with Hurricane Katrina, and their effect on our liquidity may restrict our use of cash. In the event that sufficient positive cash flow from operations is not generated or is generated slowly in connection with the eight to sixteen months that it typically takes us to collect on accounts receivables, for example, we may need to seek additional financing. As part of the agreements with Laurus described above, Laurus has a right of first refusal to provide us with additional financing and has until March 27, 2006 to provide us up to $300,000 of additional convertible debt financing on the same terms and conditions as the replacement note. We currently have no credit facility for additional borrowing.

        As of June 28, 2005, Spotless had purchased an aggregate amount of our accounts receivable equaling $4,991,252 for an aggregate purchase price of $4,080,050.

        As of September 9, 2005, we owed Laurus $6,000,000 pursuant to a restated convertible senior secured note, the proceeds of which we utilized to
(i) repay all of our outstanding obligations to Spotless, (ii) pay transaction expenses and (iii) for working capital. Laurus holds a senior security interest in our and our subsidiaries assets collateralizing such note. In addition, Spotless holds a subordinated security interest collateralizing our $500,000 note issued to Spotless. The existence of these security interests may impair our ability to raise additional debt capital.

         Net cash provided by operating activities was $818,673 in fiscal year ended June 28, 2005, as compared to net cash provided by (used in) operating activities of ($2,343,180) and ($317,504) in our fiscal years ended June 29,

2004 and July 1, 2003, respectively. Accounts receivable increased $921,223, or 12.6%, to $8,263,169 in fiscal year ended June 28, 2005, reflecting primarily delayed payments by customers resulting from insurance reimbursement delays. Accounts receivable increased $1,057,539, or 17%, to $7,341,946 in fiscal year ended June 29, 2004, reflecting processing delays in our invoicing of our customers. Accounts payable and accrued expenses decreased by $624,933, or 18.3%, in fiscal year ended June 28, 2005, as a result of our efforts to pay vendors on a more timely basis, partly offset by an increase in professional fees resulting from our recent refinancing and change of control transactions. Accounts payable and accrued expenses increased by $73,000, or 27.2%, in fiscal year ended June 29, 2004, as a result of increased revenues and slower payments to vendors. Such slow payment resulted from delays in invoicing discussed above and the resulting deterioration of cash receipts.

         Investing activities used cash of $89,208, $856,217 and $1,914,576 in fiscal years ended June 28, 2005, June 29, 2004 and July 1, 2003, respectively, principally for the purchase of property and equipment.

         Financing activities for fiscal years ended June 28, 2005, June 29, 2004 and July 1, 2003 provided (used) net cash of ($280,316), $3,132,863 and
$1,962,497, respectively. In fiscal year ended June 28, 2005, our cash used for financing activities was used primarily for principal payments of our long-term debt. In fiscal 2004 and 2003, proceeds from long-term debt were $320,124 and $844,209, respectively, offset by repayments of long-term debt of $448,261 and $203,712, respectively. In fiscal 2004 and 2003, cash used for financing activities included proceeds from short term notes from Spotless of $3,300,000 and $2,325,000, offset by repayments of short-term notes to Spotless of $0 and $825,000, respectively. In fiscal 2003, we repaid convertible notes of $100,000. In fiscal 2005, we did not pay any dividends. In fiscal 2004 and 2003, we paid dividends on preferred stock of $39,000 and $78,000, respectively.

         We believe we will require positive cash flow from operations to meet our working capital needs over the next twelve months unless we increase our borrowings from Laurus or obtain debt or equity financing from a third party. In the event that positive cash flow from operations is not generated, we may be required to seek additional financing, from Laurus or otherwise, to meet our working capital needs. So long as we have sufficient working capital, we anticipate continued revenue growth in new and existing service areas and continue to bid on large projects, though there can be no assurance that any of our bids will be accepted or that we will have sufficient working capital. We are striving to improve our gross margin and control our selling, general and administrative expenses. There can be no assurance, however, that changes in our plans or other events affecting our operations will not result in accelerated or unexpected cash requirements, or that we will be successful in achieving positive cash flow from operations or obtaining additional financing. Our future cash requirements are expected to depend on numerous factors, including, but not limited to: (a) the ability to obtain environmental or related construction contracts, (b) the ability to generate positive cash flow from operations, and the extent thereof, (c) the ability to raise additional capital or obtain additional financing, and (d) economic conditions.

         Under the terms of our $6,000,000 senior secured convertible note to Laurus, we will be required to make amortization payments to Laurus in stock if the average closing price of our common stock is $.10 or more to the extent the amount of the amortization payment does not exceed 30% of the aggregate dollar trading volume of our common stock for the 22 trading day period immediately preceding the amortization date. To the extent that these conditions are not satisfied, we will be required to make such amortization payments in an amount equal to 103% of the principal amount, plus accrued interest. In the event that we require to pay cash, this may have an adverse effect on our cash flow and liquidity.

         In light of expected activity to remediate damage caused by Hurricane Katrina, we mobilized over sixty employees to the gulf coast region. Our Trade-Winds subsidiary has leased and is in the process of leasing three premises to serve as a satellite office, regional command center, training center and housing for its mobilized employees. We are engaged on various projects for private sector customers in the gulf coast region, under time and materials contracts or other arrangements, which management expects to comprise over $3.5 million of revenues. Management believes that we will be engaged to perform substantial additional projects in this region in the near term, possibly including federally funded projects on which we have not focused to date; however, no assurance can be given in this regard until contracts relating to these projects have been executed.

         In order to finance anticipated expenses, we borrowed an additional $650,000 from Laurus by issuing a new replacement note, dated September 9, 2005, in the principal amount of $6,000,000 on substantially the same terms as the original replacement note dated July 13, 2005 in the principal amount of $5,350,000 to Laurus. The proceeds we received were used for working capital purposes.

         The table below summarizes contractual obligations and commitments as of June 28, 2005:


                                Total       1 Year     2-3 Years     4-5 Years   Thereafter
                                -----       ------     ---------     ---------   ----------
    Operating Leases        $   837,539    $458,132     $379,407     $     0        $0

    Long-term Debt              367,012     168,482      184,540      13,990         0
                            -----------    --------     --------     -------        ---
    Total                   $ 1,204,551    $626,614     $563,947     $13,990        $0
                            ===========    ========     ========     =======        ==

OFF-BALANCE SHEET ARRANGEMENTS

         We do not have any off-balance sheet arrangements.

EFFECT OF INFLATION

         Inflation has not had a material impact on our operations during fiscal years ended June 28, 2005, June 29, 2004 and July 1, 2003.

SEASONALITY

         Since we and our subsidiaries are able to perform most of our services throughout the year, our business is not considered seasonal in nature. However, we are affected by (i) the timing of large projects in certain of our service areas, i.e., asbestos and mold abatement and construction, (ii) the timing of catastrophes and (iii) inclement weather conditions. In particular, extended periods of rain, cold weather or other inclement weather conditions may result in delays in commencing or completing projects, in whole or in part. Any such delays may adversely affect our operations and financial results and may adversely affect the performance of other projects due to scheduling and staffing conflicts.

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         Equity Price Risk - Our primary market risk exposure in fiscal year ended June 28, 2005, related to the variable accounting treatment related to a put option for shares of our common stock and our common stock options held by an officer of ours. Under the terms of an employment agreement, the officer could sell to us all shares of our common stock held by him and all shares of our common stock underlying vested options to purchase shares of our common stock held by him. As of June 28, 2005, such shares and vested options to purchase shares aggregated 9,013,642 shares. Each $.01 increase or decrease in market price of our common stock impacted earnings by approximately $90,136 as of June 28, 2005. This put right has been terminated, and the risk has been eliminated.

         Interest Rate Sensitivity - On June 30, 2005, we issued a variable interest rate convertible note to Laurus Master Fund, Ltd. The variable interest rate convertible note provides that the principal amount outstanding, currently $6,000,000, bears interest at the prime rate as published in the Wall St. Journal plus 2% (but not less than 7.25%), decreasing by 2% (but not less than 0%) for every 25% increase in the Market Price (as defined therein) of our common stock above the fixed conversion price of $0.09 following the effective date of the registration statement covering the Common Stock issuable upon conversion. Should the price of our common stock increase and maintain a price equal to 125% of $0.09 for a twelve month period, we would benefit from a reduced interest rate of 2% on the outstanding principal amount for that twelve-month period. On June 30, 2005, we also issued a variable interest rate secured promissory note in the principal amount of $500,000 to Spotless Plastics
(USA), Inc., bearing interest at LIBOR plus 1%.

         We do not use derivative financial instruments to manage interest rate risk.

                                    BUSINESS

GENERAL

         We, through our wholly-owned subsidiaries, Trade-Winds Environmental Restoration Inc. and North Atlantic Laboratories, Inc., provide a full array of emergency response, remediation and disaster restoration services to a broad range of clients. We have expertise in areas of hazardous materials remediation, microbial remediation, testing, toxicology, training, wetlands restoration, wildlife and natural resources rehabilitation, technical advisory, restoration and site renovation services. We believe that we have assembled the resources, including key environmental professionals, construction managers, and specialized equipment to become a leader in the expanding worldwide emergency services market. We further believe that few competitors provide the diverse range of services that we provide on an emergency response basis. We believe that our unique breadth of services and our emergency response capability have positioned us for rapid growth in this expanding market.

         We were incorporated under the laws of the state of Delaware on March 21, 1986 under the name International Bankcard Services Corporation. On March 19, 1997, we changed our name to our present name. Our principal executive offices are located at 100 Sweeneydale Avenue, Bay Shore, New York, 11706. Our telephone number is (631) 434-1300.

         In December 1993, we acquired Trade-Winds, an asbestos abatement and lead remediation company. On February 24, 1997, we acquired North Atlantic, a certified environmental training, laboratory testing and consulting company.

         On October 29, 1999, we entered into a subscription agreement with Spotless Plastics (USA), Inc., a Delaware corporation, pursuant to which we sold to Windswept Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Spotless, 22,284,683 shares of our common stock, par value $.0001 per share, and 9,346 shares of series B convertible preferred stock, par value $.01 per share, for an aggregate subscription price of $2,500,000 or $.07904 per share of our common stock and $79.04 per share of series B preferred stock. Each share of series B preferred stock had the equivalent voting power of 1,000 shares of our common stock and was convertible into 1,000 shares of our common stock.

         In addition, we, Trade-Winds and North Atlantic, as joint and several obligors, borrowed $2,000,000 from Spotless. This borrowing was evidenced by a secured convertible promissory note, dated October 29, 1999. Outstanding principal under this note bore interest at a rate equal to the London Interbank Offering Rate plus an additional 1% and was payable monthly. The note had a maturity date of October 29, 2004, unless Spotless elected to defer repayment until October 29, 2005. The outstanding principal amount and all accrued and unpaid interest under this note was convertible, at the option of Spotless, in whole or in part, at any time, into shares of our common stock at the rate of one share of our common stock for every $.07904 of principal and accrued interest so converted (or, in the event that certain approvals have not been obtained at the time of conversion, into shares of series B preferred stock at the rate of one share of series B preferred stock for every $79.04 of principal and accrued interest so converted). In connection with the note, each of the obligated parties granted to Spotless a security interest in all of their respective assets pursuant to a security agreement dated October 29, 1999.

         On November 16, 2001, Windswept Acquisition Corp. exercised its right to convert all 9,346 shares of our series B preferred stock. As a result of such conversion and in accordance with the terms of our series B preferred stock, Windswept Acquisition Corp. was issued 10,495,174 shares of our common stock. Such amount included 9,346,000 shares as a result of the 1,000:1 conversion ratio, and an additional 1,149,174 shares that were calculated based upon a formula that took into consideration the value of the series B preferred stock on the date of issuance and the number of days elapsed from the date of the issuance of the series B preferred stock through the conversion date. The issuance of the additional shares of common stock was recorded as a dividend of $390,719. The dividend represents the difference between the fair market value of our common stock issued on November 16, 2001 and the fair market value of our common stock at the date the series B preferred stock was issued.

         On November 16, 2001, Spotless exercised its right to convert all principal and accrued and unpaid interest on the $2,000,000 note. As a result of the conversion of the note and accrued and unpaid interest, we issued an additional 28,555,250 shares of our common stock to Windswept Acquisition Corp. in full satisfaction of the note and the related accrued and unpaid interest.

         On February 5, 2004, we entered into an account receivable finance agreement with Spotless pursuant to which Spotless purchased certain of our accounts receivable without recourse for cash, subject to certain terms and conditions. Pursuant to the account receivable finance agreement, Spotless had the ability, but not the obligation to, purchase one or more of our accounts receivable, that were approved by Spotless, in its sole discretion, in respect of the particular debtor, invoices and related credit. As part of the agreement, Spotless could purchase accounts receivable at a 15% discount to invoice prices, which we believed was at least as favorable to us as would have been available from an unaffiliated third-party, based upon a good-faith estimate of an applicable discount negotiated at arm's length, as adjusted by Spotless in its sole discretion. In addition, we paid varying monthly discount fees on any purchased accounts receivable based upon invoice prices. All discounts and fees under the account receivable finance agreement were characterized as interest expense in the consolidated statements of operations. Further, we (a) manage any accounts receivable that we sold to Spotless while remitting to Spotless any proceeds received and (b) bear any related litigation costs.

         In February 2004, we purchased certain assets of an environmental remediation business in Florida for $75,000.

         On June 30, 2005, we completed a financing transaction, in which we sold to Laurus Master Fund, Ltd., a secured convertible term note in the principal amount of $5,000,000. The sale of the note was completed pursuant to a securities purchase agreement and related documents. Under the terms of the financing transaction, we also issued to Laurus (a) a twenty-year option to purchase 30,395,179 shares of our common stock at a purchase price of $0.0001 per share and (b) a seven-year warrant to purchase 13,750,000 shares of our common stock at a purchase price of $0.10 per share. On July 13, 2005, we received an additional $350,000 of proceeds and amended and restated the note to be in the principal amount of $5,350,000. On September 9, 2005, we received an additional $650,000 of proceeds and further amended and restated the note to be in the principal amount of $6,000,000. The replacement note is repayable at the rate of $187,500 per month together with accrued but unpaid interest, commencing on November 1, 2005. Principal repayments must be made in shares of our common stock if the following conditions are satisfied: (a) the average closing price of our common stock for the five (5) trading days immediately preceding an amortization date is greater than 110% of the fixed conversion price of $0.09 per share and (b) the amount of the related payment does not exceed thirty percent (30%) of the aggregate dollar trading volume of our common stock for the period of twenty-two trading days immediately preceding such amortization date. If condition (a) is met but condition (b) is not, then Laurus shall convert only such portion that satisfies condition (b). Any amount not paid in shares shall be payable in cash at the rate of 103% of the amount owed. None of these amounts may be paid in shares of our common stock, however, if (1) the common stock (a) has not been registered under an effective registration statement under the Securities Act or (b) is not otherwise covered by an exemption under the Securities Act or (2) we are in default of the replacement note. The replacement note may be prepaid by us in cash by paying the holder 103% of the principal amount, plus accrued interest. Interest is payable monthly and accrued commencing August 1, 2005 at the prime rate plus 2%, with a minimum rate of 7.25%. Our obligations under the replacement note are collateralized by all of our assets. The holder of the replacement note may convert all or a portion of such note, together with interest and fees thereon at any time into shares of our common stock at an initial conversion price of $0.09, subject to adjustments in connection with any reclassification, stock splits, combinations, dividends or additional stock issuances made to persons other than the Laurus. Upon an issuance of shares of our common stock below the conversion price, the initial conversion price of the replacement note will be reduced to such issuance price.

         Pursuant to the terms of the financing transaction, Laurus agreed that it generally may not convert debt or warrants to the extent that such conversion or exercise would result in it, together with its affiliates, beneficially owning more than 4.99% of the number of outstanding shares of our common stock at the time of conversion or exercise (unless such limitation is suspended upon the occurrence of an "event of default", as defined in the securities purchase agreement, or upon 75 days prior written notice to us). As part of the agreements with Laurus, Laurus has a right of first refusal to provide us with additional financing and has until March 27, 2006 to provide us up to $300,000 of additional convertible debt financing on the same terms and conditions as the replacement note.

         As consideration for investment banking services in connection with the securities purchase agreement, we paid 3.50% of the gross proceeds to Laurus Capital Management, L.L.C., which is an affiliate of Laurus Master Fund, Ltd., to which we paid a fee of $1,750,000 in connection with the securities purchase agreement.

         The proceeds received by us in the transactions completed on June 30, 2005, and described above, were used (a) to repay $2,750,000 to Spotless, consisting of approximately $2,650,000 in principal and $100,000 in interest, in connection with satisfying the promissory note that we issued to Spotless, dated November 16, 2001, and (b) to pay transaction expenses. We also issued a subordinated secured promissory note to Spotless in the principal amount of $500,000, bearing interest at LIBOR plus 1%. Pursuant to the terms of the note we issued to Spotless, amortized payments of $50,000 per month become due and payable beginning July 1, 2007 until all amounts due thereunder are fully paid, so long as we are not in default on the note we issued to Laurus. The note we issued to Spotless, together with the $2,750,000 payment to Spotless referred to above, fully satisfied all of our financial obligations concerning Spotless. In addition, as part of these transactions, Spotless assigned accounts receivable with a balance of $189,196.82 to us, and we agreed to pay this amount to Spotless no later than June 30, 2006. As of June 30, 2005, Spotless was due payment for purchased accounts receivable in the amount of $158,469.13, and we will continue to manage these while remitting payment thereon to Spotless.

         In connection with our transaction with Laurus, we, along with Spotless, terminated our account receivable finance agreement, dated February 5, 2004, as amended, except with respect to our obligation to continue to collect and remit payment of outstanding accounts receivable that Spotless had purchased under the agreement. As of June 30, 2005, Spotless was due payment for purchased accounts receivable in the amount of $158,469.13. As part of the transactions, Spotless assigned us an account receivable with a balance of $189,196.82, and we agreed to pay this amount to Spotless no later than June 30, 2006.

         On June 30, 2005, Spotless sold 15,469,964 shares of our common stock to Michael O'Reilly, our president and chief executive officer, in consideration for a non-recourse ten-year balloon promissory note in the principal amount of $120,500 issued to Spotless, bearing interest at LIBOR plus 1%. Spotless surrendered its remaining 45,865,143 shares to us for cancellation. In addition, we issued an option exercisable at $0.09 per share to Mr. O'Reilly to purchase 15,469,964 shares of our common stock.

         On June 30, 2005, agreements between us, Spotless and Mr. O'Reilly pursuant to which Mr. O'Reilly had the right to sell to us, and in certain circumstances to Spotless, all shares of our common stock held by him upon the occurrence of certain events, were terminated.

         On June 30, 2005, we (a) issued ten-year options exercisable at $0.09 per share to our series A convertible preferred stockholders, including Dr. Kevin Phillips, one of our directors, to purchase an aggregate of 500,000 shares of our common stock and (b) agreed to pay, out of legally available funds, accrued and unpaid dividends in an aggregate of (1) $35,000 to the series A convertible preferred stockholders, on each of June 30, 2005, September 30, 2005 and December 30, 2005 and (2) $50,000 to the series A convertible preferred stockholders on February 28, 2007 in consideration for their agreement to (1) postpone the mandatory redemption of their series A convertible preferred stock from February 2007 until the earlier of (a) six months after the repayment of the note we issued to Laurus or (b) June 30, 2010; and (2) defer receipt of dividend payments on the series A convertible preferred stock due on and after June 30, 2005.

         After giving effect to the above-mentioned financing transactions, Spotless ceased beneficially owning any of our issued and outstanding shares of common stock.

         On June 30, 2005, Michael O'Reilly, who is our president and chief executive officer and a director of ours, and the series A convertible preferred stock stockholders, one of whom is also a director of ours, agreed to propose and vote in favor of an amendment to our Certificate of Incorporation in order to sufficiently increase the number of authorized shares at our next annual stockholders meeting to be held by December 2005. In addition, Mr. O'Reilly, the series A convertible preferred stock stockholders and Anthony P. Towell, one of our directors, entered into lock-up agreements with Laurus that prohibit dispositions of their shares of our common stock and any and all related derivative securities until the earlier of (a) the repayment in full of the note we provided to Laurus or (b) June 30,

2010. Additionally, Mr. O'Reilly agreed to guarantee (a) all of our bonding obligations and (b) up to $3,250,000 of the note we issued to Laurus.

OPERATIONS

         In order to position ourselves into stronger and more profitable markets, we have evolved from an asbestos abatement contractor to a hazardous materials clean-up and natural resource restoration firm, and finally, to a full service emergency response provider. We provide a broad range of services through vertically integrated businesses in the service areas described below:

         o        Emergency Response and Catastrophe Restoration
         o        Microbial Remediation
         o        Site Restoration
         o        Mold Contamination Remediation
         o        Commercial Drying
         o        Natural Resource/Wetlands Restoration/Wildlife Rehabilitation
         o        Forensic Investigation
         o        Asbestos Abatement
         o        Fire and Flood Restoration
         o        Demolition
         o        Lead Abatement
         o        Underground Storage Tank Removal
         o        Soil Remediation
         o        Oil Spill Response - Land and Marine
         o        Hazardous Waste/Biohazard Clean-up
         o        Chemical Spill Response
         o        Duct Cleaning
         o        Indoor Air Quality Investigation/Microbial Remediation
         o        Environmental and Health and Safety Training
         o        Environmental Testing
         o        Environmental Consulting Services

         We have specially trained emergency response teams that respond to both hazardous and non-hazardous spills and other emergencies on land and water on a 24-hour, seven day a week basis. The following examples are types of emergencies for which we are capable of conducting response and remediation services: explosions, fires, earthquakes, mudslides, hazardous spills, transportation catastrophes, storms, hurricanes, tornadoes, floods, and biological threats.

         In order to provide environmental remediation and other services necessitated by the aftermath of Hurricane Katrina, in September, 2005, Trade-Winds, one of our wholly owned subsidiaries, established a command center, a training center and another facility in Baton Rouge, Louisiana. This enables us to house additional crews and equipment necessary in order to provide our services in New Orleans and elsewhere.

         We believe that our comprehensive emergency response abilities have greatly expanded our customer base to include those entities that value immediate response, enhanced capabilities and customer service. Our customers have included Fortune 500TM companies, insurance companies, industrial concerns, construction companies, oil companies, utilities, banks, school districts, state, local and county governments, commercial building owners and real estate development concerns. Our customers have included Keyspan Energy Corporation, Allstate Insurance Company, the Bank of New York, State Farm Insurance Company, Consolidated Edison, and the New York State Department of Environmental Conservation for services including hazardous materials spill response, oil spill containment, subsurface investigation, site remediation and microbial remediation.

         Health professionals have been aware of the adverse health effects of exposure to mold for decades, but the issue has gained increased public awareness in recent years. Studies indicate that 50% of all homes contain mold and that the dramatic increase in asthma over the past 20 years can be attributed to mold exposure. Our current focus is on mold remediation in both commercial and residential structures.
Our experience includes identification and development of remediation plans, detailing methods and performing microbial (mold, fungus, etc.) abatement in commercial, residential, educational, medical and industrial facilities. The activities include decontamination, application of biocides and sealant, removal of building systems (drywall, carpet, etc.), duct cleaning, and disposal of building furnishings.

         In order to address the needs of our customers, we have dedicated ourselves toward the strategic integration of all of our services. As a result, we provide our insurance customers with the capability to respond to virtually any type of insurance loss. We believe that we are able to perform all the tasks necessary to rapidly restore a property to pre-loss conditions, thus minimizing dislocation, downtime and business interruption.

         From time to time, insurance customers have represented a substantial portion of our target market: those with recurring needs for emergency services. During the fiscal years ended June 28, 2005, June 29, 2004 and July 1, 2003, we recognized net sales to significant customers as set forth below:

         Major Customers               June 28,       June 29,       July 1,
                                        2005            2004           2003
    --------------------------       -----------     ----------     ----------
           Customer A                    19%             4%             0%
           Customer B                     4%             0%            19%
           Customer C                     4%             0%             0%

         While we intend to increase the amount of work performed for entities other than these customers, we expect to continue to be dependent on a few customers and/or the incurrence of large projects. We do not expect to experience a material adverse effect from the loss of any one customer. The level of business with a particular customer in a succeeding period is not expected to be commensurate with the prior period, principally because of the project nature of our services. However, because of the significant expansion of our services provided, we believe that the loss of any single customer would not have a material adverse effect on our financial condition and results of operations, unless the revenues generated from any such customer were not replaced by revenues generated by other customers. See "Risk Factors".

         In order to provide emergency response services, it is necessary for us to employ a professional staff and to maintain an inventory of vehicles, equipment and supplies. We currently maintain a fleet of 24 spill response vessels with skimmer, diving and booming capabilities, 66 vehicles (including vacuum trucks, earth moving equipment, supply trucks and drilling vehicles) and 39 trailers equipped with various capabilities (such as a mobile wildlife clinic).

COMPETITION

         The environmental and restoration industries in the United States have developed rapidly since the passage of the Resources Conservation and Recovery Act of 1976 and is highly competitive. We believe that the industry is going through a rapid transition resulting from several mergers and consolidations during the last several years. Several large companies have emerged from this transition period, but we believe that the industry still has numerous small and medium-sized companies serving niche markets according to geography, industry, media (air, water, soil, etc.), and technological specialization (bioremediations, etc.). We differentiate ourselves from our competitors by providing some unique services (such as wildlife rehabilitation, natural resource recovery, water spill clean-up, microbial remediation, forensic testing, biohazard clean-up) and complementary packages of services. For example, the oil spill response service line includes our wetlands/natural resource restoration, laboratory and construction related services. We further believe that the turnkey approach to the emergency response business provides a distinct advantage over its competition.

         We have obtained a WCD Tier 3 marine oil spill response designation from the United States Coast Guard. This designation, which is the highest designation that can be obtained, allows us to respond to contamination containment spills, such as oil tanker disasters.

         We believe that the principal competitive factors applicable to all areas of our business are price, breadth of services offered, ability to collect and transport waste products efficiently, reputation for customer service and dependability, technical proficiency, environmental integrity, operational experience, quality of working relations with federal, state and local environmental regulators and proximity to customers and licensed waste disposal sites. We also believe that we are, and will continue to be, able to compete favorably on the basis of these factors. However, many of our competitors have financial and capital equipment resources that are greater than those available to us. Additionally, at any time and from time to time, we may face competition from new entrants into the industry. We may also face competition from technologies that may be introduced in the future, and there can be no assurance that we will be successful in meeting the challenges that may be created by competition in the future.

         Our ability to compete effectively depends upon our success in networking, generating leads and bidding opportunities through our marketing efforts; the quality, safety and timely performance of its contracts; the accuracy of our bidding; our ability to hire and train field operations and supervisory personnel; and our ability to generate sufficient capital to hire and retain personnel with requisite skills, meet our ongoing obligations, and promote growth. See "Risk Factors".

MARKETING AND SALES

         Our marketing program has been directed toward establishing and maintaining relationships with businesses that have ongoing needs for one or more of our services. We have strived to achieve internal growth by expanding services to our existing customer base and by marketing ourselves as a multiple-service company with immediate response capabilities. Clients who begin by utilizing one service often use our other services. We believe that, ultimately, we will be able to service all of a client's environmental related construction and emergency response needs.

         Our services are principally marketed, to the extent practicable, in the Northeastern and Southern United States. We obtain business through client referral, cross selling of services to existing clients, sponsorship of training and development programs, professional referrals from insurance companies, architect/engineering firms and construction management firms for whom we have provided services, competitive bidding, and advertising. In all of our marketing efforts, including competitive bidding, we emphasize our experience, industry knowledge, safety record and reputation for timely performance of contracts.

GOVERNMENT REGULATION

         Our operations are subject to extensive regulation supervision and licensing by the Environmental Protection Agency and various other federal, state, and local environmental authorities. These regulations directly impact the demand for the services we offer. We believe that we are in substantial compliance with all federal, state, and local regulations governing its business.

         The Resource Conservation and Recovery Act is the principal federal statue governing hazardous waste generation, treatment, storage, and disposal. The Resource Conservation and Recovery Act, or the Environmental Protection Agency approved state programs, govern any waste handling activities of substances classified as "hazardous." Moreover, facilities that treat, store or dispose of hazardous waste must obtain a Resource Conservation and Recovery Act permit from the Environmental Protection Agency, or equivalent state agency, and must comply with certain operating, financial responsibility, and site closure requirements. Wastes are generally hazardous if they (1) either (a) are specifically included on a list of hazardous waste, or (b) exhibit certain characteristics defined as hazardous, and (2) are not specifically designated as non-hazardous. In 1984, the Resource Conservation and Recovery Act was amended to substantially expand its scope by, among other things, providing for the listing of additional wastes as "hazardous" and also for the regulation of hazardous wastes generated in lower quantities than had been previously regulated. The amendments imposed additional restrictions on land disposal of certain hazardous wastes, prescribe more stringent standards for hazardous waste and underground storage tanks, and provided for "corrective" action at or near sites of waste management units. Under the Resource Conservation and Recovery Act, liability and stringent operating requirements may be imposed on a person who is either a "generator" or a "transporter" of hazardous waste, or an "owner" or "operator" of a waste treatment, storage, or disposal facility.

         Underground storage tank legislation, in particular Subtitle I of the Resource Conservation and Recovery Act, focuses on the regulation of underground storage tanks in which liquid petroleum or hazardous substances are stored and provides the regulatory setting for a portion of our business. Subtitle I of the Resource Conservation and Recovery Act requires owners of all existing underground tanks to list the age, size, type, location, and use of each tank with a designated state agency. The Environmental Protection Agency has published performance standards and financial responsibility requirements for storage tanks over a five-year period. The Resource Conservation and Recovery Act and the Environmental Protection Agency regulations also require that all new tanks be installed in such a manner as to have protection against spills, overflows, and corrosion. Subtitle I of the Resource Conservation and Recovery Act provides civil penalties of up to $27,500 per violation for each day of non-compliance with such tank requirements and $11,000 for each tank for which notification was not given or was falsified. The Resource Conservation and Recovery Act also imposes substantial monitoring obligations on parties that generate, transport, treat, store, or dispose of hazardous waste.

         The Comprehensive Environmental Response Compensation and Liability Act of 1980, authorizes the Environmental Protection Agency to identify and clean-up sites where hazardous waste treatment, storage, or disposal took place. The Comprehensive Environmental Response Compensation and Liability Act also authorizes the Environmental Protection Agency to recover the costs of such activities, as well as damages to natural resources, from certain classes of persons specified as liable under the statute. Liability under the Comprehensive Environmental Response Compensation and Liability Act does not depend upon the existence or disposal of "hazardous waste" as defined by the Resource Conservation and Recovery Act, but can be based on the existence of any number of 700 "hazardous substances" listed by the Environmental Protection Agency, many of which can be found in household waste. The Comprehensive Environmental Response Compensation and Liability Act assigns joint and several liability for cost of clean-up and damages to natural resources to any person who, currently or at the time of disposal of a hazardous substance, by contract, agreement, or otherwise, arranged for disposal or treatment, or arranged with a transporter for transport of hazardous substances owned or possessed by such person for disposal or treatment, and to any person who accepts hazardous substances for transport to disposal or treatment facilities or sites from which there is a release or threatened release of such hazardous substances. Among other things, the Comprehensive Environmental Response Compensation and Liability Act authorizes the federal government either to clean up these sites itself or to order persons responsible for the situation to do so. The Comprehensive Environmental Response Compensation and Liability Act created a fund, financed primarily from taxes on oil and certain chemicals, to be used by the federal government to pay for these clean-up efforts. Where the federal government expends money for remedial activities, it may seek reimbursement from the potentially responsible parties. Many states have adopted their own statutes and regulations to govern investigation and clean up of, and liability for, sites contaminated with hazardous substances.

         In October 1986, the Superfund Amendment and Reauthorization Act was enacted. The Superfund Amendment and Reauthorization Act increased environmental remediation activities significantly. The Superfund Amendment and Reauthorization Act imposed more stringent clean-up standards and accelerated timetables. The Superfund Amendment and Reauthorization Act also contains provisions which expanded the Environmental Protection Agency's enforcement powers and which encourage and facilitate settlements with potentially responsible parties. We believe that, even apart from funding authorized by the Superfund Amendment and Reauthorization Act, industry and governmental entities will continue to try to resolve hazardous waste problems due to their need to comply with other statutory and regulatory requirements and to avoid liabilities to private parties.

         The liabilities provided by the Superfund Amendment and Reauthorization Act could, under certain circumstances, apply to a broad range of our possible activities, including the generation or transportation of hazardous substances, release of hazardous substances, designing a clean-up, removal or remedial plan and failure to achieve required clean-up standards, leakage of removed wastes while in transit or at the final storage site, and remedial operations on ground water. Such liabilities can be joint and several where other parties are involved. The Superfund Amendment and Reauthorization Act also authorizes the Environmental Protection Agency to impose a lien in favor of the United States upon all real property subject to, or affected by, a remedial action for all costs that the party is liable. The Superfund Amendment and Reauthorization Act provides a responsible party with the right to bring a contribution action against other responsible parties for their allocable share of investigative and remedial costs. The Environmental Protection Agency may also bring suit for treble damages from responsible parties who unreasonably refuse to voluntarily participate in such a clean up or funding thereof.

         The Oil Pollution Act of 1990, which resulted from the Exxon Valdez oil spill and the subsequent damage to Prince William Sound, established a new liability compensation scheme for oil spills from onshore and offshore facilities and requires all entities engaged in the transport and storage of petroleum to maintain a written contingency plan to react to such types of events. Under the contingency plan, the petroleum products storage or transportation company must retain an oil spill response organization and a natural resources/wildlife rehabilitator. Oil spill response organizations are certified by the United States Coast Guard and receive designations based upon the level of their capabilities. In the event of an incident, the oil response organization on standby must respond by being on site with containment capability within two to six hours of notification.

         Asbestos abatement firms are subject to federal, state and local regulators, including the Occupational Safety and Health Administration, the Environmental Protection Agency and the Department of Transportation. The Environmental Protection Agency regulations establish standards for the control of asbestos fiber and airborne lead emissions into the environment during removal and demolition projects. The Occupational Safety and Health Administration regulations establish maximum airborne asbestos fiber, airborne lead and heavy metal exposure levels applicable to asbestos and demolition employees and set standards for employee protection during the demolition, removal or encapsulation of asbestos, as well as storage, transportation and final disposition of asbestos and demolition debris. The Department of Transportation regulations, in addition to the regulations imposed by the Superfund Amendment and Reauthorization Act, cover the management of the transportation of asbestos and demolition debris and establish certain certification labeling and packaging requirements. Government regulations have heightened public awareness of the danger of asbestos contamination, creating pressure on both private and public building owners to abate this hazard, even in the absence of specific regulations requiring corrective action.

         In 1992, in an effort to protect families from exposure to the hazards of lead based paint, Congress amended the Toxic Substances Control Act to add Title X, titled "Lead Exposure Reduction." Since May 1993, the Occupational Safety and Health Administration has had standards for lead exposure in the construction industry that requires testing before, during and after construction or renovation. The Occupational Safety and Health Administration estimates that 1,000,000 workers fall under its Lead Based Paint Hazard Reduction Act.

         Our operations also are subject to other federal laws protecting the environment, including the Clean Water Act and Toxic Substances Control Act. In addition, many states also have enacted statutes regulating the handling of hazardous substances, some of which are broader and more stringent than the federal laws and regulations.

COMPLIANCE/HEALTH AND SAFETY

         We regard compliance with applicable environmental regulations and the health and safety of its workforce as critical components of our overall operations. This includes medical surveillance as required by these regulations. We believe that all requisite health and safety programs are in place and comply with the regulations in all material respects.

         Among our many services, we provide training programs on environmental and safety hazards in the environmental, industrial and construction industry trades. The training program is designed for use by supervisors, foremen, project safety and health trainers, construction workers and laborers. The training program includes the following topics: sources of exposure; health effects; personal protective equipment and the medical surveillance required by the Occupational Safety and Health Administration; and engineering controls and remediation procedures.

INSURANCE AND SURETY BONDS

         We maintain comprehensive general liability insurance written on an occurrence basis. We also carry comprehensive auto, professional and pollution liability as well as worker's compensation and disability coverage. Basic limits of liability are $7,000,000. In addition, we carry all risk property insurance on all furniture, fixtures, equipment, machinery and watercraft.

         Certain of our remediation and abatement contracts require performance and payment bonds. The relationships with various sureties and the issuance of bonds is dependent on the sureties' willingness to write bonds for the various types of work that we perform, their assessment of our performance record and their view of our credit worthiness. There have been events in the national economy that have adversely affected the major insurance and surety companies. This has resulted in a tightening of the insurance and bonding markets that has resulted in the costs increasing and the availability of certain types of insurance and surety capacity either decreasing or becoming non-existent.

         At present, we believe that surety bonds for a number of our service lines are available only from a limited number of sureties. As a result of the foregoing and our inability to obtain sufficient credit enhancements, our ability to obtain surety and performance bonds has been limited, and this may have had an adverse impact on our ability to obtain some projects. We expect that our ability to obtain surety and performance bonds will improve due to Michael O'Reilly's agreement to guarantee our bonding obligations. No assurance can be given that we will be able to obtain the surety or performance bonds required for all potential projects. Our continued failure to obtain these bonds could materially and adversely affect certain components of our operations.

EMPLOYEES/TECHNICAL STAFF

         As of August 31, 2005, we employed a core group of approximately 77 persons, including executive officers, project managers, specialists, supervisors, field staff, marketing and clerical personnel. We attempt to provide year-round employment for our core field staff by cross training. We promote qualified field workers to supervisory positions and supervisors into production management and other staff positions, when applicable.

         We employ laborers for field operations based upon our current workload. Approximately 43 field staff and supervisors are employed by us on a steady basis, with additional labor hired on an as-needed basis to supplement our work force. We utilize several local unions to supply labor for bonded contract work. We have never had a work stoppage, and we believe that we maintain good relations with our employees.

PERMITS AND LICENSES

         The Federal Government and certain states in the areas in which we operate require that mold, asbestos and lead abatement firms be licensed. Licensing generally requires that workers and supervisors receive training from state certified organizations and pass required tests.

         While we believe that we are in substantial compliance with all of our licensing and permit requirements, and we, or our personnel, maintain the required licenses and permits in all locations for which we conduct any applicable operations, we may need additional licenses or permits in areas into which we plan to expand our operations. In addition, we may be required to obtain additional permits or licenses if new environmental legislation or regulations are enacted or existing legislation or regulations are amended or enforced differently than in the past. There can be no assurance that we will be able to continue to comply will all of the permit and licensing requirements applicable to our business. We believe that the types of licenses we possess have reciprocity in most of the states due to their adherence to Federal standards, but no assurances can be given in that regard.

PATENTS, TRADEMARKS, LICENSES AND COPYRIGHTS

         We do not own any patents or registered trademarks or trade names. We rely on common law trademark protection for certain of our trade names and service marks. We have copyrights for certain of our promotional and employee training materials. We do not believe that intellectual property is a competitive factor in our industry.

GEOGRAPHIC INFORMATION

         Since all of our operations are located in the United States of America, our geographic revenue information is based on the country in which the sales originate. The following is a table that shows the origin of revenues for our fiscal years ended June 28, 2005, June 29, 2004 and July 1, 2003:

                          Geographic Information
                          ----------------------
                    United States     Non-United States      Consolidated Total
                    -------------     -----------------      ------------------
Fiscal 2005          $20,200,410            $       0            $20,200,410
Fiscal 2004          $19,143,717            $  23,036            $19,166,753
Fiscal 2003          $17,370,931            $ 460,258            $17,831,189


BACKLOG

         We do not have any measurable backlog. In fiscal 2005, our audit committee directed management to implement a system by which backlog can be reliably measured. Management is in the process of formulating how best to implement such a system.

                                   PROPERTIES

         We hold a lease expiring in 2007 for our 50,000 square foot facility located at 100 Sweeneydale Avenue, Bay Shore, New York 11706. The lease provides for a current annual rent of $380,852 and is subject to a 4% annual escalation. This facility houses all our operations, with the exception of a satellite offices in Florida and Louisiana. We hold a lease expiring in 2007 for our satellite office in Tamarac, Florida to enable us to procure projects in that state. The lease provides for a current annual rent of $77,274.

         On September 1, 2005, Trade-Winds Environmental Restoration, Inc., one of our wholly owned subsidiaries, made arrangements to lease a house located in Baton Rouge, Louisiana for $1,000 per month for six months.

         On September 2, 2005, Trade Winds entered into a lease agreement for property located in Baton Rouge, Louisiana. The rent is $2,000 per month. The term of the lease is for one year. Pursuant to the terms of the lease, the lessor shall give Trade-Winds first option to purchase the land.

         On September 8, 2005, Trade-Winds entered into a lease agreement for property located in Convent, Louisiana. The term of the lease is for one year. The rent is $39,500 per month.

         We consider our facilities sufficient for our present uses and our anticipated future operations, and we believe that these properties are adequately covered by insurance.

                                LEGAL PROCEEDINGS

         On April 16, 2002, Richard S. Fischbein and Mimi Fischbein commenced an action against us and Michael O'Reilly, our CEO, in the Supreme Court of the State of New York, County of New York, claiming that they are entitled to approximately $4,400,000 of damages relating to alleged breaches of a contract for a residential construction project. On May 7, 2002, we filed an answer denying the plaintiffs' claims and seeking approximately $45,418 in a counterclaim for uncollected accounts. The case is currently in pre-trial discovery. We believe that this case is not meritorious and can be resolved without having a material adverse effect on our financial condition.

         In April 2003, we commenced a remediation project in New York City for a local utility to remove sediment from an oil storage tank. During the course of the project, the sediment in the tank was found to be substantially different than the sediment that the customer represented to be in the tank prior to the inception of the project. We continued to work on the project so as not to default on the terms which it understood to exist with the customer. The additional costs incurred to remove this matter were approximately $1,600,000. As of June 28, 2005, we have recognized revenue of approximately $1,700,000 with respect to the original scope of this project. All amounts due under the original contract have been paid. We have not recognized the revenue associated with our claim. The project has been substantially completed and the customer has refused to acknowledge its liability for these additional charges we billed it. On October 22, 2004, we commenced an action against Consolidated

Edison Company in the New York State Supreme Court, County of New York, claiming that we are entitled to approximately $2,000,000 of contractual billings and related damages in connection with this matter. On December 6, 2004, Consolidated Edison Company filed an answer, denying our claims. The case is currently in pre-trial discovery.

         On August 5, 2004, we commenced an action against the New York City Economic Development Corporation in the New York State Supreme Court, County of New York, claiming that we are entitled to approximately $1,255,000 of contractual billings relating to a large roof tar removal project. On October 15, 2004, the Economic Development Corporation filed an answer, denying our claims. On November 4, 2004, the Economic Development Corporation filed an amended answer denying our claims and asserting counterclaims. The case is currently in pre-trial discovery.

         In July 2005, we settled for $12,000 a claim by the New York Department of Labor in relation to an administrative proceeding in which it alleged that we improperly used our subsidiary North Atlantic Laboratories, Inc. as the testing laboratory on the same job for which we acted as remediation contractor.

         We are a plaintiff in approximately 22 lawsuits claiming an aggregate of approximately $5,000,000 pursuant to which we are seeking to collect amounts we believe are owed to us by customers, primarily with respect to changed work orders or other modifications to our scope of work. The defendants in these actions have asserted counterclaims for an aggregate of approximately $500,000.

         We are party to litigation matters and claims that are in the ordinary course of our operations, and while the results of such litigation and claims cannot be predicted with certainty, we believe that the final outcome of such matters will not have a material adverse effect on our financial condition.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

         Our executive officers and directors, and their ages and positions as of September 26, 2005, are as follows:

NAME                     AGE       POSITIONS AND OFFICES
--------------------     ---       ---------------------
Michael O'Reilly         55      Director, President and Chief Executive Officer
Andrew C. Lunetta        55      Chief Financial Officer
Anthony P. Towell        74      Director
Dr. Kevin Phillips       57      Director

         Michael O'Reilly has served as our president and chief executive officer and a director since 1996, and has been president of our Trade-Winds Environmental Restoration, Inc. subsidiary since 1993. From 1996 to 1999, he was also the chairman of our board of directors. Prior to joining us, Mr. O'Reilly was vice president and chief operating officer of North Shore Environmental Solutions, Inc., an environmental remediation firm which provided a wide array of services, including asbestos, hazardous materials and lead removal.

         Andrew C. Lunetta, CPA, was appointed as our chief financial officer on August 29, 2005. Prior to joining us, from January 2004 to August 2005, Mr. Lunetta served as the chief financial officer of the Tyree Company, a Long Island based construction company that performs maintenance and environmental services throughout the New England states. From November 1998 to December 2003, Mr. Lunetta served as the chief financial officer of the Holiday Organization, a real estate developer on Long Island. From July 1995 to November 1998, Mr. Lunetta served as the chief financial officer of Tostel Corp., a non-reporting publicly traded construction company. Mr. Lunetta received a Bachelors of Science degree in Accounting from Long Island University in 1973 and a Master's Business Administration degree in Finance from Pace University in 1980.

         Anthony P. Towell has served as a director since November 1996. Prior to December 2000, he was a Vice President, Co-Chairman, and a director of Worksafe Industries, Inc., a manufacturing company that specialized in industrial safety. He had held executive positions during a 25-year career with the Royal Dutch Shell Group.

         Dr. Kevin Phillips, Ph.D. has served as a director since March 1998. Over the past five years, Dr. Phillips has been a partner, principal and director of FPM Group Ltd., formerly known as Fanning, Phillips & Molnar, an engineering firm located on Long Island, New York. Dr. Phillips has a B.A. in Civil Engineering from the City University of New York, an M.S. Degree in Civil Engineering from the Massachusetts Institute of Technology and a Ph.D. in Environmental Engineering from the Polytechnic Institute of New York. He is a licensed professional engineer in eight states, including New York, Pennsylvania, New Jersey and Connecticut, with over 20 years experience in geohydrology and environmental engineering.

BOARD OF DIRECTORS

         Each member of our board is elected at the annual meeting of stockholders and serves until the next annual meeting of stockholders and until a successor has been elected and qualified or their earlier death, disability, resignation or otherwise is removed. Vacancies on our board are filled by a majority vote of the remaining members of our board.

         Our board has an audit committee and a compensation committee.

AUDIT COMMITTEE.

         The audit committee is currently comprised of Anthony P. Towell and Kevin Phillips, each of whom does not have any relationship with us that may interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The board of directors has determined that Anthony P. Towell is an "audit committee financial expert" as defined under Item 401(e) of Regulation S-K of the Securities Exchange Act of 1934, and (2) our audit committee members are "independent directors," as defined by the NASDAQ Marketplace Rule 4200(a)(14) and the Sarbanes-Oxley Act of 2002.

         The audit committee, which met 9 times during our fiscal year ended June 28, 2005, operates pursuant to a charter approved by our board of directors.

         The audit committee has been established to:
     1)  assist our board in its oversight responsibilities regarding
         o  the integrity of our financial statements,
         o  our compliance with legal and regulatory requirements,
         o the financial reporting process, including reviewing our annual, quarterly and other reports,
         o  the independent accountant's qualifications and independence, and
         o  the performance of our internal audit function;
      2) retain and terminate our independent accountant;
      3) review and approve non-audit and special engagement services to be performed by the independent accountant; and
      4) perform such other functions as our board may from time to time assign to the audit committee.

         In discharging its oversight role, the audit committee is empowered to meet and discuss with our management and independent auditors the quality and accuracy of our accounting principles, the completeness and clarity of our financial disclosures and other significant decisions made by management in the preparation of our financial reports.

COMPENSATION COMMITTEE.

         The compensation committee is currently comprised of Dr. Kevin J. Phillips and Anthony P. Towell. The compensation committee met 5 times during our fiscal year ended June 28, 2005 and operates pursuant to a charter approved by our board of directors. Currently, both committee members are "independent directors," as defined by the NASDAQ Marketplace Rule 4200(a)(14) and the Sarbanes-Oxley Act of 2002.

         The principal responsibilities of the compensation committee are to review and approve compensation of our chief executive officers and other executive officers with compensation of $100,000 or more per year and administer our existing stock plans, other than our 2001 equity incentive plan, which is administered by our board of directors.

DIRECTOR COMPENSATION

         Each of our non-employee directors receive $5,000 annually for service on our board of directors. Other directors receive no cash compensation for their service as directors. Additionally, each member of the audit committee receives $300 a month for their services on the audit committee and the chairman of the audit committee receives $500 a month for his services as chairman of the audit committee. All of our directors are reimbursed for expenses actually incurred in connection with attending meetings of our board of directors.

              On May 24, 2005, as compensation for service on our special committee of our board of directors during our fiscal year ended June 28, 2005, we granted to one of our non-employee directors a ten-year option to purchase 250,000 shares of our common stock, at an exercise price equal to $.06 per share, the fair market value on the date of grant.

              On December 6, 2004, as compensation for service on our board of directors during our fiscal year ended June 29, 2004, both of our non-employee directors serving on the audit committee were granted options, pursuant to our 2001 equity incentive plan, with terms of ten years to purchase 100,000 shares of our common stock, at an exercise price equal to $.035 per share.

EXECUTIVE COMPENSATION

         The following summary compensation table sets forth the cash and other compensation paid during the last three full fiscal years to our chief executive officer and president and our vice president of administration and finance. Other than our president and chief executive officer, no individual who served as an executive officer received compensation for services rendered to us at $100,000 or more.

                           SUMMARY COMPENSATION TABLE

                                               Annual Compensation                                      Awards
                                               -------------------                                      ------
                                   Fiscal                              Other       Restricted    Securities
                                    Year                               Annual         Stock      Underlying         All Other
                                   Ended   Salary ($)     Bonus      Compensation   Awards ($)     Options        Compensation
                                   -----   ----------     -----      ------------   ----------     -------        ------------
Name and Principal Position(s)

Michael O'Reilly, President       6/28/05   $285,000   $ 2,937.95          -            -         2,250,000 (1)          -
  and Chief Executive Officer     6/29/04   $285,000            -          -            -           450,000 (2)    $57,464(3)
                                   7/1/03   $287,475   $49,073.00 (4)      -            -                 -              -

     (1) Includes options granted to Mr. O'Reilly (a) on May 24, 2005, to purchase 2,000,000 shares of our common stock at an exercise price of $0.01 per share, and (b) on May 24, 2005, to purchase 250,000 shares of our common stock at an exercise price of $0.1875 per share. Does not include options granted to Mr. O'Reilly on June 30, 2005, to purchase 15,469,964 shares of our common stock at an exercise price of $0.09 per share. All of the options are fully vested.

     (2)       On November 10, 2003, we granted Mr. O'Reilly options to purchase
               (a) 250,000 shares of our common stock at an exercise price of $.22 and (b) 200,000 shares of our common stock at an exercise price of $.34 per share. Such options are fully vested.

     (3) This compensation consists of the value of in-kind goods and services that we provided to Mr. O'Reilly in connection with our damage mitigation and restoration of a condominium that he beneficially owns and allowed us to use for marketing purposes, and the proportionate benefit received by Mr. O'Reilly and his family in connection with their usage of the condominium. We paid the full carrying costs, including mortgage payments, of the premises pursuant to an oral understanding with Mr. O'Reilly.

     (4) Mr. O'Reilly, under the terms of a prior employment agreement, earned a bonus equal to 2.5% of our pretax income. The bonus set forth above with respect to fiscal 2003 was earned by Mr. O'Reilly in fiscal 2002, was not calculable at that time and was paid in fiscal 2003.


OPTION/STOCK APPRECIATION RIGHTS GRANTS IN LAST FISCAL YEAR

         The following table sets forth (a) the number of shares underlying options granted to each named executive officer during our fiscal year ended June 28, 2005, (b) the percentage the grant represents of the total number of options granted to all of our employees during our fiscal year ended June 28, 2005, (c) the per share exercise price of each option, (d) the expiration date of each option and (e) the potential realizable value of each grant.

                                                                                         Potential Realizable
                                                                                           Value at Assumed
                                                                                             Annual Rates
                                           Percent of                                       of Stock Price
                            Number of    total options                                       Appreciation
                            Securities      granted                                        for Option Term
                            underlying    to employees    Exercise                        -----------------
                             Options       in fiscal       Price        Expiration          5%        10%        0%
                             granted         year          ($/Sh)          date             ($)       ($)        ($)
                             -------        -----          -----           ----             ---       ---        ---
Michael O'Reilly            2,000,000        88.9%          .01        May 23, 2020       140,000    180,000    100,000
Michael O'Reilly              250,000        11.1%         .1875       May 23, 2010             -          -          -

         Set forth in the table below is information, with respect to each named executive officer, as to the (a) number of shares acquired during our fiscal year ended June 28, 2005 upon each exercise of options granted to such individuals, (b) the aggregate value realized upon each exercise (i.e. the difference between the market value of the shares at exercise and their exercise price), (c) the total number of unexercised options held on June 28, 2005, separately identified between those exercisable and those not exercisable, and
(d) the aggregate value of in-the-money, unexercised options held on June 28, 2005, separately identified between those exercisable and those not exercisable.

                                                               Number of
                                                              securities               Value of
                                                              underlying              Unexercised
                                                              unexercised             in-the-money
                                                              options/SARs            options/SARs
                                                              at June 28,             at June 28,
                                                                2005(#)                  2005($)
                                                            --------------          ----------------
                    Shares acquired         Value             Exercisable/            Exercisable/
Name                on exercise (#)       realized ($)       Unexercisable          Unexercisable (2)
------------------  ---------------       ------------      ---------------         -----------------
Michael O'Reilly            -                  $-              2,000,000                $160,000
Michael O'Reilly            -                  $-                250,000                      $0
Michael O'Reilly            -                  $-              2,811,595                 $29,315
Michael O'Reilly            -                  $-              2,674,714                      $0
Michael O'Reilly            -                  $-                200,000                      $0
Michael O'Reilly            -                  $-                250,000                      $0
Michael O'Reilly            -                  $-                650,000                      $0

(1) Excludes 15,469,964 shares of our common stock issuable to Mr. O'Reilly pursuant to an option that we issued to him on June 30, 2005 at an exercise price of $0.09 per share.

(2) The value is calculated based on the aggregate amount of the excess of $.09 (the closing sale price per share for our common stock on June 28, 2005) over the relevant exercise price(s).

EMPLOYMENT AGREEMENT

            On June 30, 2005, we entered into an employment agreement with Michael O'Reilly, our president and chief executive officer. The employment agreement is for a term of five years beginning on July 1, 2005 and automatically renews yearly provided that neither party objects to its renewal six months prior to July 1, 2010, calls for a base salary of $285,000 per year and a bonus equal to 2.5 percent of our pre-tax income (as that term is defined in the Employment Agreement). Mr. O'Reilly currently holds 15,647,297 shares of our common stock, and vested options to purchase 24,306,273 shares of our common stock.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth the beneficial ownership of our common stock as of September 26, 2005 of:
         o each person known by us to beneficially own 5% or more of the shares of the outstanding shares of any class of our voting stock, based on filings with the Securities and Exchange Commission and certain other information;
         o     each of our executive officers, directors and director nominees;
               and
         o all of our executive officers, directors and director nominees as a group.

                                          Common Stock                         Series A Preferred
                                          ------------                         ------------------
                                        Amount and Nature                       Amount and Nature
                                   Of Beneficial Ownership (1)             of Beneficial Ownership (1)
                           -----------------------------------------   ----------------------------------
Name of                           Number of Shares       Percent of      Number of Shares     Percent of
Beneficial Owner                 Beneficially Owned        Class         Beneficially Owned      Class
----------------           ------------------------------------------   ---------------------------------
Michael O'Reilly      (2)          39,953,570  (3)          69.0%                   -               -
Anthony P. Towell     (2)             933,599  (4)           2.7%                   -               -
Dr. Kevin Phillips    (5)           1,645,839  (6)           4.7%             650,000            50.0%
Andrew C. Lunetta     (7)                   0  (7)              *
Gary Molnar           (5)           1,135,839  (8)           3.3%             650,000            50.0%
All directors and
Executive Officers
as a group
(4 individuals)                    42,533,008  (9)          76.4%             650,000            50.0%
*    Less than 1 percent

(1) Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options or warrants held by that person that are currently exercisable or convertible or will become exercisable or convertible within 60 days, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(2) The address for this person is c/o Windswept Environmental Group, Inc., 100 Sweeneydale Ave., Bay Shore, New York 11706.

(3) Includes 15,647,297 shares of our common stock directly held by Mr. O'Reilly and options under which he may purchase 24,306,273 shares of our common stock. Does not include 11,000 shares of our common stock directly held by JoAnn O'Reilly, the wife of Mr. O'Reilly, as to each of which Mr. O'Reilly disclaims beneficial ownership.

(4) Includes 24,533 shares of our common stock directly held by Mr. Towell, 9,066 shares of our common stock held jointly by Mr. Towell and his wife, and options under which he may purchase 900,000 shares of our common stock.

(5) The address for each of Dr. Phillips and Mr. Molnar is c/o FPM Group Ltd., 909 Marconi Avenue, Ronkonkoma, New York 11779.

(6) Includes 245,839 shares of our common stock directly held by Dr. Phillips, options under which he may purchase 750,000 shares of our common stock and 650,000 shares of our common stock issuable upon conversion of 650,000 shares of series A convertible preferred stock directly held by Dr. Phillips.

(7) Andrew C. Lunetta was appointed as our chief financial officer on August 29, 2005.

(8) Includes 235,839 shares of our common stock directly held by Mr. Molnar, 650,000 shares of our common stock issuable upon conversion of 650,000 shares of our series A preferred stock directly held by Mr. Molnar and an option to purchase 250,000 shares of our common stock.

(9) Includes 15,917,669 shares of our common stock directly held by members of the group, options under which members of the group may purchase an aggregate of 25,956,273 shares of our common stock and 1,300,000 shares of our common stock issuable upon conversion of 1,300,000 shares of series A convertible preferred stock directly held by a member of the group.

                               SELLING STOCKHOLDER

         This prospectus only covers the 84,472,512 shares of common stock issued or to be issued to the selling stockholder. The following table lists certain information with respect to the selling stockholder as follows: (a) the selling stockholder's name; (b) the number of outstanding shares of common stock beneficially owned by the selling stockholder prior to this offering; and (c) the number of shares of common stock offered by the selling stockholder. Except as noted, the selling stockholder has not had any position, office, or other material relationship with us or any of our predecessors or affiliates within the past three years.

         The selling stockholder may resell all, or none of their shares in this offering. See "Plan of Distribution."

                                                                    Number of
                                  Shares Beneficially Owned          Shares to         Shares Beneficially Owned
                                      Prior to the Offering       be Offered for             After Offering
                                 -----------------------------     the Account       -------------------------------
                                 Number of         Percent of     of the Selling     Number of          Percent of
Name                               Shares             Class       Stockholder(1)      Shares (2)          Class
----                             ---------         -----------    -----------         ------              -----
Laurus Master Fund, Ltd.          1,500,000          4.5% (3)      84,472,512 (4)        0                  0
---------------------

(1) This table assumes that the selling stockholder will sell all shares offered for sale by it under this registration statement, although it is not required to sell its shares.
(2) Assumes that all shares of common stock registered for resale by this prospectus will be sold.
(3) Based on 33,571,215 shares of common stock issued and outstanding as of September 27, 2005.
(4) Details of the transaction under which the selling stockholder purchased our securities are provided in the Section entitled "Selling Stockholder Financing Transaction" below. Includes shares of common stock which may be acquired on (a) conversion of the note issued to the selling stockholder, at a rate of $0.09 per share, including interest thereon, (b) shares of common stock which may be acquired upon exercise of warrants at an exercise price of $.10 per share and (c) shares of common stock which may be acquired upon exercise of an option at an exercise price of $.0001 per share.

     The terms of the note, warrant and option issued to the selling stockholder, whose underlying shares of common stock are included for resale under this prospectus, provide that the selling stockholder is not entitled to receive shares upon exercise of the warrant option or upon conversion of the note if such receipt would cause the selling stockholder to be deemed to beneficially own in excess of 4.99% of the outstanding shares of our common stock on the date of issuance of such shares (such provision may be waived by the selling stockholder in the event of a default by us or upon seventy-five days written notice).

SELLING STOCKHOLDER FINANCING TRANSACTION

         On June 30, 2005, we completed a financing transaction, in which we sold to the selling stockholder a note in the principal amount of $5,000,000. The sale of the note was completed pursuant to a securities purchase agreement and related documents, dated June 30, 2005. Under the terms of the financing transaction, we also issued to the selling stockholder (a) a twenty-year option to purchase 30,395,179 shares of our common stock at a purchase price of $0.0001 per share and (b) a seven-year common stock purchase warrant to purchase 13,750,000 shares of our common stock at a purchase price of $0.10 per share. On July 13, 2005, Laurus loaned us an additional $350,000, and we amended and restated the note, to be in the principal amount of $5,350,000. On September 9, 2005, Laurus loaned us an additional $650,000 and we further amended and restated the note to be in the principal amount of $6,000,000. The current replacement note is repayable at the rate of $187,500 per month together with accrued but unpaid interest, commencing on November 1, 2005. Additionally, principal repayments must be made in shares of our common stock if the following conditions are satisfied: (a) the average closing price of our common stock for the five (5) trading days immediately preceding an amortization date is greater than 110% of the fixed conversion price and (b) the amount of the related payment does not exceed thirty percent (30%) of the aggregate dollar trading volume of our common stock for the period of twenty-two trading days immediately preceding such amortization date. If condition
(a) is met but condition (b) is not, then the selling stockholder shall convert only such portion that satisfies condition (b). Any amount not paid in shares shall be payable in cash at the rate of 103% of the amount owed. None of these amounts may be paid in shares of our common stock, however, if (1) the common stock (a) has not been registered under an effective registration statement under the Securities Act or (b) is not otherwise covered by an exemption under the Securities Act or (2) we are in default of the replacement note. The secured convertible term note may be prepaid by us in cash by paying the holder 103% of the principal amount, plus accrued interest. Interest is payable monthly and accrues commencing August 1, 2005 at the prime rate plus 2%, with a minimum rate of 7.25%. Our obligations under the replacement note are collateralized by all of our assets. The holder of the replacement note may convert all or a portion of such note, together with interest and fees thereon at any time into shares of our common stock at an initial conversion price of $0.09, subject to adjustments in connection with any reclassification, stock splits, combinations, dividends or additional stock issuances made to persons other than the selling stockholder. Upon an issuance of shares of our common stock below the conversion price, the initial conversion price of the replacement note will be reduced to such issuance price.

         Pursuant to the terms of the financing transaction, the selling stockholder agreed that it generally may not convert debt or warrants to the extent that such conversion or exercise would result in it, together with its affiliates, beneficially owning more than 4.99% of the number of outstanding shares of our common stock at the time of conversion or exercise (unless such limitation is suspended upon the occurrence of an "event of default", as defined in the securities purchase agreement, or upon 75 days prior written notice to
us). As part of the agreements with the selling stockholder, the selling stockholder has a right of first refusal to provide us with additional financing and has until March 27, 2006 to provide us up to $300,000 of additional convertible debt financing on the same terms and conditions as the replacement note.

         Pursuant to the terms of a registration rights agreement between us and the selling stockholder, dated June 30, 2005, we filed a registration statement, of which this prospectus constitutes a part, for the sale by the selling stockholder of up to 84,472,512 shares of our common stock, which includes 1,500,000 shares of our common stock, 40,327,333 shares issuable to the selling stockholder upon conversion of the replacement note, 28,895,179 shares issuable to the selling stockholder upon exercise of its option and 13,750,000 shares issuable to the selling stockholder upon exercise of its warrant.

         As consideration for investment banking services in connection with the securities purchase agreement, we paid 3.50% of the gross proceeds to Laurus Capital Management, L.L.C., which is an affiliate of Laurus, to which we also paid a fee of $1,750,000 in connection with the securities purchase agreement. We also issued to Laurus a twenty-year option exercisable at $.0001 per share to purchase an aggregate of 30,395,179 shares of our common stock and a seven-year warrant exercisable at $.10 per share to purchase an aggregate of 13,750,000 shares of our common stock.

         Laurus is not a natural person. Laurus does not file any reports under the Securities and Exchange Act of 1934. Laurus is not a majority subsidiary of a reporting company under the Securities and Exchange Act. Laurus is not a registered investment adviser under the 1940 Act or a registered broker-dealer. Laurus has represented it has no agreement or understandings, directly or indirectly, with any person to distribute our securities, as of the time of their purchase of the note and has not entered into any agreements or understandings, directly or indirectly, with any person to distribute our securities since the purchase of the note. The natural person or persons having voting and investment control over the securities held by Laurus are David Grin and Eugene Grin.

         Laurus is neither a registered broker-dealer nor a broker-dealer's affiliate.

         We are filing the registration statement, of which this prospectus is a part, primarily to fulfill a contractual obligation to do so.

         No warrant solicitation fees were paid, and the gross proceeds received by us were $6,000,000. Resale of the shares of our common stock issuable in connection with the warrant and option purchased in connection with the securities purchase agreement is covered by this prospectus.

         We are unaware, since its purchases of securities, whether the selling stockholder has entered into any agreements or understandings with any person to distribute these securities.

                              PLAN OF DISTRIBUTION

         We are registering the shares of our common stock on behalf of the selling stockholder and its pledgees, transferees, assignees, distributors and successors-in-interest selling shares received after the date of this prospectus from the selling stockholder as a gift, pledge, partnership or limited liability company distribution or other non-sale related transfer. The selling stockholder may offer its shares of our common stock at prevailing market prices, at prices related to the prevailing market prices, at negotiated prices or at fixed prices or its competitively bid transactions. The selling stockholder reserves the right to accept or reject, in whole or in part, any proposed purchase of shares, whether the purchase is to be made directly or through agents.

         The selling stockholder may offer its shares of common stock at various times in one or more of the following transactions:

     o in ordinary broker's transactions and transactions in which the broker solicits purchasers;

     o purchases by a broker-dealer for its account pursuant to this prospectus;

     o   in transactions involving cross or block trades;

     o in transactions "at the market" to or through market makers in the common stock or into an existing market for the common stock;

     o in other ways not involving market makers or established trading markets, including direct sales of the shares to purchasers or sales of the shares effected through agents;

     o through transactions in options, swaps or other derivatives which may or may not be listed on an exchange;

     o   in privately negotiated transactions;

     o   in transactions to cover short sales;

     o   in underwritten transactions; or

     o   in a combination of any of the above transactions.

         The selling stockholder also may sell all or a portion of its shares in open market transactions in accordance with Rule 144 under the Securities Act provided that they meet the criteria and conform to the requirements of that rule.

         From time to time, the selling stockholder may pledge or grant a security interest in some or all of the shares owned by it. If the selling stockholder defaults in performance of its secured obligations, the pledges or secured parties may offer to sell the shares from time to time by this prospectus. The selling stockholder also may transfer and donate shares in other circumstances. The number of shares beneficially owned by selling stockholder will decrease as and when the selling stockholder transfers or donates it shares or defaults in performing obligations secured by its shares. The plan of distribution for the shares offered and sold under this prospectus will otherwise remain unchanged, except that the transferees, donees, pledges, other secured parties or other successors in interest will be selling stockholders for purposes of this prospectus.

         The selling stockholder may sell short the common stock. The selling stockholder may deliver this prospectus in connection with such short sales and use the shares offered by this prospectus to cover such short sales.

         The selling stockholder may enter into hedging transactions with broker-dealers. The broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with the selling stockholder, including positions assumed in connection with distributions of the shares by such broker-dealers. The selling stockholder also may enter into option or transactions with broker-dealers that involve the delivery of shares to the broker-dealers, who may then resell or otherwise transfer such shares. In addition, the selling stockholder may loan or pledge shares to a broker-dealer, which may sell the loaned shares or, upon a default by the selling stockholder of the secured obligation, may sell or otherwise transfer the pledged shares.

         We have advised the selling stockholder that during such times as it may be engaged in a distribution of the shares, it is required to comply with Regulation M under the Securities Exchange Act. With some exceptions, Regulation M prohibits the selling stockholder, any affiliated purchasers and other persons who participate in such a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security that is the subject of the distribution until the entire distribution is complete.

         The selling stockholder may use broker-dealers to sell its shares of our common stock. If this occurs, broker-dealers will either receive discounts or commission from the selling stockholder, or they will receive commissions from the purchasers of shares of common stock for whom they acted as agents. These brokers may act as dealers by purchasing any and all of the shares covered by this prospectus either as agents for others or as principles for their own accounts and reselling these securities under the prospectus.

         Any broker-dealers or other persons acting on behalf of parties that participate in the distribution of the shares may be considered underwriters under the Securities Act. As such, any commissions or profits they receive on the resale of the shares may be considered underwriting discounts and commissions under the Securities Act. We cannot presently estimate the amount of such compensation. This selling stockholder is not an underwriter, however.

         As of the date of this prospectus, we are not aware of any agreement, arrangement or understanding between any broker or dealer and the selling stockholder with respect to the offer or sale of the shares under this prospectus. If we become aware of any agreement, arrangement or understanding, to the extent required under the Securities Act, we will file a supplemental prospectus to disclose:

         o  the name of any of the broker-dealers;

         o  the number of shares involved;

         o  the price at which the shares are to be sold;

         o the commissions paid or discounts or concessions allowed to broker-dealers, where applicable;

         o that the broker-dealers did not conduct any investigation to verify the information set out in this prospectus, as supplemented; and

         o  other facts material to the transaction.

         Certain of the agreements with the selling stockholder contain reciprocal indemnification provisions between us and the selling stockholder to indemnify each other against certain liabilities, including liabilities under the Securities Act, which may be based upon, among other things, any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission of a material fact. In connection with the private placement described in the section of this prospectus entitled "Selling stockholder", we paid a fee to the selling stockholder equal to $1,750,000 in connection with the transaction.

         We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale to the public of the shares of common stock covered by this prospectus, other than commissions, fees and discounts of underwriters, brokers, dealers and agents, if any.

         It is possible that a significant number of shares could be sold at the same time. Such sales, or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock.

         This offering by the selling stockholder will terminate on the date on which the selling stockholder has sold all of such selling stockholder's shares.

                           RELATED PARTY TRANSACTIONS

         As of June 28, 2005, we owed Spotless Plastics (USA) Inc. $5,000,000 under a promissory note dated November 16, 2001, in the original principal amount of $1,700,000. The note we issued to Spotless was collateralized by all of our assets. During the fiscal year ended June 29, 2004, we borrowed $3,300,000 from Spotless for working capital requirements and to fund our losses. During the fiscal year ended July 1, 2003, we borrowed $2,325,000 from Spotless for working capital requirements and to fund certain of our fixed asset purchases. We repaid $825,000 to Spotless in the fiscal year ended July 1, 2003.

         As of June 28, 2005, Spotless was due payment from third parties for purchased accounts receivable in the amount of $349,985 under an account receivable agreement dated February 5, 2004 entered into with us. Pursuant to the account receivable finance agreement, Spotless was able to purchase certain of our accounts receivable without recourse for cash, subject to certain terms and conditions. Pursuant to an administrative services arrangement, Spotless also provided us with certain administrative services. During our fiscal years 2005, 2004 and 2003, we were charged by Spotless an administrative fee of $84,380, $131,556 and $101,256, respectively, of which $84,380 remained unpaid and included in accrued expenses as of June 28, 2005.

         On June 30, 2005, we completed a financing transaction, in which we sold a note in the principal amount of $5,000,000 to Laurus Master Fund, Ltd. The sale of the note was completed pursuant to a securities purchase agreement and related documents, dated June 30, 2005. The proceeds received by us in connection with the financing transaction were used (a) to repay $2,750,000 to Spotless, consisting of approximately $2,650,000 in principal and $100,000 in interest, in satisfaction of the promissory note that we had issued to Spotless, dated November 16, 2001 and (b) to pay transaction expenses. We also issued a subordinated secured promissory note to Spotless in the principal amount of $500,000, bearing interest at LIBOR plus 1%. Pursuant to the terms of the note we issued to Spotless, amortized payments of $50,000 per month become due and payable beginning July 1, 2007 until all amounts due thereunder are fully paid, so long as we are not in default on the note we issued to Laurus. The note we issued to Spotless, together with the $2,750,000 payment to Spotless referred to above, fully satisfied all of our financial obligations to Spotless. In connection with this financing transaction, we, along with Spotless, terminated the account receivable finance agreement between them, except with respect to our obligation to continue to collect and remit payment of accounts receivable that Spotless purchased under the agreement. As part of the transactions, Spotless assigned to us an account receivable with a balance of $189,196.82 and we agreed to pay this amount to Spotless no later than June 30, 2006.

         On June 30, 2005, Messrs. Peter Wilson, John Bongiorno, Ronald Evans and Brian Blythe, who were nominees of Spotless, resigned as our directors, and Mr. Charles L. Kelly, Jr., also a Spotless nominee, resigned as our chief financial officer and as on of our directors. In addition, Mr. Joseph Murphy, an employee of Spotless, resigned as our vice president of finance and administration and Secretary. Pursuant to an administrative services agreement, Spotless agreed to provide the services of Mr. Murphy to us during a six-month transitional process for a fee of $5,000 per month and a payment of $25,000 to Mr. Murphy at the end of the transitional period.


         On June 30, 2005, Spotless, through one of our wholly owned subsidiaries, sold 15,469,964 shares of our common stock to Michael O'Reilly, our president and chief executive officer, in consideration for a non-recourse ten-year balloon promissory note in the principal amount of $120,500 issued by Mr. O'Reilly to Spotless, bearing interest at LIBOR plus 1%. Spotless surrendered its remaining 45,865,143 shares of our common stock to us for cancellation. In addition, we issued an option exercisable at $0.09 per share to Mr. O'Reilly to purchase 15,469,964 shares of our common stock in connection with his (a) issuance of a personal guaranty to Laurus for $3,250,000 of the $5,000,000 principal amount of the original note we issued to Laurus; (b) agreement to a new employment agreement, which (i) does not include a put right that existed in his old employment agreement requiring us, under certain circumstances, to buy his shares of our common stock and shares underlying his options, and (ii) calls for a base salary of $285,000 per year and a bonus equal to 2.5% of our pre-tax income, as defined in the employment agreement; and (c) agreement to personally guarantee our bonding obligations, each of which was a condition precedent to the consummation of our financing transaction with Laurus. On May 24, 2005, we issued non-plan five-year options exercisable at $.01 per share and $0.1875 per share to Michael O'Reilly to purchase 2,000,000 and 250,000 shares of our common stock, respectively, in an effort to continue incentivizing him in his capacity as our president and chief executive officer.

         On June 30, 2005, we (a) issued ten-year options exercisable at $0.09 per share to our series A convertible stock preferred stockholders, including Dr. Kevin Phillips, one of our directors, to purchase an aggregate of 500,000 shares of our common stock and (b) agreed to pay, out of legally available funds, accrued and unpaid dividends in an aggregate of (1) $35,000 to the series A convertible preferred stockholders, on each June 30, 2005, September 30, 2005 and December 30, 2005 and (2) $50,000 to the series A convertible preferred stockholders on February 28, 2007 in consideration for their agreement to (1) postpone the mandatory redemption of their series A convertible preferred stock from February 2007 until the earlier of (a) six months after the repayment of the note issued by us to Laurus or (b) June 30, 2010; and (2) defer receipt of dividend payments on the series A convertible preferred stock due on and after June 30, 2005.

         On June 30, 2005, Michael O'Reilly and the series A convertible preferred stock stockholders, including Dr. Kevin Phillips, who is one of our directors, agreed, pursuant to a forbearance and deferral agreement to which we are a party, to propose and vote in favor of an amendment to our certificate of incorporation in order to sufficiently increase the number of authorized shares at our next annual stockholders meeting to be held by December 2005. In addition, Mr. O'Reilly, the series A convertible preferred stock stockholders and Anthony P. Towell, one of our directors, entered into lock-up agreements with Laurus that prohibit a disposition of their shares of our common stock and any and all related derivative securities until the earlier of (a) the repayment in full of the note we issued to Laurus or (b) June 30, 2010. On December 6, 2004, we issued a ten-year option to Dr. Kevin Phillips to purchase 100,000 shares under our 2001 equity incentive plan in connection with his service as one of our directors.

         During our fiscal year ended July 1, 2003, we repaid a $100,000 convertible note held by Anthony P. Towell, one of our directors. This note was issued in 1997, provided for interest at a rate equal to 12% per annum and was convertible at a rate of $.15 per share of our common stock. On May 24, 2005, we issued a non-plan ten-year option exercisable at $0.06 per share to Tony Towell to purchase 250,000 shares in connection with his service on the then-existing special committee of our board of directors. On December 6, 2004, we issued a ten-year option exercisable at $0.035 per share to Tony Towell under our 2001 equity incentive plan in connection with his service as one of our director.

         On December 16, 1998, we entered into an operating lease agreement with Michael O'Reilly, our president and chief executive officer. Pursuant to the terms of the arrangement that expired in December 2002 and has continued on a month-to-month basis thereafter, we lease a forty-two foot custom Topaz boat for monthly rental payments of $5,000. The leasing arrangement was necessitated by a marine assistance contract that expired on December 31, 2000, although the arrangement continues to provide us with our largest floating vessel capable of handling specialty equipment and facilitating an offshore support crew. We are responsible for all taxes, insurance and repairs pertaining to this boat.

            We had an oral understanding with Michael O'Reilly pursuant to which we paid the full carrying costs, including mortgage payments, of a condominium that he beneficially owned and that we used for marketing purposes. The full carrying costs during our fiscal years ended June 28, 2005 and June 29, 2004 were approximately $7,150 and $17,800, respectively. In connection with this arrangement, we also provided mitigation and restoration services valued at approximately $56,780 during such period.

         In February 1997, we issued 650,000 shares of redeemable convertible preferred stock to Dr. Kevin Phillips, one of our directors and an additional 650,000 shares of redeemable convertible preferred stock to a business partner of Dr. Phillips. During fiscal years 2005, 2004 and 2003, we paid an aggregate of $0, $39,000 and $78,000, respectively, of dividends and accrued interest to the redeemable convertible preferred stockholders.

            We paid a former director $24,385 and $46,926 for consulting services in our fiscal years 2004 and 2003, respectively.

            We believe that all of the transactions that we have entered into with our officers, directors and principal stockholders have been on terms no less favorable to us than those available from unrelated third parties.

                          DESCRIPTION OF CAPITAL STOCK

         Immediately following the consummation of this offering, assuming the conversion of the note, the exercise of the warrant and option and assuming the exercise of all our other plan options and non-plan options and conversion of our series A preferred stock into shares of our common stock, our outstanding capital stock will consist of 150,000,000 shares of common stock, par value $0.001 per share, and 1,300,000 shares of series A preferred stock, par value $0.01 per share, the rights and preferences of such may be established from time to time by our board. In addition, pursuant to the requirements necessitated by the Laurus financing transactions, and subject to an amendment to our certificate of incorporation, we will have authorized capital stock of not less than 217,000,000. As of September 27, 2005, there were 33,571,215 shares of common stock outstanding that were held of record by approximately 747 stockholders. Upon completion of this offering, there will be 116,543,727 outstanding shares of our common stock, assuming the conversion of the note, the exercise of the option and the warrant held by the selling stockholder. This number excludes shares of our common stock issuable upon (a) full conversion of the Laurus note at an exercise price of $0.09 per share, (b) exercise and issuance of all of our plan and non-plan options aggregating 32,156,273 and (c) conversion of our series A preferred stock into 1,300,000 shares of our common stock. The following description of our capital stock does not purport to be complete and is subject to and qualified by our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of applicable Delaware law.

COMMON STOCK

         Holders of our common stock are entitled to one vote for each share on all matters voted upon by our stockholders, including the election of directors, and do not have cumulative voting rights. Subject to the rights of holders of any outstanding shares of our preferred stock, holders of our common stock are entitled to share ratably in our net assets upon our dissolution or liquidation after payment or provision for all liabilities and any preferential liquidation rights of our preferred stock then outstanding. Holders of our common stock have no preemptive rights to purchase shares of our stock. The shares of our common stock are not subject to any redemption provisions and are not convertible into any other shares of our capital stock. All outstanding shares of our common stock are, and the shares of common stock to be issued in the offering will be, upon payment therefor, fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock will be subject to those of the holders of any shares of our preferred stock we may issue in the future.

PREFERRED STOCK

         We issued 1,300,000 shares of our series A convertible preferred stock with a liquidation value of $1.00 per share plus accumulated dividends. The dividend rate is the greater of (i) 6%, or (ii) the inflation rate (as defined) plus 2.5%. The series A convertible preferred stockholders can convert their preferred shares to our common stock at a ratio of one share of preferred to one share of our common stock, subject to adjustment. The series A convertible preferred stock is currently redeemable by us. The series A convertible preferred stock is subject to redemption, in whole or in part, at our option, for a redemption price per share equal to the higher of (a) $1.00, plus any accrued and unpaid dividends, or (b) the market price of one share of our common stock. The series A convertible preferred stock is also subject to redemption, in whole or in part, at the option of the holders thereof, upon six months' notice at any time after February 2007, for a redemption price per share equal to the equivalent of our redemption price. Pursuant to the terms of the series A convertible preferred stock, we are prohibited, without first obtaining the approval of at least a majority of the holders of our series A convertible preferred stock, from (i) altering or changing the rights, preferences, privileges or restrictions of shares of series A convertible preferred stock,
(ii) increasing the authorized number of shares or adjusting the par value of the series A convertible preferred stock, (iii) issuing any shares of capital stock ranking senior as to dividends or rights upon liquidation or dissolution to the series A convertible preferred stock or (iv) issuing any common stock at a price below the conversion price, as defined, to any officer, director or 10% stockholder. The liquidation value of the series A convertible preferred stock was $1,300,000 at July 1, 2005 and June 30, 2004, respectively. Pursuant to a deferral and forbearance agreement, dated June 30, 2005, entered into in connection with the Laurus transaction, the series A convertible preferred stockholders agreed to (1) postpone the mandatory redemption of their series A convertible preferred stock from February 2007 until the earlier of (i) six months after the repayment of the note issued to Laurus, or (ii) June 30, 2010; and (2) defer receipt of dividend payments on the series A convertible preferred stock due on and after June 30, 2005.

         Our board may, from time to time, authorize the issuance of one or more classes or series of preferred stock without stockholder approval. Subject to the provisions of our certificate of incorporation and limitations prescribed by law, our board is authorized to adopt resolutions to issue shares, establish the number of sharers, change the number of shares constituting any series, and provide or change the voting powers, designations, preferences and relative rights, qualifications, limitations or restrictions on shares of our preferred stock, including dividend rights, terms of redemption, conversion rights and liquidation preferences, in each case without any action or vote by our stockholders. As of September 26, 2005, we have 8,650,000 shares of undesignated preferred stock available for issuance.

         One of the effects of undesignated preferred stock may be to enable our board to discourage an attempt to obtain control of our company by means of a tender offer, proxy contest, merger or otherwise. The issuance of preferred stock may adversely affect the rights of our common stockholders by, among other things:

         o  restricting dividends on the common stock;

         o  diluting the voting power of the common stock;

         o  impairing the liquidation rights of the common stock; or

         o delaying or preventing a change in control without further action by the stockholders.

LIMITATION OF LIABILITY OF OFFICERS AND DIRECTORS

         Our certificate of incorporation, as amended, limits the liability of directors to the fullest extent permitted by Delaware law. The effect of these provisions is to eliminate our rights, and the rights of our stockholders, through stockholders' derivative suits on behalf of us, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, our directors will be personally liable to us and our stockholders for monetary damages if they acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from their actions as directors. In addition, our certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. We also maintain directors and officers insurance.

DELAWARE ANTI-TAKEOVER LAW

         We are subject to Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. This law provides that specified persons who, together with affiliates and associates, own, or within three years did own, 15% or more of the outstanding voting stock of a corporation may not engage in business combinations with the corporation for a period of three years after the date on which the person became an interested stockholder. The law defines the term "business combination" to include mergers, asset sales and other transactions which the interested stockholder receives or could receive a financial benefit on other than a pro rata basis with other stockholders. This provision has an anti-takeover effect with respect to transactions not approved in advance by our board, including discouraging takeover attempts that might result in a premium over the market price for the shares of our market price. With approval of our stockholders, we could amend our certificate of incorporation in the future to avoid the restrictions imposed by this anti-takeover law.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for our common stock is OTC Corporate Transfer Services Co.

                                  LEGAL MATTERS

         The validity of the shares of common stock offered by this prospectus will be passed upon for our company by Davidoff Malito & Hutcher LLP, Garden City, New York.

                                     EXPERTS

         Our audited consolidated financial statement for the fiscal year ended June 28, 2005 appearing in this prospectus and the related registration statement has been audited by Massella & Associates, CPA, PLLC, independent registered public accounting firm, as set forth in their report on our audited consolidated financial statements appearing elsewhere in this prospectus and the related registration statement, and are included in reliance upon their report given upon the authority of Massella & Associates CPA, PLLC as experts in accounting and auditing.

         The audited consolidated financial statements for the fiscal year ended June 29, 2004, included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the registration statement, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to our common stock. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedule to the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed as an exhibit. The registration statement, including exhibits and schedules, may be inspected without charge at the principal office of the Securities and Exchange Commission in Washington, D.C., and copies of all or any part of it may be obtained from that office after payment of fees prescribed by the Securities and Exchange Commission. The Securities and Exchange Commission maintains a Web site that contains reported, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission at http://www.sec.gov.

                       WINDSWEPT ENVIRONMENTAL GROUP, INC.
                                TABLE OF CONTENTS

                                                                          Page
                                                                       ---------

Reports of Independent Registered Public Accounting Firms..........       F-2

Consolidated Balance Sheets as of June 28, 2005 (actual and
   pro forma) and June 29, 2004 ...................................       F-4

Consolidated Statements of Operations for the fiscal years
   ended June 28, 2005, June 29, 2004 and July 1, 2003.............       F-5

Consolidated Statements of Stockholders' Equity for the
   fiscal years ended June 28, 2005, June 29, 2004
   and July 1, 2003.................................................      F-6

Consolidated Statements of Cash Flows for the fiscal years
   ended June 28, 2005, June 29, 2004 and July 1, 2003..............      F-7

Notes to Consolidated Financial Statements..........................      F-8

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors and
Stockholders of Windswept Environmental Group, Inc.
Bay Shore, New York

We have audited the accompanying consolidated balance sheets of Windswept Environmental Group, Inc. and subsidiaries (the "Company") as of June 29, 2004, and the related consolidated statements of operations, stockholders' equity and cash flows for the fiscal years ended June 29, 2004 and July 1, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of June 29, 2004 and the results of their operations and their cash flows for the fiscal years ended June 29, 2004 and July 1, 2003, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred recurring losses from operations, has a working capital deficit and a stockholders' deficit, and is experiencing difficulty in generating sufficient cash flow to meet its obligations and sustain its operations, which raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Deloitte & Touche LLP

Jericho, New York
September 24, 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors and
Stockholders of Windswept Environmental Group, Inc.
Bay Shore, New York

We have audited the accompanying consolidated balance sheets of Windswept Environmental Group, Inc. and subsidiaries (the "Company") as of June 28, 2005, and the related consolidated statements of operations, stockholders' equity and cash flows for the fiscal year ended June 28, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of June 28, 2005 and the results of operations and cash flows for the fiscal years ended June 28, 2005, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred recurring losses from operations, has a working capital deficit and a stockholders' deficit, and is experiencing difficulty in generating sufficient cash flow to meet its obligations and sustain its operations, which raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 2 to the financial statements, on June 30, 2005, the Company was recapitalized after completing a financing transaction in which it issued a secured convertible term note which resulted in the repayment of its secured note payable-related party and a change of control of the Company.

/s/ Massella & Associates, CPA, PLLC

Syosset, New York
September 13, 2005, except for Note 19, which is as of September 26, 2005

              WINDSWEPT ENVIRONMENTAL GROUP, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS


                                                                              June 28, 2005
                                                                               (pro forma) (1)
                                                                               (unaudited)        June 28,       June 29,
                                                                               (See Note 2)         2005          2004
                                                                             ----------------   ------------   ------------
ASSETS:

CURRENT ASSETS:
  Cash                                                                          $    239,461    $   512,711    $    63,562
  Accounts receivable, net of allowance for doubtful accounts of
     $1,507,831 and $689,140, respectively                                         6,944,534      6,755,338      6,652,806
  Inventory                                                                          146,079        146,079        151,270
  Costs and estimated earnings in excess of billings on uncompleted contracts         30,466         30,466        608,047
  Prepaid expenses and other current assets                                           47,253         47,253        257,565
  Refundable income taxes                                                                  -              -        641,795
                                                                                ------------    -----------    -----------
      Total current assets                                                         7,407,793      7,491,847      8,375,045

PROPERTY AND EQUIPMENT, net of accumulated depreciation
and amortization of $6,386,731 and $5,707,705, respectively                        2,242,645      2,242,645      2,757,463

OTHER ASSETS                                                                         322,046        322,046        198,657
                                                                                ------------    -----------    -----------
TOTAL                                                                           $  9,972,484    $10,056,538    $11,331,165
                                                                                ============    ===========    ===========

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT):

CURRENT LIABILITIES:
   Accounts payable                                                             $  1,174,840    $ 1,174,840   $  2,309,328
   Accrued expenses                                                                1,511,256      1,611,256      1,101,701
   Liability on a purchased account receivable - from a related party                189,196              -              -
   Secured note payable to a related party                                                 -      5,000,000      5,000,000
   Billings in excess of costs and estimated earnings on uncompleted contracts        83,316         83,316        239,511
   Accrued payroll and related fringe benefits                                       528,867        528,867        924,725
   Current maturities of long-term debt                                              169,612        169,612        307,224
   Income taxes payable                                                              138,579        138,579        129,435
   Other current liabilities                                                         489,468        489,468        467,092
                                                                                ------------    -----------   ------------
      Total current liabilities                                                    4,285,134      9,195,938     10,479,016
                                                                                ------------    -----------   ------------

LONG-TERM DEBT                                                                       697,400        197,400        340,104
                                                                                ------------    -----------   ------------

COMMITMENTS AND CONTINGENCIES (Notes 11 and 15)

SECURED CONVERTIBLE NOTE PAYABLE                                                   5,000,000              -              -

REDEEMABLE COMMON STOCK                                                                    -        146,714              -
                                                                                ------------    -----------   ------------

SERIES A REDEEMABLE CONVERTIBLE PREFERRED STOCK,
   $.01 par value; 1,300,000 shares authorized and outstanding, respectively       1,300,000      1,300,000      1,300,000
                                                                                ------------    -----------   ------------

STOCKHOLDERS' EQUITY (DEFICIT):
Series B preferred stock, $.01 par value; 50,000 shares authorized;
   0 shares outstanding                                                                    -              -               -
Nondesignated preferred stock, no par value; 8,650,000 shares
   authorized; 0 shares outstanding                                                        -              -               -
Common stock, $.0001 par value; 150,000,000 shares authorized;
   77,936,358 shares outstanding at June 28, 2005 and June 29, 2004                    3,207          7,794           7,794
Additional paid-in capital                                                        36,935,624     33,844,017      33,922,017
Net cost of recapitalization and finance charges                                  (3,613,556)             -               -
Accumulated deficit                                                              (34,635,325)   (34,635,325)    (34,717,766)
                                                                                ------------    -----------   -------------
      Total stockholders' equity (deficit)                                        (1,310,050)      (783,514)       (787,955)
                                                                                ------------    -----------   -------------
TOTAL                                                                           $  9,972,484    $10,056,538   $  11,331,165
                                                                                ============    ===========   =============
See notes to consolidated financial statements.
----------

(1) Pro forma to reflect the transactions consummated on June 30, 2005. See Note 2.

              WINDSWEPT ENVIRONMENTAL GROUP, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
    FOR THE FISCAL YEARS ENDED JUNE 28, 2005, JUNE 29, 2004 AND JULY 1, 2003


                                                                          June 28,         June 29,           July 1,
                                                                            2005             2004              2003
                                                                       ---------------   --------------    --------------
Revenues                                                               $    20,200,410   $   19,166,753    $   17,831,189

Cost of revenues                                                            15,176,735       17,442,059        14,314,519
                                                                       ---------------   --------------    --------------
Gross margin
                                                                             5,023,675        1,724,694         3,516,670
                                                                       ---------------   --------------    --------------
Operating expenses (income):
   Selling, general and administrative expenses                              4,444,972        5,348,524         5,603,557
   (Benefit) expense related to variable
     accounting treatment for officer options and
     redeemable common stock                                                   146,714         (348,626)         (593,246)
                                                                       ---------------   --------------    --------------
      Total operating expenses                                               4,591,686        4,999,898         5,010,311
                                                                       ---------------   --------------    --------------

Income (loss) from operations                                                  431,989       (3,275,204)       (1,493,641)
                                                                       ---------------   --------------    --------------
Other expense (income):
   Interest expense                                                            363,850          924,461            72,189
   Other income, net                                                           (51,629)         (29,386)          (23,040)
                                                                       ---------------   --------------    --------------
      Total other expense (income)                                             312,221         895,075            49,149
                                                                       ---------------   --------------    --------------

Income (loss) before provision (benefit) for income
   taxes                                                                       119,768       (4,170,279)       (1,542,790)

Provision (benefit) for income taxes                                            37,327         (634,945)       (1,073,786)
                                                                       ---------------   --------------    --------------

Net income (loss)                                                               82,441       (3,535,334)         (469,004)

Dividends on preferred stock                                                    78,000           78,000           78,000
                                                                       ---------------   --------------    --------------

Net income (loss) attributable to common
   shareholders                                                        $         4,441   $   (3,613,334)   $     (547,004)
                                                                       ===============   ==============    ==============

Basic and diluted net (loss) income per
   common share:
         Basic                                                                    $.00           $ (.05)            $(.01)
                                                                                  ====           ======            ======
         Diluted                                                                  $.00           $ (.05)            $(.01)
                                                                                  ====           ======            ======


Weighted average number of common shares
   outstanding:
      Basic                                                                 77,936,358       77,936,358        77,936,358
                                                                       ===============   ==============    ==============
      Diluted                                                               78,590,545       77,936,358        77,936,358
                                                                       ===============   ==============    ==============

See notes to consolidated financial statements.

              WINDSWEPT ENVIRONMENTAL GROUP, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
    FOR THE FISCAL YEARS ENDED JUNE 28, 2005, JUNE 29, 2004 AND JULY 1, 2003

                                            Preferred Stock           Common Stock
                                            ---------------           ------------
                                           Number                                          Additional
                                             of           Par        Number of     Par       Paid-in      Accumulated
                                           Shares        Value        Shares      Value      Capital         Deficit        Total
                                           ------        -----        ------      -----      -------         -------        -----
Balance at July 2, 2002                          -           -       77,936,358    7,794     34,078,017    (30,713,428)   3,372,383

Dividends on Series A preferred stock            -           -                -        -        (78,000)             -      (78,000)

Net loss and comprehensive loss                  -           -                -        -              -       (469,004)    (469,004)
                                           -------       -----      -----------    -----    -----------   ------------   ----------
Balance at July 1, 2003                          -           -       77,936,358    7,794     34,000,017    (31,182,432)   2,825,379

Dividends on Series A preferred stock            -           -                -        -        (78,000)             -      (78,000)

Net loss and comprehensive loss                  -           -                -        -              -     (3,535,334)  (3,535,334)
                                           -------       -----      -----------   ------    -----------   -------------  ----------

Balance at June 29, 2004                         -           -       77,936,358    7,794     33,922,017    (34,717,766)    (787,955)

Dividends on Series A preferred stock            -           -                -        -        (78,000)             -      (78,000)

Net income and comprehensive income              -           -                -        -              -         82,441       82,441
                                           -------       -----      -----------   ------    -----------   ------------   ----------

Balance at June 28, 2005                   $     -       $   -      $77,936,358   $7,794    $33,844,017   $(34,635,325)  $ (783,514)
                                           =======       =====      ===========   ======    ===========   ============   ==========

See notes to consolidated financial statements.

              WINDSWEPT ENVIRONMENTAL GROUP, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
    FOR THE FISCAL YEARS ENDED JUNE 28, 2005, JUNE 29, 2004 AND JULY 1, 2003

                                                                                       Fiscal Year     Fiscal Year     Fiscal Year
                                                                                      Ended June 28,  Ended June 29,   Ended July 1,
                                                                                          2005             2004            2003
                                                                                      --------------  --------------   ------------

CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income (loss)                                                                   $  82,441       $(3,535,334)    $ (469,004)
   Adjustments to reconcile net income (loss) to net cash provided by (used in)
   operating activities:
      Depreciation and amortization                                                      679,026           596,189        561,510
      Provision for doubtful accounts, net                                               818,691           286,336       (506,225)
      Compensation (benefit) related to officer options and redeemable common stock      146,714          (348,625)      (593,246)
   Changes in operating assets and liabilities:
      Accounts receivable                                                               (921,223)       (1,057,539)     2,143,825
      Inventory                                                                            5,191            64,196         81,008
      Costs and estimated earnings in excess of billings on uncompleted contracts        577,581           263,706       (370,329)
      Prepaid expenses and other current assets                                          210,312            22,032       (135,323)
      Other assets                                                                      (198,389)         (100,530)       108,988
      Accounts payable and accrued expenses                                             (702,933)          691,007       (119,145)
      Accrued payroll and related fringe benefits                                       (395,858)          265,066        108,568
      Income taxes payable                                                               650,939           567,826     (1,531,006)
      Other current liabilities                                                           22,376             2,406        296,699
      Billings in excess of costs and estimated earnings on                             (156,195)          (59,916)       106,176
                                                                                       ---------       -----------     ----------

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                                      818,673        (2,343,180)      (317,504)
                                                                                       ---------       -----------     ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchases of property and equipment                                                   (89,208)         (856,217)    (1,914,576)
                                                                                       ---------       -----------     ----------
NET CASH USED IN INVESTING ACTIVITIES                                                    (89,208)         (856,217)    (1,914,576)
                                                                                       ---------       -----------     ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Principal payments of long-term debt                                                 (307,737)         (448,261)     (203,712)
   Proceeds from long-term debt                                                           27,421           320,124        844,209
   Repayment of short-term notes payable to a related party                                    -                 -       (825,000)
   Proceeds from short-term notes payable to a related party                                   -         3,300,000      2,325,000
   Payment of convertible notes                                                                -                 -       (100,000)
   Dividends paid on preferred stock                                                           -           (39,000)       (78,000)
                                                                                       ---------       -----------     ----------
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES                                     (280,316)        3,132,863      1,962,497
                                                                                       ---------       -----------     ----------

NET INCREASE (DECREASE) IN CASH                                                          449,149           (66,534)      (269,583)

CASH - BEGINNING OF PERIOD                                                                63,562           130,096        399,679
                                                                                       ---------       -----------     ----------

CASH - END OF PERIOD                                                                   $ 512,711       $    63,562     $  130,096
                                                                                       =========       ===========     ==========

Cash paid during the period for:
Interest                                                                               $ 111,012       $    45,146     $   39,405
                                                                                       =========       ===========     ==========
Taxes                                                                                  $   1,305       $         -     $  230,596
                                                                                       =========       ===========     ==========


See notes to consolidated financial statements.

              WINDSWEPT ENVIRONMENTAL GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    FOR THE FISCAL YEARS ENDED JUNE 28, 2005, JUNE 29, 2004, AND JULY 1, 2003

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         NATURE OF BUSINESS

         Windswept Environmental Group, Inc. and its subsidiaries (the "Company") provides a broad range of environmental services through vertically integrated businesses in the areas of hazardous waste remediation, asbestos removal, mold remediation, lead clean-up, emergency spill response and laboratory testing and training. In providing a turnkey environmental solution, the Company also provides demolition, renovation and other general construction services. The Company provides these services to a diversified customer base located primarily in the Northeastern United States. The Company's operations are conducted in a single business segment - environmental services.

         BASIS OF PRESENTATION AND GOING CONCERN CONSIDERATIONS

         The accompanying consolidated financial statements include the accounts of Windswept Environmental Group, Inc. and its subsidiaries, Trade-Winds Environmental Restoration Inc. and North Atlantic Laboratories, Inc. All intercompany accounts and transactions have been eliminated in consolidation.

         The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred recurring losses from operations, has a working capital deficit and a stockholders' deficit, and is experiencing difficulty in generating sufficient cash flow to meet its obligations and sustain its operations, which raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

         RECLASSIFICATIONS

         Certain prior year amounts have been reclassified to conform to the manner of presentation in the current year.

         USE OF ESTIMATES

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses as well as the disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

         REVENUE RECOGNITION

         Revenue derived from services provided to customers over periods of less than one month is recognized when billed.

         Revenue from firm fixed price contracts that extend over periods of one month or more is recognized using the percentage-of-completion method, measured by the percentage of costs incurred to date compared to estimated total costs for each contract. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, estimated profitability, the effect of contract penalty provisions and final contract settlements may result in revisions to estimates of costs and income and are recognized in the period in which the revisions are determined.

         Revenues from time and material contracts that extend over a period of more than one month are recognized as services are performed.

         INVENTORY

         Inventory consists entirely of finished goods (materials and supplies utilized on the Company's remediation projects) and is recorded at the lower of cost (first-in, first-out) or market.

         PROPERTY AND EQUIPMENT

         Property and equipment, consisting of machinery and equipment, office furniture and equipment, trucks and vehicles, and leasehold improvements, are stated at cost. Depreciation is recorded on the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the lesser of the term of the related lease or the estimated useful lives of the improvements. The estimated useful lives of the related assets are generally three to seven years. Long-lived assets, such as property and equipment, are reviewed for impairment when events or changes in circumstances indicate that the carrying amount of the assets may not be reasonable through the estimated future cash flows from the use of the assets. Impairment is measured at fair value. There were no impairment charges for the fiscal years ended June 28, 2005, June 29, 2004 and July 1, 2003.

         ALLOWANCE FOR DOUBTFUL ACCOUNTS

         The Company has established an allowance for accounts receivable based upon factors such as the credit risk of specific customers, historical trends and other information.

         The activity within the allowance for doubtful accounts for the fiscal years ended June 28, 2005, June 29, 2004 and July 1, 2003 was as follows:


                                               Fiscal Year      Fiscal Year        Fiscal Year
                                                  Ended            Ended             Ended
                                                 June 28,         June 29,           July 1,
                                                  2005              2004              2003
                                               -----------      -----------        -----------
        Balance, beginning of period           $   689,140       $ 402,804         $ 909,029
        Charged to costs and expenses              806,000         323,384           303,972
        Deductions                                 (86,799)        (52,777)         (868,197)
        Recoveries                                  99,490          15,729            58,000
                                               -----------       ---------         ---------
        Balance, end of period                 $ 1,507,831       $ 689,140         $ 402,804
                                               ===========       =========         =========

         In addition to the activity in the allowance account detailed above, the Company has recorded bad debt recoveries of approximately $440,000 directly through operations and credited these amounts to selling, general and administrative costs.

         (LOSS) INCOME PER SHARE

         The basic net (loss) income per share is computed using weighted average number of common shares outstanding for the applicable period. The diluted net (loss) income per share is computed using the weighted average number of common shares plus common equivalent shares outstanding, except if the effect on the per share amounts of including equivalents would be anti-dilutive.

         INCOME TAXES

         Deferred income taxes result from timing differences arising between financial and income tax reporting due to the deductibility of certain expenses in different periods for financial reporting and income tax purposes. A valuation allowance is provided against net deferred tax assets unless, in managements' judgment, it is more likely than not that such deferred tax asset will be realized.

         The Company files a consolidated Federal income tax return. Accordingly, Federal income taxes are provided on the taxable income, if any, of the consolidated group. State franchise and income taxes are provided on a separate company basis, if and when taxable income, after utilizing available carry forward losses, exceeds certain levels.

         STOCK-BASED COMPENSATION

         In December 2002, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure - an amendment of FASB Statement No. 123 ("SFAS 148"). SFAS 148 amends SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation and does not permit the use of the original SFAS 123 prospective method of transition in fiscal years beginning after December 15, 2003. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results, regardless of whether, when, or how an entity adopts the preferable, fair value based method of accounting. SFAS 148 improves the prominence and clarity of the pro forma disclosures required by SFAS 123 by prescribing a specific tabular format and by requiring disclosure in the "Summary of Significant Accounting Policies" or its equivalent and improves the timeliness of those disclosures by requiring their inclusion in financial reports for interim periods. The Company adopted the disclosure requirements of SFAS 148 for the fiscal year ended July 1, 2003. The Company will continue to account for stock-based employee compensation under APB Opinion No. 25 and its related interpretations.

         The following table illustrates the effect on net (loss) income attributable to common shareholders and net (loss) income per share if the Company had applied the fair value recognition provisions of SFAS 123, "Accounting for Stock-Based Compensation," to stock-based employee compensation for the fiscal years ended June 28, 2005, June 29, 2004 and July 1, 2003:

                                                               Fiscal Year       Fiscal Year         Fiscal Year
                                                                  Ended             Ended               Ended
                                                                June 28,           June 29,            July 1,
                                                                  2005               2004                2003
                                                              -------------    --------------        -------------
         Net (loss) income attributable to
            common shareholders, as
            reported                                            $   4,441       $(3,613,334)          $(547,004)
            Less:  Stock-based employee
             compensation cost determined
             under the fair value method,
             net of related tax effects                          (255,692)          (140,119)           (239,121)
                                                                ---------       ------------          ----------
         Pro forma net (loss) income
            attributable to common
            shareholders                                        $(251,251)      $(3,753,453)          $(786,125)
                                                                =========       ===========           =========

         Net (loss) income per share:
            Basic - as reported                                      $.00             $(.05)              $(.01)
                                                                     ====             =====               =====
            Basic - pro forma                                        $.00             $(.05)              $(.01)
                                                                     ====             =====               =====

            Diluted - as reported                                    $.00             $(.05)              $(.01)
                                                                     ====             ======              ======
            Diluted - pro forma                                      $.00             $(.05)              $(.01)
                                                                     ====             ======              ======

     The weighted average fair value of options granted during the fiscal years ended June 28, 2005, June 29, 2004 and July 1, 2003 was estimated at $.20, $.22 and $.14, respectively, on the date of the grant.

         The fair value of these options was estimated using the Black-Scholes option pricing model with the following weighted average assumptions:

                                   Fiscal Year        Fiscal Year        Fiscal Year
                                      Ended             Ended              Ended
                                     June 28,          June 29,            July 1,
                                      2005               2004               2003
                                 --------------     --------------     --------------
         Risk free rate                   3.8%            3.3%               3.3%
         Dividend yield                      -               -                  -
         Volatility                       162%            149%               133%
         Expected Option Life       5-10 years         5 years            5 years

         FAIR VALUE OF FINANCIAL INSTRUMENTS

         As of June 28, 2005, the carrying value of cash, accounts receivable, accounts payable and notes payable and current maturities of long-term debt approximated fair value because of their short maturity. Based on a closing market price of the Company's common stock of $.09 at June 28, 2005, and the conversion provisions of the underlying instrument, the fair value of the Series A Redeemable Preferred Stock was $117,000. The Company believes that an undetermined discount for lack of liquidity would be appropriate due to the large amount of stock that would be issuable upon conversion.

         FISCAL YEAR

         The Company has a 52-53 week fiscal year ending on the Tuesday nearest June 30. Each fiscal year shall generally be comprised of four 13-week quarters, each containing two four-week months followed by one five-week month.

         NEW ACCOUNTING PRONOUNCEMENTS

         In December 2004, the FASB issued SFAS No. 123R, "SHARE-BASED PAYMENT". SFAS No. 123R is a revision of SFAS No. 123, "ACCOUNTING FOR STOCK BASED COMPENSATION", and supersedes APB 25, "ACCOUNTING FOR STOCk ISSUED TO EMPLOYEES". Among other items, SFAS 123R eliminates the use of APB 25 and the intrinsic value method of accounting, and requires companies to recognize the cost of employee services received in exchange for awards of equity instruments, based on the grant date fair value of those awards, in the financial statements. In addition, SFAS No. 123R will cause unrecognized expense related to options vesting after the date of initial adoption to be recognized as a charge to results of operations over the remaining vesting period. The effective date of SFAS 123R is the first interim or annual reporting period beginning after December 15, 2005. The Company is currently evaluating the impact of this new standard, but believes that it will not have a material impact upon the Company's financial position, results of operations or cash flows.

         In December 2004, the FASB issued FSP FAS No. 109-1, "APPLICATION OF FASB STATEMENT NO. 109, ACCOUNTING FOR INCOME TAXES, FOR THE TAX DEDUCTION PROVIDED TO U.S. BASED MANUFACTURERS BY THE AMERICAN JOBS CREATION ACT OF 2004" ("FSP FAS No. 109-1"). This statement requires the qualified production activities deduction as defined in the American Jobs Creation Act of 2004 (the "Jobs Act") to be accounted for as a special deduction in accordance with SFAS No. 109, "ACCOUNTING FOR INCOME TAXES". The statement also requires that the special deduction should be considered in measuring deferred taxes when graduated tax rates are a significant factor and when assessing whether a valuation allowance is necessary, FSP FAS No. 109-1 was effective upon issuance. In accordance with the Jobs Act, determination of the qualified production activities deduction is not required until its 2006 fiscal year. The Company does not believe that this statement will have a material effect on the Company's financial position, results of operations or cash flows.

         In December 2004, the FASB issued SFAS No. 153 "EXCHANGES OF NON-MONETARY ASSETS - AN AMENDMENT OF APB OPINION NO. 2." This Statement amended APB Opinion No. 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The Company is currently evaluating the impact of this new standard, but believes that it will not have a material impact upon the Company's financial position, results of operations or cash flows.

         In November 2004, the FASB issued SFAS No. 151 "INVENTORY COSTS". This Statement amends the guidance in ARB No. 43, Chapter 4, "Inventory Pricing", to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). In addition, this Statement requires that allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities. The provisions of this Statement will be effective for the Company beginning with its 2006 fiscal year. The Company is currently evaluating the impact of this new standard, but believes that it will not have a material impact on the Company's financial position, results of operations or cash flows.

2.       SALES OF CONTROLLING INTEREST AND REFINANCINGS

         On October 26, 1999, the Board of Directors of the Company created a class of 50,000 shares of preferred stock, par value $.01 per share, designated as the Series B Convertible Preferred Stock (the "Series B Preferred"). Each share of Series B Preferred had a liquidation preference of $79.04, was initially convertible into 1,000 shares of Common Stock, par value $.0001 per share, of the Company (the "Common Stock") (subject to adjustment) and was entitled to cast 1,000 votes, together with the Common Stock and the Series A Convertible Preferred Stock, par value $.01 per share (the "Series A Preferred"), on any matters subject to a vote of the holders of the Common Stock.

         On October 29, 1999, the Company entered into a subscription agreement with Spotless Plastics (USA), Inc. ("Spotless"), a Delaware corporation, pursuant to which the Company issued to Windswept Acquisition Corporation ("Acquisition Corp."), a Delaware corporation and a wholly-owned subsidiary of Spotless, 22,284,683 shares (the "Acquisition Corp. Common Shares") of common stock, par value $.0001 per share ("Common Stock"), and 9,346 shares of Series B Convertible Preferred Stock, par value $.01 per share ("Series B Preferred"), for an aggregate subscription price of $2,500,000 or $.07904 per share of Common Stock and $79.04 per share of Series B Preferred.

         In addition, the Company and its wholly-owned subsidiaries, Trade-Winds Environmental Restoration, Inc. and North Atlantic Laboratories, Inc., as joint and several obligors (collectively, the "Obligors"), borrowed $2,000,000 from Spotless. This borrowing was evidenced by a secured convertible promissory note, dated October 29, 1999 (the "Note"). Outstanding principal under the Note bore interest at a rate equal to the London Interbank Offering Rate ("LIBOR") plus an additional 1% and was payable monthly. The Note had a maturity date of October 29, 2004, unless Spotless elected to defer repayment until October 29, 2005. The outstanding principal amount and all accrued and unpaid interest under the Note was convertible, at the option of Spotless, in whole or in part, at any time, into shares of Common Stock at the rate of one share of Common Stock for every $.07904 of principal and accrued interest so converted (or, in the event that certain approvals have not been obtained at the time of conversion, into shares of Series B Preferred at the rate of one share of Series B Preferred for every $79.04 of principal and accrued interest so converted). In connection with the Note, each of the Obligors granted to Spotless a security interest in all of their respective assets pursuant to a Security Agreement dated October 29, 1999. The transaction with Spotless described above is hereafter referred to as the "Spotless Transaction".

         On November 16, 2001, Acquisition Corp. exercised its right to convert all 9,346 shares of the Company's Series B preferred stock. As a result of such conversion and in accordance with the terms of the Company's Series B preferred stock, Acquisition Corp. was issued 10,495,174 shares of the Company's common stock. Such amount included 9,346,000 shares as a result of the 1,000:1 conversion ratio, and an additional 1,149,174 shares that were calculated based upon a formula that takes into consideration the value of the Series B preferred stock on the date of issuance and the number days elapsed from the date of the issuance of the Series B preferred stock through the conversion date. The issuance of the additional shares of common stock was recorded as a dividend of $390,719. The dividend represents the difference between the fair market value of the Company's common stock issued on November 16, 2001 and the fair market value of the Company's common stock at the date the Series B preferred stock was issued.

         On November 16, 2001, Spotless exercised its right to convert all principal and accrued and unpaid interest on the $2,000,000 Note. As a result of the conversion of the Note and accrued and unpaid interest, the Company issued 28,555,250 shares of its common stock to Acquisition Corp. in full satisfaction of the Note and the related accrued and unpaid interest.

         After giving effect to these conversions, until June 30, 2005, Spotless beneficially owned 61,335,107 shares, or approximately 79%, of the Company's issued and outstanding shares of common stock.

         On February 5, 2004, the Company entered into an account receivable finance agreement with Spotless pursuant to which Spotless purchased certain of its accounts receivable without recourse for cash, subject to certain terms and conditions. Pursuant to the account receivable finance agreement, Spotless had the ability, but not the obligation to, purchase one or more of the Company's accounts receivable, that were approved by Spotless, in its sole discretion, in respect of the particular debtor, invoices and related credit. As part of the agreement, Spotless could purchase accounts receivable at a 15% discount to invoice prices, which the Company believed was at least as favorable to it as would have been available from an unaffiliated third-party, based upon a good-faith estimate of an applicable discount negotiated at arm's length, as adjusted by Spotless in its sole discretion. In addition, the Company paid varying monthly discount fees on any purchased accounts receivable based upon invoice prices. All discounts and fees under the account receivable finance agreement were characterized as interest expense in the consolidated statements of operations. Further, the Company (a) manages any accounts receivable that it sold to Spotless while remitting to Spotless any proceeds received and (b) bears any related litigation costs.

         On June 30, 2005, the Company completed a financing transaction, in which it sold to Laurus Master Fund, Ltd. ("Laurus"), a secured convertible term note in the principal amount of $5,000,000. The sale of the note was completed pursuant to a securities purchase agreement and related documents. Under the terms of the financing transaction, the Company also issued to Laurus (a) a twenty-year option to purchase 30,395,179 shares of its common stock at a purchase price of $0.0001 per share (which resulted in a deferred financing charge of approximately $2,125,000) and (b) a seven-year warrant to purchase 13,750,000 shares of its common stock at a purchase price of $0.10 per share. On July 13, 2005, the Company received an additional $350,000 of proceeds and amended and restated the note to be in the principal amount of $5,350,000. On September 9, 2005, the Company received an additional $650,000 of proceeds and further amended and restated the note to be in the principal amount of $6,000,000. The replacement note is repayable at the rate of $187,500 per month together with accrued but unpaid interest, commencing on November 1, 2005. Principal repayments must be made in shares of common stock if the following conditions are satisfied: (a) the average closing price of the Company's common stock for the five (5) trading days immediately preceding an amortization date is greater than 110% of the fixed conversion price of $0.09 per share and (b) the amount of the related payment does not exceed thirty percent (30%) of the aggregate dollar trading volume of the Company's common stock for the period of twenty-two trading days immediately preceding such amortization date. If condition (a) is met but condition (b) is not, then Laurus shall convert only such portion that satisfies condition (b). Any amount not paid in shares shall be payable in cash at the rate of 103% of the amount owed. None of these amounts may be paid in shares of the Company's common stock, however, if (1) the common stock (a) has not been registered under an effective registration statement under the Securities Act or (b) is not otherwise covered by an exemption under the Securities Act or (2) the Company is in default of the replacement note. The replacement note may be prepaid in cash by paying the holder 103% of the principal amount, plus accrued interest. Interest is payable monthly and accrued commencing August 1, 2005 at the prime rate plus 2%, with a minimum rate of 7.25%. The Company's obligations under the replacement note are collateralized by all of its assets. The holder of the replacement note may convert all or a portion of such note, together with interest and fees thereon at any time into shares of common stock at an initial conversion price of $0.09, subject to adjustments in connection with any reclassification, stock splits, combinations, dividends or additional stock issuances made to persons other than the Laurus. Upon an issuance of shares of the Company's common stock below the conversion price, the initial conversion price of the replacement note will be reduced to such issuance price.

         Pursuant to the terms of the financing transaction, Laurus agreed that it generally may not convert debt or warrants to the extent that such conversion or exercise would result in it, together with its affiliates, beneficially owning more than 4.99% of the number of outstanding shares of the Company's common stock at the time of conversion or exercise (unless such limitation is suspended upon the occurrence of an "event of default", as defined in the securities purchase agreement, or upon 75 days prior written notice to the Company). As part of the agreements with Laurus, Laurus has a right of first refusal to provide the Company with additional financing and has until March 27, 2006 to provide the Company up to $300,000 of additional convertible debt financing on the same terms and conditions as the replacement note.

         As consideration for investment banking services in connection with the securities purchase agreement, we paid 3.50% of the gross proceeds to Laurus Capital Management, L.L.C., which is an affiliate of Laurus Master Fund, Ltd., to which we paid a fee of $1,750,000 in connection with the securities purchase agreement.

         The proceeds received by the Company in the transactions completed on June 30, 2005, and described above, were used (a) to repay $2,750,000 to Spotless, consisting of approximately $2,650,000 in principal and $100,000 in interest, in satisfaction of the promissory note that the Company issued to Spotless, dated November 16, 2001, and (b) to pay transactional expenses. The Company also issued a subordinated secured promissory note to Spotless in the principal amount of $500,000, bearing interest at LIBOR plus 1%. Pursuant to the terms of this note, amortized payments of $50,000 per month become due and payable beginning July 1, 2007 until all amounts due thereunder are fully paid, so long as the Company is not in default of the note it issued to Laurus. The note the Company issued to Spotless, together with the $2,750,000 payment to Spotless referred to above, fully satisfied all of its financial obligations concerning Spotless.

         The benefit from the cancellation of the remaining Spotless obligations is approximately $1,850,000 and will be credited to stockholders' equity along with the deferred charges from the Laurus transaction. In addition, the Company incurred approximately $600,000 of transaction expenses, including professional fees, relating to these transactions.

         In connection with the transaction with Laurus, the Company, along with Spotless, terminated their account receivable finance agreement, dated February 5, 2004, as amended, except with respect to the Company's obligation to continue to collect and remit payment of outstanding accounts receivable that Spotless had purchased under the agreement. As of June 30, 2005, Spotless was due payment for purchased accounts receivable in the amount of $158,469. As part of the transactions, Spotless assigned to the Company an account receivable with a balance of $189,196, and the Company agreed to pay this amount to Spotless no later than June 30, 2006.

         On June 30, 2005, Spotless sold 15,469,964 shares of the Company`s common stock to Michael O'Reilly, the Company's president and chief executive officer, in consideration for a non-recourse ten-year balloon promissory note in the principal amount of $120,500 issued to Spotless, bearing interest at LIBOR plus 1%. This resulted in a compensation charge of approximately $962,000 which will be added to the deferred charges of the Laurus transaction. Spotless surrendered its remaining 45,865,143 shares to the Company for cancellation. In addition, the Company issued an option exercisable at $0.09 per share to Mr. O'Reilly to purchase 15,469,964 shares of its common stock.

         After giving effect to the above-mentioned financing transactions, Spotless ceased beneficially owning any of the Company's issued and outstanding shares of common stock.

         On June 30, 2005, agreements between the Company, Spotless and Mr. O'Reilly pursuant to which Mr. O'Reilly had the right to sell to the Company, and in certain circumstances to Spotless, all shares of the Company's common stock held by him upon the occurrence of certain events, were terminated. The value of that right to sell was credited to the net cost of recapitalization and finance charges. See Note 9.

         On June 30, 2005, the Company (a) issued ten-year options exercisable at $0.09 per share to its series A convertible preferred stockholders, including Dr. Kevin Phillips, one of its directors, to purchase an aggregate of 500,000 shares of its common stock and (b) agreed to pay, out of legally available funds, accrued and unpaid dividends in an aggregate of (1) $35,000 to the series A convertible preferred stockholders, on each of June 30, 2005, September 30, 2005 and December 30, 2005 and (2) $50,000 to the series A convertible preferred stockholders on February 28, 2007 in consideration for their agreement to (1) postpone the mandatory redemption of their series A convertible preferred stock from February 2007 until the earlier of (a) six months after the repayment of the note the Company issued to Laurus or (b) June 30, 2010; and (2) defer receipt of dividend payments on the series A convertible preferred stock due on and after June 30, 2005.

         On June 30, 2005, Michael O'Reilly, the Company's president and chief executive officer and a director, and the series A convertible preferred stock stockholders, one of whom is also a director, agreed to propose and vote in favor of an amendment to its Certificate of Incorporation in order to sufficiently increase the number of authorized shares at the Company's next annual shareholders meeting to be held by December 2005. In addition, Mr. O'Reilly, the series A convertible preferred stock stockholders and Anthony P. Towell, a director, entered into lock-up agreements with Laurus that prohibit dispositions of their shares of our common stock and any and all related derivative securities until the earlier of (a) the repayment in full of the note the Company provided to Laurus or (b) June 30, 2010. Additionally, Mr. O'Reilly agreed to guarantee (a) all of the Company bonding obligations and (b) up to $3,250,000 of the note the Company issued to Laurus.

         As a result of the Laurus financing, there was a change in control of the Company. Therefore, the foregoing transactions, in combination, are considered a recapitalization of the Company. All of the related benefits and costs have been netted and presented in the stockholders' equity section of the accompanying pro forma balance sheet and will be amortized to operations over the term of the Laurus financing.

         The following does not include any transactions that have taken place after June 30, 2005.

         Included in the pro forma presentation is the following computation of the net cost of recapitalization and related financing charges, as follows:

           Deferred finance charge from Laurus options.............. $2,124,623

           Cancellation of redeemable common stock..................   (146,714)

           Deferred compensation to Mr. O'Reilly from his purchase
              of common stock from Spotless.........................    962,397

           Costs associated with the recapitalization...............  2,523,250

           Benefit from the cancellation of the Spotless
              obligations........................................... (1,850,000)
                                                                     ----------

           Net cost of recapitalization and finance charges......... $3,613,556
                                                                     ==========

3.       LIQUIDITY AND BUSINESS RISKS

         As of June 28, 2005, the Company had cash balance of $512,711, working capital deficit of $(1,704,091) and stockholders' deficit of $(783,514). As of June 29, 2004, the Company had cash balances of $63,562, working capital deficit of $(2,103,971) and stockholders' deficit of $(787,955). As of July 1, 2003, the Company had cash balances of $130,096, working capital of $2,217,290 and stockholders' equity of $2,825,379. In addition, the Company incurred a net loss of $3,535,334 for the fiscal year ended June 29, 2004.

         Historically, the Company has financed its operations primarily through issuance of debt and equity securities, through short-term borrowings from its former majority shareholder, Spotless, and through cash generated from operations. In the Company's opinion, it expects to have sufficient working capital to fund its current operations as long as it does not encounter further difficulty collecting its accounts receivable or experience significant growth. However, market conditions, including recent expenses incurred in connection with the Company's preparation to provide services relating to Hurricane Katrina, and their effect on the Company's liquidity may restrict the Company's use of cash. In the event that sufficient positive cash flow from operations is not generated, the Company may need to seek additional financing. As part of the agreements with Laurus described above, Laurus has a right of first refusal to provide the Company with additional financing and has until March 27, 2006 to provide the Company up to $300,000 of additional convertible debt financing on the same terms and conditions as the replacement note. The Company currently has no credit facility for additional borrowing.

         As of September 9, 2005, the Company owed Laurus $6,000,000 pursuant to a restated convertible senior secured note, the proceeds of which the Company utilized to (i) repay all of its outstanding obligations to Spotless, (ii) pay transaction expenses and (iii) for working capital. Laurus holds a senior security interest in the Company and the Company's subsidiaries assets collateralizing such note. In addition, Spotless holds a subordinated security interest collateralizing the Company's $500,000 note issued to Spotless. The existence of these security interests may impair the Company's ability to raise additional debt capital.

         As of June 28, 2005, Spotless had purchased from the Company an aggregate amount of its accounts receivable equaling $4,991,252 for an aggregate purchase price of $4,080,050.

         As of June 28, 2005, the Company owed Spotless $5,000,000 pursuant to a senior secured note, to fund working capital. During fiscal 2004, in order to address the Company's cash flow and operational concerns, to fund purchases of certain equipment and to fund operating losses, the Company borrowed $3,300,000 from Spotless. During fiscal 2003, in order to address the Company's cash flow and operational concerns, the Company borrowed $2,325,000 from Spotless. During fiscal 2004 and 2005, the Company did not make any repayments to Spotless. During fiscal 2003, the Company repaid $825,000 to Spotless. All borrowings from Spotless bore interest at the London Interbank Offering Rate ("LIBOR") plus 1 percent (3.24%) at June 28, 2005) and were secured by all of the Company's assets. As of June 28, 2005, interest of $106,991 was accrued and unpaid on these borrowings.

         In fiscal 2003, the Company repaid $100,000 of a convertible note held by a director of the Company.

         The Company believes it will require positive cash flow from operations to meet its working capital needs over the next twelve months unless it increases its borrowings from Laurus or obtains debt or equity financing from another third party. In the event that positive cash flow from operations is not generated, the Company may be required to seek additional financing, from Laurus or otherwise, to meet its working capital needs. So long as the Company has sufficient working capital, it anticipates continued revenue growth in new and existing service areas and continues to bid on large projects, though there can be no assurance that any of its bids will be accepted or that it will have sufficient working capital. The Company is striving to improve its gross margins and control its selling, general and administrative expenses. There can be no assurance, however, that changes in the Company's plans or other events affecting its operations will not result in accelerated or unexpected cash requirements, or that it will be successful in achieving positive cash flow from operations or obtaining additional financing. The Company's future cash requirements are expected to depend on numerous factors, including, but not limited to: (a) the ability to obtain environmental or related construction contracts, (b) the ability to generate positive cash flow from operations, and the extent thereof, (c) the ability to raise additional capital or obtain additional financing, and (d) economic conditions.

4.      PROPERTY AND EQUIPMENT

        Property and equipment consists of the following:

                                                                   June 28,           June 29,
                                                                     2005               2004
                                                                --------------     --------------
         Machinery and equipment                                 $ 5,487,422        $ 5,386,673
         Office furniture and equipment                              533,572            509,052
         Vehicles                                                  2,068,023          2,029,084
         Leasehold improvements                                      540,359            540,359
                                                                 -----------        -----------
                                                                   8,629,376          8,465,168
         Less: accumulated depreciation and amortization           6,386,731          5,707,705
                                                                 -----------        -----------
                                                                 $ 2,242,645        $ 2,757,463
                                                                 ===========        ===========

5.       ACCRUED EXPENSES

         Accrued expenses consist of the following:

                                                                   June 28,           June 29,
                                                                     2005               2004
                                                                --------------     --------------
         Professional Fees                                       $   339,330        $   167,970
         Bonuses                                                     228,713            144,443
         Insurance                                                   387,491            194,050
         Dividends & Interest                                        251,668            175,840
         Other                                                       404,054            419,398
                                                                 -----------        -----------
                                                                 $ 1,611,256        $ 1,101,701
                                                                 ===========        ===========

6.       LONG-TERM DEBT

         Long-term debt consists of various notes payable relating to the purchase of vehicles and equipment with interest rates ranging from 0% to 12.25%. The notes payable are secured by the underlying vehicles and equipment with a net carrying value of $502,490 at June 28, 2005.

         Repayments of long-term debt as of June 28, 2005 are as follows:

                          Fiscal Years Ending
                   ------------------------------------

                             June 27, 2006                    $ 169,612
                             July 3, 2007                       130,273
                             July 1, 2008                        54,267
                             June 30, 2009                        9,014
                             June 30, 2010                        3,846
                                                               --------
                                                               $367,012
                                                               ========


7.       CONVERTIBLE NOTES

         On October 29, 1999, in connection with the sale of controlling interest of the Company, the Company and all of its subsidiaries borrowed $2,000,000 from Spotless pursuant to a secured convertible promissory note (the "Note") that bore interest at a rate equal to LIBOR plus 1 percent. The Note had a maturity date of October 29, 2004, and was convertible into either 25,304,352 shares of Common Stock or 25,305 shares of Series B Preferred. On November 16, 2001, Spotless exercised its right to convert all principal and accrued and unpaid interest on the Note. As a result of the conversion of the Note and accrued and unpaid interest, the Company issued 28,555,250 shares of its common stock in full satisfaction of the Note and the related accrued and unpaid interest.

         In fiscal 1997, a director of the Company loaned the Company $100,000 and was issued a 12% convertible promissory note providing for, at the option of the note holder, the conversion of the principal and accrued and unpaid interest at the rate of $.25 per share of Common Stock. On December 31, 1997, the conversion price was adjusted to $0.15 per share of Common Stock. In fiscal 2003, the Company repaid such note and related interest in full.

         On June 30, 2005, the Company completed a financing transaction, in which it sold to Laurus Master Fund, Ltd., a secured convertible term note in the principal amount of $5,000,000. The sale of the note was completed pursuant to a securities purchase agreement and related documents. Under the terms of the financing transaction, the Company also issued to Laurus (a) a twenty-year option to purchase 30,395,179 shares of common stock at a purchase price of $0.0001 per share and (b) a seven-year warrant to purchase 13,750,000 shares of common stock at a purchase price of $0.10 per share. On July 13, 2005, the Company received an additional $350,000 of proceeds and amended and restated the note to be in the principal amount of $5,350,000. On September 9, 2005, the Company received an additional $650,000 of proceeds and further amended and restated the note to be in the principal amount of $6,000,000. The replacement note is repayable at the rate of $187,500 per month together with accrued but unpaid interest, commencing on November 1, 2005. Principal repayments must be made in shares of common stock if the following conditions are satisfied: (a) the average closing price of the Company's common stock for the five (5) trading days immediately preceding an amortization date is greater than 110% of the fixed conversion price of $0.09 per Share and (b) the amount of the related payment does not exceed thirty percent (30%) of the aggregate dollar trading volume of our common stock for the period of twenty-two trading days immediately preceding such amortization date. If condition
         (a) is met but condition (b) is not, then Laurus shall convert only such portion that satisfies condition (b). Any amount not paid in shares shall be payable in cash at the rate of 103% of the amount owed. None of these amounts may be paid in shares of common stock, however, if (1) the common stock (a) has not been registered under an effective registration statement under the Securities Act or (b) is not otherwise covered by an exemption under the Securities Act or (2) the Company is in default of the replacement note. The replacement note may be prepaid by the Company in cash by paying the holder 103% of the principal amount, plus accrued interest. Interest is payable monthly and accrued commencing August 1, 2005 at the prime rate plus 2%, with a minimum rate of 7.25%. The Company's obligations under the replacement note are collateralized by all of its assets. The holder of the replacement note may convert all or a portion of such note, together with interest and fees thereon at any time into shares of the Company's common stock at an initial conversion price of $0.09, subject to adjustments in connection with any reclassification, stock splits, combinations, dividends or additional stock issuances made to persons other than the Laurus. Upon an issuance of shares of the Company's common stock below the conversion price, the initial conversion price of the replacement note will be reduced to such issuance price.

         Pursuant to the terms of the financing transaction, Laurus agreed that it generally may not convert debt or warrants to the extent that such conversion or exercise would result in it, together with its affiliates, beneficially owning more than 4.99% of the number of outstanding shares of the Company's common stock at the time of conversion or exercise (unless such limitation is suspended upon the occurrence of an "event of default", as defined in the securities purchase agreement, or upon 75 days prior written notice to the Company). As part of the agreements with Laurus, Laurus has a right of first refusal to provide the Company with additional financing and has until March 27, 2006 to provide the Company up to $300,000 of additional convertible debt financing on the same terms and conditions as the replacement note.

         The proceeds received by the Company in the transactions completed on June 30, 2005, and described above, were used (a) to repay $2,750,000 to Spotless, consisting of approximately $2,650,000 in principal and $100,000 in interest, in satisfaction of the promissory note that the Company issued to Spotless, dated November 16, 2001, and (b) to pay transactional expenses. The Company also issued a subordinated secured promissory note to Spotless in the principal amount of $500,000, bearing interest at LIBOR plus 1%. Pursuant to the terms of the note the Company issued to Spotless, amortized payments of $50,000 per month become due and payable beginning July 1, 2007 until all amounts due thereunder are fully paid, so long as the Company is not in default of the note it issued to Laurus. The note the Company issued to Spotless, together with the $2,750,000 payment to Spotless referred to above, fully satisfied all of the Company's financial obligations concerning Spotless.

         See Notes 2 and 3.

8.       REDEEMABLE CONVERTIBLE PREFERRED STOCK

         In connection with the acquisition of NAL in February 1997, the Company issued 1,300,000 shares of redeemable convertible series A preferred stock ("RCPS") having a liquidation value of $1.00 per share plus accumulated dividends. The dividend rate is the greater of (i) 6%, or
         (ii) the inflation rate (as defined) plus 2.5%. After February 1998, the RCPS holders can convert their preferred shares to common at a ratio of one share of preferred to one share of common stock, subject to adjustment. The RCPS is currently redeemable by the Company. The RCPS is subject to redemption, in whole or in part, at the option of the Company, for a redemption price per share equal to the higher of
         (a) $1.00, plus any accrued and unpaid dividends, or (b) the market price of one share of the Company's Common Stock (the "Redemption Price"). The RCPS is also subject to redemption, in whole or in part, at the option of the holders thereof, upon six months' notice at any time after February 2007, for a redemption price per share equal to the Redemption Price.

         In March 1998, the holders of the RCPS exercised their right to elect one member to the Board and vote together with common stockholders on the election of additional Directors and all other Company matters. Each share of RCPS has one vote per share.

         Pursuant to the terms of the RCPS, the Company is prohibited, without first obtaining the approval of at least a majority of the holders of the RCPS, from (i) altering or changing the rights, preferences, privileges or restrictions of shares of RCPS, (ii) increasing the authorized number of shares or adjusting the par value of RCPS, (iii) issuing any shares of capital stock ranking senior as to dividends or rights upon liquidation or dissolution to the RCPS or (iv) issuing any common stock at a price below the conversion price, as defined, to any officer, director or 10% shareholder. The liquidation value of the RCPS was $1,300,000 at June 28, 2005, June 29, 2004 and July 1, 2003,
         respectively.

         On June 30, 2005, the Company (a) issued ten-year options exercisable at $0.09 per share to the holders of the Company's RCPS, including Dr. Kevin Phillips, one of its directors, to purchase an aggregate of 500,000 shares of the Company's common stock and (b) agreed to pay, out of legally available funds, accrued and unpaid dividends in an aggregate of (1) $35,000 to the holders of the RCPS, on each of June 30, 2005, September 30, 2005 and December 30, 2005 and (2) $50,000 the
         holders of the RCPS on February 28, 2007 in consideration for their agreement to (1) postpone the mandatory redemption of their RCPS from February 2007 until the earlier of (a) six months after the repayment of the note the Company issued to Laurus or (b) June 30, 2010; and (2) defer receipt of dividend payments on the RCPS due on and after June 30, 2005.

9.       REDEEMABLE COMMON STOCK

         On October 29, 1999, the Company entered into an Amended and Restated Employment Agreement (the "Employment Agreement") with Michael O'Reilly, the Company's President and Chief Executive Officer. The Employment Agreement is for an initial term of five years, which has been automatically extended for an additional year, calls for a base salary of $285,000 per year and a bonus equal to 2.5 percent of the Company's pre-tax income (as that term is defined in the Employment Agreement). Upon the termination of Mr. O'Reilly's employment by the Company (other than termination for cause, death or disability or his resignation without good reason, as defined in the Employment Agreement), Mr. O'Reilly was to be entitled to sell, in a single transaction, any or all of shares of Common Stock held by him as of October 29, 1999 and all shares of Common Stock underlying options to purchase shares of Common Stock of the Company held by him as of October 29, 1999 (collectively the "O'Reilly Shares"), to the extent vested and exercisable, back to the Company (or pursuant to a letter agreement, dated October 29, 1999, between Michael O'Reilly and Spotless (the "Letter Agreement"), to Spotless to the extent that the Company's capital would be impaired by such a purchase) at a mutually agreeable price. If the parties were not able to agree upon a purchase price, then the purchase price was to determined based upon a procedure using the appraised value of the Company at the time such obligation to purchase arises.

         Similarly, pursuant to the Letter Agreement, Michael O'Reilly had the right, upon receipt of notice that Spotless and any of its affiliates has acquired a beneficial ownership of more than 75 percent of the outstanding shares of Common Stock (on a fully diluted basis), to require Spotless to purchase, in a single transaction, the O'Reilly Shares. The purchase price applicable to any such purchase was to be at a price mutually agreed upon. If the parties were not able to agree upon a purchase price, then the purchase price was to be determined based upon a procedure using the appraised value of the Company at the time such obligation to purchase arises. As a result of the conversion of the Note, options to purchase 2,811,575 shares of the Company's common stock held by Michael O'Reilly immediately vested.

         The Company recorded compensation expense (benefit) of $146,714, ($348,626) and ($593,246) relating to the O'Reilly Shares in the fiscal years ended June 28, 2005, June 29, 2004 and July 1, 2003, respectively.

         On June 30, 2005, Spotless sold 15,469,964 shares of the Company's common stock to Michael O'Reilly, our president and chief executive officer, in consideration for a non-recourse ten-year balloon promissory note in the principal amount of $120,500 issued to Spotless, bearing interest at LIBOR plus 1%. Spotless surrendered its remaining 45,865,143 shares to the Company for cancellation. In addition, the Company issued a ten year option exercisable at $0.09 per share to Mr. O'Reilly to purchase 15,469,964 shares of our common stock.

         On June 30, 2005, agreements between the Company, Spotless and Mr. O'Reilly pursuant to which Mr. O'Reilly had the right to sell to the Company, and in certain circumstances to Spotless, all shares of the Company's common stock held by him upon the occurrence of certain events, were terminated.

10. INCOME TAXES

         The (benefit) provision for income taxes for the fiscal years ended June 28, 2005, June 29, 2004 and July 1, 2003 consists of the following:


                           Fiscal Year       Fiscal Year          Fiscal Year
                              Ended             Ended                Ended
                             June 28,          June 29,              July 1,
                               2005              2004                 2003
                          --------------    --------------      ----------------
Current:
   Federal                    $ 25,067         $(648,645)         $(1,080,186)
   State                        12,260            13,700                6,400
                              --------         ---------          -----------
                                37,327          (634,945)          (1,073,786)
                              --------         ---------          -----------

Deferred:
   Federal                           -                 -                    -
   State                             -                 -                    -
                              --------         ---------          -----------
                                     -                 -                    -
                              --------         ---------          -----------
                              $ 37,327         $(634,945)         $(1,073,786)
                              ========         =========          ===========

         The benefit for income taxes for the fiscal years ended June 28, 2005, June 29, 2004 and July 1, 2003 represents the federal tax refund resulting from the carry back of the net loss incurred in each fiscal year net of state tax expense. At June 28, 2005, the Company has net operating loss carryforwards for tax purposes of approximately $1,981,000 that expire at various dates through 2024. As a result of a change in the Company's ownership on June 30, 2005, these net operating loss carryforwards are subject to significant annual usage limitations which have not yet been determined.

         The Company's effective tax rate for the fiscal years ended June 28, 2005, June 29, 2004 and July 1, 2003 differs from the federal statutory rate as a result of the following:


                                               Fiscal Year        Fiscal Year         Fiscal Year
                                                  Ended              Ended               Ended
                                                 June 28,           June 29,            July 1,
                                                   2005              2004                2003
                                              ---------------    -------------       ------------
Statutory United
    States federal tax rate                         34.0%            (34.0)%           (34.0) %
State income taxes, net
   of federal benefit                               19.1%                .2%               .2 %
Utilization of federal
   and state net operating
   loss carryforwards                                0.0%               0.0%               0.0%
Valuation allowance                               (39.3)%              18.3%            (40.0)%
Other                                               17.4%                .3%               4.2%
                                                  -------            -------           --------
                                                    31.2%            (15.2)%            (69.6)%
                                                  =======            =======           ========

         Deferred tax assets consisted of the following components at June 28, 2005, June 29, 2004 and July 1, 2003:

                                                                  2005              2004             2003
                                                                  ----              ----             ----
         Net operating loss and credit carryforwards           $1,331,000       $1,712,000         $614,000
         Reserves                                                 697,000          281,000          128,000
         Deferred compensation                                     62,000                -          139,000
         Depreciation                                            (302,000)        (281,000)        (217,000)
         Other, net                                                70,000           64,000           60,000
                                                               ----------       ----------         --------
                                                                1,795,000        1,776,000          724,000
         Less: Valuation allowance                              1,858,000        1,776,000          724,000
                                                               ----------       ----------         --------
         Net deferred tax asset                                $        -       $        -         $      -
                                                               ==========       ==========         ========

         At June 28, 2005, June 29, 2004 and July 1, 2003, the Company has provided a full valuation allowance against the gross deferred tax asset. Such valuation allowance was recorded because management does not believe that the utilization of the tax benefits from operating losses and other temporary differences are "more likely than not" to be realized.

11.      COMMITMENTS

         Future minimum lease payments under noncancellable operating leases for office space as of June 28, 2005 are as follows:

                          Fiscal Years Ending,
               ------------------------------------------

               June 27, 2006                                    $458,132
               July 3, 2007                                      379,407
                                                                --------
               Total future minimum lease payments              $837,539
                                                                ========

         Total rental expense was $366,204, $434,790 and $357,510, for the fiscal years ended June 28, 2005, June 29, 2004 and July 1, 2003, respectively.

12.      STOCK ISSUANCES

         During the fiscal years ended June 28, 2005, June 29, 2004 and July 1, 2003, the Company did not issue any shares of common or preferred stock.

         On May 24, 2005, the Company issued a non-plan ten-year option exercisable at $0.06 per share to Tony Towell to purchase 250,000 shares of common stock in connection with his service on the Company's special committee of the Board of Directors.

         On May 24, 2005, the Company issued non-plan five-year options exercisable at $.01 per share and $0.1875 per share to Michael O'Reilly to purchase 2,000,000 and 250,000 shares of common stock, respectively, in an effort to continue incentivizing him in his capacity as the Company's president and chief executive officer.

         On December 6, 2004, the Company issued ten-year options exercisable at $0.035 per share to each of Tony Towell and Dr. Kevin Phillips to purchase 100,000 shares of common stock under the Company's 2001 Equity Incentive Plan in connection with their service as directors.

         See Note 2.

13.      STOCK OPTIONS

         As of June 28, 2005, 2,850,000 shares of common stock were reserved for issuance upon the exercise of options then outstanding and 5,150,000 shares were available for future grant under the Company's three stock option plans, under which options may be granted to key employees, directors, and other persons rendering services to the Company. As of June 28, 2005, 7,986,309 shares of common stock were reserved for issuance upon the exercise of options and warrants then outstanding that were not covered under the Company's three stock option plans. Options which are designated as "incentive stock options" under the option plans may be granted with an exercise price not less than the fair market value of the underlying shares at the date of the grant and are subject to certain quantity and other limitations specified in
         Section 422 of the Internal Revenue Code. Options which are not intended to qualify as incentive stock options may be granted at any price, but not less than the par value of the underlying shares, and without restriction as to amount. The options and the underlying shares are subject to adjustment in accordance with the terms of the plans in the event of stock dividends, recapitalizations and similar transactions. The right to exercise the options generally vests in increments over periods of up to five years from the date of grant or the date of commencement of the grantee's employment with the Company, up to a maximum term of ten years for all options granted.

         The summary of the status of the Company's outstanding stock options for the fiscal years ended June 28, 2005, June 29, 2004 and July 1, 2003 is presented below:

                                                                                       Non-
                                                    Employees         Weighted       Employee         Weighted
                                                       and            Average           and           Average
                                                    Directors         Exercise       Director         Exercise
                                                     Options           Price          Options          Price
                                                     -------           -----          -------          -----
         Outstanding at July 2, 2002                12,941,677          $.13           48,100           $.21
         Granted                                       300,000          $.16                -              -
         Forfeited                                  (1,420,059)         $.21          (18,100)          $.01
         Exercised                                           -             -                -              -
                                                    ----------                        -------
         Outstanding at July 1, 2003                11,821,618          $.12           30,000           $.41
         Granted                                       650,000          $.22                -              -
         Forfeited                                  (2,175,000)         $.26          (30,000)          $.41
         Exercised                                           -             -                -              -
                                                    ----------                        -------
         Outstanding at June 29, 2004               10,296,618          $.14                -              -
         Granted                                     2,700,000          $.03                -              -
         Forfeited                                  (2,160,309)         $.03                -              -
         Exercised                                           -             -                -              -
                                                    ----------       -------          -------           ----
         Outstanding at June 28, 2005               10,836,309       $ 10.01                -              -
                                                    ==========       =======          =======           ====
         Options exercisable at July 1, 2003        11,821,618       $   .12           30,000           $.41
                                                    ==========       =======          =======           ====
         Options exercisable at June 29, 2004       10,296,618       $   .14                -           $  -
                                                    ==========       =======          =======           ====
         Options exercisable at June 28, 2005       10,836,309       $ 10.01                -              -
                                                    ==========       =======          =======          =====

                                                 Weighted
                                   Number         Average
                   Exercise     Outstanding      Remaining         Number
                   Price        at June 28,    Contractual     Exercisable at
                   -----           2005         Life (years)   June 28, 2005
                                   ----         ------------   -------------
                    $.01         2,000,000        4.71          2,000,000
                   $.035           200,000        9.42            200,000
                    $.06           250,000        9.71            250,000
                   $.079         5,486,309        3.92          5,486,309
                    $.08           200,000        3.42            200,000
                  $.1094           100,000        0.42            100,000
                    $.16           600,000        1.71            600,000
                    $.17           400,000        1.08            400,000
                  $.1875           250,000        4.71            250,000
                    $.19           650,000        1.17            650,000
                    $.22           200,000        2.50            200,000
                    $.23           250,000        1.25            250,000
                    $.34           250,000        3.17            250,000
                                ----------                     ----------
                                10,836,309                     10,836,309
                                ==========                     ==========

14.      RELATED PARTY TRANSACTIONS

         As of June 28, 2005, the Company owed Spotless Plastics (USA) Inc. $5,000,000 under a promissory note dated November 16, 2001, in the original principal amount of $1,700,000. The Spotless note was collateralized by all of the Company's assets. During the fiscal year ended June 29, 2004, the Company borrowed $3,300,000 from Spotless for working capital requirements and to fund losses. During the fiscal year ended July 1, 2003, the Company borrowed $2,325,000 from Spotless for working capital requirements and to fund certain fixed asset purchases. The Company repaid $825,000 to Spotless in the fiscal year ended July 1, 2003.

         As of June 28, 2005, Spotless was due payment from third parties for purchased accounts receivable in the amount of $349,985 under its account receivable agreement dated February 5, 2004, with the Company. Pursuant to the account receivable finance agreement, Spotless was able to purchase certain of the Company's accounts receivable without recourse for cash, subject to certain terms and conditions. Pursuant to an administrative services arrangement, Spotless also provided the Company with certain administrative services. During the Company's fiscal years 2005, 2004 and 2003, the Company was charged by Spotless an administrative fee of $84,380, $131,556 and $101,256, respectively, of which $84,380 remained unpaid and included in accrued expenses as of June 28, 2005.

         On June 30, 2005, the Company completed a financing transaction, in which it sold a note in the principal amount of $5,000,000 to Laurus Master Fund, Ltd. The sale of the note was completed pursuant to a securities purchase agreement and related documents, dated June 30, 2005. The proceeds received by the Company in connection with the financing transaction were used (a) to repay $2,750,000 to Spotless, consisting of approximately $2,650,000 in principal and $100,000 in interest, in satisfaction of the promissory note that the Company had issued to Spotless, dated November 16, 2001 and (b) to pay transaction expenses. The Company also issued a subordinated secured promissory note to Spotless in the principal amount of $500,000, bearing interest at LIBOR plus 1%. Pursuant to the terms of the note the Company issued to Spotless, amortized payments of $50,000 per month become due and payable beginning July 1, 2007 until all amounts due thereunder are fully paid, so long as the Company is not in default on the Laurus Note. The note the Company issued to Spotless, together with the $2,750,000 payment to Spotless referred to above, fully satisfied all of the Company's financial obligations to Spotless. In connection with this financing transaction, the Company, along with Spotless, terminated the account receivable finance agreement between them, except with respect to the Company's obligation to continue to collect and remit payment of accounts receivable that Spotless purchased under the agreement. As part of the transactions, Spotless assigned to the Company an account receivable with a balance of $189,196.82 and to the Company agreed to pay this amount to Spotless no later than June 30, 2006.

         On June 30, 2005, Messrs. Peter Wilson, John Bongiorno, Ronald Evans and Brian Blythe, who were nominees of Spotless, resigned as directors of the Company, and Mr. Charles L. Kelly, Jr., also a Spotless nominee, resigned as the Company's chief financial officer and as a director. In addition, Mr. Joseph Murphy, an employee of Spotless, resigned as the Company's Vice President of Finance and Administration and Secretary. Pursuant to an administrative services agreement, Spotless agreed to provide the services of Mr. Murphy to the Company during a six-month transitional process for a fee of $5,000 per month and a payment of $25,000 to Mr. Murphy at the end of the transitional period.


         On June 30, 2005, Spotless, through one of its wholly owned subsidiaries, sold 15,469,964 shares of common stock of the Company to Michael O'Reilly, the Company's president and chief executive officer, in consideration for a non-recourse ten-year balloon promissory note in the principal amount of $120,500 issued by Mr. O'Reilly to Spotless, bearing interest at LIBOR plus 1%. Spotless surrendered its remaining 45,865,143 shares to the Company for cancellation. In addition, the Company issued a ten year option exercisable at $0.09 per share to Mr. O'Reilly to purchase 15,469,964 shares of common stock in connection with his (a) issuance of a personal guaranty to Laurus for $3,250,000 of the $5,000,000 principal amount of the original Laurus note; (b) agreement to a new employment agreement, which (i) does not include a put right that existed in his old employment agreement requiring the Company, under certain circumstances, to buy his shares of common stock and shares underlying his options, and (ii) calls for a base salary of $285,000 per year and a bonus equal to 2.5% of our pre-tax income, as defined in the employment agreement; and (c) agreement to personally guarantee our bonding obligations, each of which was a condition precedent to the consummation of our financing transaction with Laurus.
         On May 24, 2005, the Company issued non-plan five-year options exercisable at $.01 per share and $0.1875 per share to Michael O'Reilly to purchase 2,000,000 and 250,000 shares of common stock, respectively, in an effort to continue incentivizing him in his capacity as the Company's president and chief executive officer.


         On June 30, 2005, the Company (a) issued ten-year options exercisable at $0.09 per share to its series A convertible stock preferred stockholders, including Dr. Kevin Phillips, one of its directors, to purchase an aggregate of 500,000 shares of our common stock and (b) agreed to pay, out of legally available funds, accrued and unpaid dividends in an aggregate of (1) $35,000 to the series A convertible preferred stockholders, on each June 30, 2005, September 30, 2005 and December 30, 2005 and (2) $50,000 to the series A convertible preferred stockholders on February 28, 2007 in consideration for their agreement to (1) postpone the mandatory redemption of their series A convertible preferred stock from February 2007 until the earlier of (a) six months after the repayment of the note issued by the Company to Laurus or (b) June 30, 2010; and (2) defer receipt of dividend payments on the series A convertible preferred stock due on and after June 30, 2005.

         On June 30, 2005, Michael O'Reilly and the series A convertible preferred stock stockholders, including Dr. Kevin Phillips, who is a director, agreed, pursuant to a forbearance and deferral agreement to which the Company is a party, to propose and vote in favor of an amendment to the Company's Certificate of Incorporation in order to sufficiently increase the number of authorized shares at the Company's next annual shareholders meeting to be held by December 2005. In addition, Mr. O'Reilly, the series A convertible preferred stock stockholders and Anthony P. Towell, a director, entered into lock-up agreements with Laurus that prohibit a disposition of their shares of common stock and any and all related derivative securities until the earlier of (a) the repayment in full of the note the Company issued to Laurus or (b) June 30, 2010. On December 6, 2004, the Company issued a ten-year option to Dr. Kevin Phillips to purchase 100,000 shares under its 2001 Equity Incentive Plan in connection with his service as a director of the Company.

         During our fiscal year ended July 1, 2003, the Company repaid a $100,000 convertible note held by Anthony P. Towell, a director. This note was issued in 1997, provided for interest at a rate equal to 12% per annum and was convertible at a rate of $.15 per share of common stock. On May 24, 2005, the Company issued a non-plan ten-year option exercisable at $0.06 per share to Tony Towell to purchase 250,000 shares in connection with his service on the then-existing special committee of the Company. On December 6, 2004, the Company issued a ten-year option exercisable at $0.035 per share to Tony Towell under its 2001 Equity Incentive Plan in connection with his service as a director of the Company.

         On December 16, 1998, the Company entered into an operating lease agreement with Michael O'Reilly, its president and chief executive officer. Pursuant to the terms of the arrangement that expired in December 2002 and has continued on a month-to-month basis thereafter, the Company leases a forty-two foot custom Topaz boat for monthly rental payments of $5,000. The leasing arrangement was necessitated by a marine assistance contract that expired on December 31, 2000, although the arrangement continues to provide the Company with its largest floating vessel capable of handling specialty equipment and facilitating an offshore support crew. The Company is responsible for all taxes, insurance and repairs pertaining to this boat.

         The Company had an oral understanding with Michael O'Reilly pursuant to which the Company paid the full carrying costs, including mortgage payments, of a condominium that he beneficially owned and that the Company used for marketing purposes. The full carrying costs during the Company's fiscal years ended June 28, 2005 and June 29, 2004 were approximately $7,150 and $17,800, respectively. In connection with this arrangement, the Company also provided mitigation and restoration services valued at approximately $56,780 during fiscal 2004.

         In February 1997, the Company issued 650,000 shares of redeemable convertible preferred stock to Dr. Kevin Phillips, a director and an additional 650,000 shares of redeemable convertible preferred stock to a business partner of Dr. Phillips. During fiscal years 2005, 2004 and 2003, the Company paid an aggregate of $0, $39,000 and $78,000, respectively, of dividends and accrued interest to the redeemable convertible preferred stockholders.

         The Company paid a former director $24,385 and $46,926 for consulting services in its fiscal years 2004 and 2003, respectively.

         The Company believes that all transactions that the Company has entered into with its officers, directors and principal stockholders have been on terms no less favorable to the Company than those available from unrelated third parties.

15.      CONTINGENCIES

         LITIGATION AND DISPUTES

         On August 5, 2004, the Company commenced an action in the New York State Supreme Court, County of New York, claiming that the Company is entitled to approximately $1,255,000 of contractual billings relating to a large roof tar removal project. On October 15, 2004, the Economic Development Corporation filed an answer, denying the Company's claims. On November 4, 2004, the Economic Development Corporation filed an amended answer denying the Company's claims and asserting counterclaims. The case is currently in pre-trial discovery.

         In April 2003, the Company commenced a remediation project in New York City for a local utility to remove sediment from an oil storage tank. During the course of the project, the sediment in the tank was found to be substantially different than the sediment that the customer represented to be in the tank prior to the inception of the project. The Company continued to work on the project so as not to default on the terms which it understood to exist with the customer. The additional costs incurred to remove this matter were approximately $1,600,000. As of June 28, 2005, the Company recognized revenue of approximately $1,700,000 with respect to the original scope of this project. All amounts due under the original contract have been paid. The Company has not recognized the revenue associated with its claim. The project has been substantially completed and the customer has refused to acknowledge its liability for these additional charges billed. On October 22, 2004, the Company commenced an action against a local utility company in the New York State Supreme Court, County of New York, claiming that it is entitled to approximately $2,000,000 of contractual billings and related damages in connection with this matter. On December 6, 2004, the local utility company filed an answer, denying our claims. The case is currently in pre-trial discovery.

         On April 16, 2002, two customers commenced an action against the Company and Michael O'Reilly, the Company's CEO, in the Supreme Court of the State of New York, County of New York, claiming that they are entitled to approximately $4,400,000 of damages relating to alleged breaches of a contract for a residential construction project. On May 7, 2002, the Company filed an answer denying the plaintiffs' claims and seeking approximately $45,418 in a counterclaim for uncollected accounts. The case is currently in pre-trial discovery. The Company believes that this case is not meritorious and can be resolved without having a material adverse effect on its financial statements.

         The Company is a plaintiff in approximately 22 lawsuits (including the two cases described above) claiming an aggregate of approximately $5,000,000 pursuant to which it is seeking to collect amounts it believes owed to it by customers that are included in its accounts receivable, primarily with respect to changed work orders or other modifications to our scope of work. The defendants in these actions have asserted counterclaims for an aggregate of approximately $500,000.

         The Company is a party to other litigation matters and claims that are normal in the course of its operations, and while the results of such litigation and claims cannot be predicted with certainty, management believes that the final outcome of such matters will not have a materially adverse effect on the Company's consolidated financial statements.

16.      MAJOR CUSTOMERS, GEOGRAPHIC INFORMATION AND CREDIT CONCENTRATIONS

         During the fiscal years ended June 28, 2005, June 29, 2004 and July 1, 2003, the Company recognized net sales to significant customers as set forth below:

                                       July 28,       June 29,        July 1,
            Major Customers              2005           2004           2003
       --------------------------     ----------     ----------     ----------
              Customer A                 19%             4%             0%
              Customer B                  4%             0%            19%
              Customer C                  4%             0%             0%

         The Company is not dependent upon its relationship with any customer in the fiscal year ended June 28, 2005. The level of business with a particular customer in a succeeding period is not expected to be commensurate with the prior period, principally because of the project nature of the Company's services. However, because of the significant expansion of the Company's services provided, the Company believes that the loss of any single customer would not have a material adverse effect on the Company's financial condition and results of operations, unless the revenues generated from any such customer were not replaced by revenues generated by other customers.

         At June 28, 2005, 15 percent of the Company's accounts receivable related to one customer. At June 29, 2004, 19 percent of the Company's accounts receivable related to one customer.

         During the fiscal year ended June 28, 2005, the Company had no sales to customers outside the United States. During the fiscal year ended June 29, 2004, the Company had sales of approximately $23,000 to a customer outside the United States. During the fiscal year ended July 1, 2003, the Company had sales of approximately $460,000 to a customer outside the United States. All of the Company's long-lived assets reside entirely in the United States.

         The Company is highly dependent upon the continuing contributions of key managerial, technical and marketing personnel. Employees may voluntarily terminate their employment with the Company at any time, and competition for qualified technical personnel, in particular, is intense. The loss of the services of any of its key managerial, technical or marketing personnel, especially Michael O'Reilly, its chief executive officer, could materially adversely affect the Company's business, financial condition and results of operations.

         The Company contracts with a limited number of customers that are involved in a wide range of industries. A small number of customers may therefore be responsible for a substantial portion of revenues at any time. While management assesses the credit risk associated with each proposed customer prior to the execution of a definitive contract, no assurances can be given that such assessments will be correct and that the Company will not incur substantial, noncollectible accounts receivable.

17.      NET INCOME (LOSS) PER SHARE

         The following table sets forth the computation of the basic and diluted net (loss) income per share for the fiscal years ended June 28, 2005, June 29, 2004 and July 1, 2003:

                                                             Fiscal Year        Fiscal Year          Fiscal Year
                                                                Ended              Ended                Ended
                                                               June 28,           June 29,             July 1,
                                                                 2005               2004                2003
                                                            --------------     ---------------      -------------
         Numerator:
            Net (loss) income attributable
               to common shareholders                        $   4,441           $(3,613,334)        $ (547,004)
            Add interest and amortization
               on convertible notes, net of
               tax                                                   -                     -                  -
                                                             ----------          -----------         ----------
                                                             $    4,441          $(3,613,334)        $ (547,004)
                                                             ==========          ===========         ==========

         Denominator:
            Share reconciliation:
               Shares used for basic
                  (loss) income per share                    77,936,358           77,936,358         77,936,358
               Effect of dilutive items:
                  Stock options                                 654,187                    -                  -
                  Convertible securities
                                                             ----------          -----------         ----------
               Shares used for dilutive
                  (loss) income per share                    78,590,545           77,936,358         77,936,358
                                                             ==========          ===========         ==========

         Net (loss) income per share:
            Basic                                                 $.00                $(.05)             $(.01)
                                                                  ====                ======             ======
            Diluted                                               $.00                $(.05)             $(.01)
                                                                  ====                ======             ======

         The diluted net loss per share for the fiscal years ended June 28, 2005 and June 29, 2004 excludes 2,700,000 and 10,296,618 shares issuable upon the exercise of stock options and 1,300,000 and 1,300,000 shares issuable upon the conversion of convertible securities, respectively. These shares are excluded due to their antidilutive effect as a result of the Company's net loss attributable to common shareholders during these periods.

18. UNAUDITED QUARTERLY DATA

         Summarized unaudited quarterly financial data for the fiscal years ended June 28, 2005 and June 29, 2004 are as follows:


                                                First            Second              Third              Fourth
        Fiscal Year Ended June 28, 2005        Quarter           Quarter            Quarter            Quarter
        -------------------------------     -------------    --------------    ----------------   -----------------
        Revenues                               $5,478,506        $7,359,279          $4,801,832        $ 2,560,793
        Net income (loss)                      $(328,545)        $1,388,310          $  128,759        $(1,106,083)
        Net income (loss) attributable to
           common shareholders                 $(348,045)        $1,368,810          $  109,259        $(1,125,583)
        Net income (loss) per common
           Share - basic                           $(.00)              $.02                $.00                $.00
        Net income (loss) per common
           Share - diluted                         $(.00)              $.02                $.00                $.00

                                                First            Second              Third              Fourth
        Fiscal Year Ended June 29, 2004        Quarter           Quarter            Quarter            Quarter
        -------------------------------     -------------    --------------    ----------------   -----------------
        Revenues                               $5,259,926        $6,523,473        $ 3,026,183         $ 4,357,171
        Net income (loss)                      $  209,151        $  462,437        $(2,567,984)        $(1,638,938)
        Net income (loss) attributable to
            common shareholders                $  189,651        $  442,937        $(2,587,484)        $(1,658,438)
        Net income (loss) per common
           share - basic                             $.00              $.01              $(.03)              $(.02)
        Net income (loss) per common
           share - diluted                           $.00              $.01              $(.03)              $(.02)

19.      SUBSEQUENT EVENTS

         In conjunction with the Laurus transactions, the Company entered into a registration rights agreement, which obligated it, among other things, to file a registration statement on Form S-1 with the SEC on or before September 23, 2005. In addition, the Company is obligated to have the registration statement declared effective by the SEC by November 22, 2005. The Company failed to meet the initial filing deadline, which Laurus extended by one week, and will be subject to a liquidated damage claim equal to 2.0% of the principal outstanding on the note issued to Laurus, for each thirty day period, prorated for partial periods, until the Company either files an initial registration statement or until November 22, 2005, whichever comes first. In addition, if the initial registration statement is not declared effective by November 22, 2005, then the Company will be subject to a liquidated damage claim of 1.5% of the principal outstanding on the note issued to Laurus, for the first thirty days, prorated for partial periods, and then 2.0% of the principal outstanding on the note issued to Laurus, for each thirty day period, prorated for partial periods, per day after that time.

         Subsequent to June 28, 2005 and in the wake of Hurricane Katrina, the Company has established offices in Louisiana and is directing considerable resources to generating new business opportunities in that area.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the costs and expenses to be paid by the Registrant in connection with the sale of the shares of our common stock being registered hereby. All amounts are estimates except for the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee       $        3,732
Accounting fees and expenses                              $       15,000
Legal fees and expenses                                   $       60,000
Printing expenses                                         $        2,500
Blue sky fees and expenses                                $       20,000
Miscellaneous expenses                                    $        1,268
                                                          --------------
         Total                                            $      102,500

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Under Section 145 of the Delaware General Corporation Law, a corporation may indemnify any of its directors and officers against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (i) if any such person acted in good faith and in a manner reasonably believed to be in or not opposed to be the best interests of the corporation, and (ii) in connection with any criminal action or proceeding if such person had no reasonable cause to believe such conduct was unlawful. In actions brought by or in the right of the corporation, however, Section 145 provides that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of such person's duty to the corporation unless, and only to the extent that, the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in review of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or such other court shall deem proper. Article VIII of the registrant's Certificate of Incorporation, as amended, requires that the registrant indemnify its directors and officers for certain liabilities incurred in the performance of their duties on behalf of the registrant to the fullest extent allowed by Delaware law.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

         On September 12, 2005, we issued 1,500,000 shares of our common stock to Laurus, pursuant to its partial exercise of an option issued to it on June 30, 2005.

         On June 30, 2005, we sold to Laurus a secured convertible note in the principal amount of $5,000,000, pursuant to a Securities Purchase Agreement and related agreements. In addition, we also issued to Laurus (a) a twenty-year option to purchase 30,395,179 shares of our stock at a purchase price of $0.0001 per share and (b) a seven-year common stock purchase warrant to purchase 13,750,000 shares of our common stock at a purchase price of $0.10 per share. On July 13, 2005, we received an additional $350,000 of proceeds and amended and restated the note to be in the principal amount of $5,350,000. On September 9, 2005, we received an additional $650,000 of proceeds and further amended and restated the note to be in the principal amount of $6,000,000. The replacement note is repayable at the rate of $187,500 per month together with accrued but unpaid interest, commencing on November 1, 2005. In addition, we issued a subordinated secured promissory note to Spotless in the principal amount of $500,000. Spotless surrendered its remaining 45,865,143 shares to us for cancellation on June 30, 2005. Additionally, we issued (i) an option exercisable at $0.09 per share to Mr. O'Reilly to purchase 15,469,964 shares of our common stock and (ii) ten-year options exercisable at $0.09 per share to our series A convertible preferred stock stockholders, including Dr. Kevin
Phillips, one of our directors, to purchase an aggregate of 500,000 shares of our common stock in consideration for their agreement to (1) postpone the mandatory redemption of their series A convertible preferred stock from February 2007 until the earlier of (i) six months after the repayment of the note we issued to Laurus or (ii) June 30, 2010; and (2) defer receipt of dividend payments on the series A convertible preferred stock due on and after June 30, 2005.

         We used the proceeds from the transactions described in this section
(a) to repay $2,750,000 to Spotless Plastics, consisting of approximately $2,650,000 in principal and $100,000 in interest, in satisfaction of a promissory note we issued to them on November 16, 2001, and (b) to pay transaction expenses. These transaction expenses include (a) $1,750,000 to Laurus as a transaction fee, (b) $171,250 to Laurus Capital Management, L.L.C. for its management and due diligence fees, (c) $2,000 to Loeb & Loeb, LLP for its escrow fee, and (d) other transactional fees, including the fees for the insurance policies obtained by us and our advisors' and professional fees incurred in connection with this transaction, which aggregated approximately $600,000.

         On May 24, 2005, our board of directors issued a non-plan ten-year option exercisable at $0.06 per share to Tony Towell to purchase 250,000 shares of common stock in connection with his service on our then-existing special committee.

         On May 24, 2005, our board of directors issued non-plan five-year options exercisable at $.01 per share and $0.1875 per share to Michael O'Reilly to purchase 2,000,000 and 250,000 shares of common stock, respectively, in an effort to continue incentivizing him in his capacity as our president and chief executive officer.

         On December 6, 2004, our board of directors issued ten-year options exercisable at $0.035 per share to each of Tony Towell and Dr. Kevin Phillips to purchase 100,000 shares of common stock under our 2001 Equity Incentive Plan in connection with their service as our directors.

         All of the securities were sold in private offerings pursuant to exemptions from registration under Section 4(2) of the Securities Act of 1933, as amended.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registration has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Bay Shore, State of New York, on this 3rd day of October, 2005.


                              WINDSWEPT ENVIRONMENTAL GROUP, INC.


                              By:    /s/ Michael O'Reilly
                                 -----------------------------------------
                                 Michael O'Reilly
                                 Chief Executive Officer


                              By:    /s/ Andrew C. Lunetta
                                 ------------------------------------------
                                 Andrew C. Lunetta
                                 Chief Financial Officer (Principal Accounting
                                   and Financial Officer)


                                POWER OF ATTORNEY

              Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on October 3, 2005 by the following persons in the capacities indicated. Each person whose signature appears below constitutes and appoints Michael O'Reilly as his true and lawful attorney-in-fact and agent with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by the Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Name:                                     Title:                    Date:
-----                                     ------                    -----

/s/ Michael O'Reilly
---------------------
Michael O'Reilly        Chief Executive Officer and Director  October 3, 2005
                          (Principal Executive Officer)
/s/ Andrew C. Lunetta
---------------------
Andrew C. Lunetta       Chief Financial Officer               October 3, 2005
                         (Principal Accounting and Financial
                             Officer)
/s/ Kevin J. Phillips
---------------------
Dr. Kevin Phillips      Director                              October 3, 2005

/s/ Anthony P. Towell
---------------------
Anthony P. Towell       Director                              October 3, 2005

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a) Certain of the following exhibits have been previously filed with the Securities and Exchange Commission and are incorporated herein by reference from the documents described in the footnotes below. Certain others are to be filed by amendment or are filed herewith.

Exhibit
Number                     Description
------                     -----------

     3.1 Composite of Certificate of Incorporation of Windswept. (Incorporated by reference to Exhibit 3.1 of Windswept's Quarterly Report on Form 10-Q for the quarter ended January 31, 2001, filed with the SEC on March 19, 2001).

     3.2 By-laws of Windswept. (Incorporated by reference to Exhibit 3.3 of Windswept's Registration Statement (No. 33-14370 N.Y.) filed with the SEC on June 1, 1987).

     4.1   Specimen Common Stock Certificate. (Incorporated by reference to
           Exhibit 4.01 of Windswept's Annual Report on Form 10-KSB for the fiscal year ended April 30, 1998, filed with the SEC on August 13,
           1998).


     4.2 Specimen Series B Convertible Preferred Stock Certificate. (Incorporated by reference to Exhibit 4.01 of Windswept's Current Report on Form 8-K (Date of Report: October 29, 1999) filed with the SEC on November 12, 1999).

     5.1*  Opinion of Davidoff Malito & Hutcher LLP regarding legality.

     10.1 Option Certificate for 2,000,000 stock options issued to Michael O'Reilly. (Incorporated by reference to Exhibit 4.05 of Windswept's Annual Report on Form 10-KSB for the fiscal year ended April 30, 1997, filed with the SEC on October 3, 1997).

     10.2 1997 Incentive Plan. (Incorporated by reference to Exhibit 4.1 of Windswept's Registration Statement on Form S-8 (No. 333-22491) filed with the SEC on February 27, 1997).

     10.3 1998 Stock Incentive Plan. (Incorporated by reference to Exhibit 4.1 of Windswept's Registration Statement on Form S-8 (No. 333-61905) filed with the SEC on August 20, 1998).

     10.4  2001 Equity Incentive Plan. (Incorporated by reference to Exhibit
           10.1 of Windswept's Quarterly Report on Form 10-Q for the quarter ended January 31, 2001, filed with the SEC on March 19, 2001).

     10.5 Employment Agreement, dated June 30, 2005, between Windswept and Michael O'Reilly. (Incorporated by reference to Exhibit 10.15 of Windswept's Current Report on Form 8-K (Date of Report: June 30,
           2005) filed with the SEC on July 7, 2005).

     10.6 Amended and Restated Employment Agreement dated October 29, 1999 between Windswept and Michael O'Reilly. (Incorporated by reference to Exhibit 10.4 of Windswept's Current Report on Form 8-K (Date of
           Report: October 29, 1999) filed with the SEC on November 12, 1999).

     10.7 Option to purchase 15,464,964 shares of common stock dated June 30, 2005, issued by Windswept to Michael O'Reilly. (Incorporated by reference to Exhibit 10.6 of Windswept's Current Report on Form 8-K (Date of Report: June 30, 2005) filed with the SEC on July 7, 2005).

     10.8 Option to purchase 2,000,000 shares of common stock dated May 24, 2005, issued by Windswept to Michael O'Reilly. (Incorporated by reference to Exhibit 10.8 of Windswept's Annual Report on Form 10-K for the fiscal year ended June 28, 2005, filed with the SEC on October 3, 2005).

     10.9 Option to purchase 250,000 shares of common stock dated May 24, 2005, issued by Windswept to Michael O'Reilly. (Incorporated by reference to Exhibit 10.9 of Windswept's Annual Report on Form 10-K for the fiscal year ended June 28, 2005, filed with the SEC on October 3,
           2005).

     10.10 Option to purchase 250,000 shares of common stock dated May 24, 2005, issued by Windswept to Anthony P. Towell. (Incorporated by reference to Exhibit 10.10 of Windswept's Annual Report on Form 10-K for the fiscal year ended June 28, 2005, filed with the SEC on October 3,
           2005).

     10.11 Option to purchase 100,000 shares of common stock dated December 6, 2004, issued by Windswept to Anthony P. Towell. (Incorporated by reference to Exhibit 10.11 of Windswept's Annual Report on Form 10-K for the fiscal year ended June 28, 2005, filed with the SEC on October 3, 2005).

     10.12 Stock Option Agreement dated October 29, 1999 between Windswept and Michael O'Reilly. (Incorporated by reference to Exhibit 10.5 of Windswept's Current Report on Form 8-K (Date of Report: October 29,
           1999) filed with the SEC on November 12, 1999).

     10.13 Stock Option Agreement dated October 29, 1999 between Windswept and Michael O'Reilly relating to options vesting upon exercise of the convertible note. (Incorporated by reference to Exhibit 10.6 of Windswept's Current Report on Form 8-K (Date of Report: October 29,
           1999) filed with the SEC on November 12, 1999).

     10.14 Option to purchase 100,000 shares dated December 6, 2004, issued by Windswept to Dr. Kevin J. Phillips. (Incorporated by reference to
           Exhibit 10.14 of Windswept's Annual Report on Form 10-K for the fiscal year ended June 28, 2005, filed with the SEC on October 3,
           2005).

     10.15 Letter Agreement dated October 29, 1999 between Michael O'Reilly and Spotless Plastics (USA), Inc. (Incorporated by reference to Exhibit
           10.7 of Windswept's Current Report on Form 8-K (Date of Report:
           October 29, 1999) filed with the SEC on November 12, 1999).

     10.16 Promissory Note dated November 16, 2001 issued by Windswept in favor of Spotless Plastics (USA), Inc. (Incorporated by reference to
           Exhibit 10.2 of the Windswept's Quarterly Report on Form 10-Q for the quarter ended January 1, 2002, filed with the SEC on February 13,
           2002).

     10.17 Form of Security Agreement dated October 29, 1999 between each of Windswept, Trade-Winds Environmental Remediation Inc., North Atlantic Laboratories, Inc. and New York Testing, Inc. and Spotless Plastics
           (USA), Inc. (Incorporated by reference to Exhibit 10.3 of Windswept's Current Report on Form 8-K (Date of Report: October 29, 1999) filed with the SEC on November 12, 1999).

     10.18 Form of Amendment No. 1 dated November 16, 2001 to Security Agreement dated October 29, 1999 between each of the Company, Trade-Winds Environmental Restoration, Inc., North Atlantic Laboratories, Inc. and New York Testing Laboratories, Inc. and Spotless Plastics (USA), Inc. (Incorporated by reference to Exhibit 10.1 of Windswept's Quarterly Report on Form 10-Q for the quarter ended January 1, 2002, filed with the SEC on February 13, 2002).

     10.19 Account Receivable Finance Agreement, dated February 5, 2004, by and among the Company, Trade-Winds Environmental Restoration Inc. and Spotless Plastics (USA) Inc. (Incorporated by reference to Exhibit
           10.1 of the Company's Quarter Report on Form 10-Q for the quarter ended December 30, 2003, filed with the SEC on February 10, 2004).

     10.20 Amendment No. 1 to the Account Receivable Finance Agreement, dated June 30, 2005, by and among Windswept, Trade-Winds and Spotless. (Incorporated by reference to Exhibit 10.19 of Windswept's Current Report on Form 8-K (Date of Report: June 30, 2005) filed with the SEC on July 7, 2005).

     10.21 Securities Purchase Agreement, dated June 30, 2005, by and between Windswept and Laurus. (Incorporated by reference to Exhibit 10.1 of Windswept's Current Report on Form 8-K (Date of Report: June 30,
           2005) filed with the SEC on July 7, 2005).

     10.22 Funds Escrow Agreement, dated June 30, 2005, by and among Windswept, Laurus and Loeb & Loeb LLP, as escrow agent. (Incorporated by reference to Exhibit 10.24 of Windswept's Current Report on Form 8-K (Date of Report: June 30, 2005) filed with the SEC on July 7, 2005).

     10.23 $5,350,000 Amended and Restated Secured Convertible Term Note, dated July 13, 2005, issued by Windswept to Laurus Master Fund, Ltd. (Incorporated by reference to Exhibit 10.1 of Windswept's Current Report on Form 8-K (Date of Report: July 13, 2005) filed with the SEC on July 13, 2005).

     10.24 $6,000,000 Amended and Restated Secured Convertible Term Note, dated September 9, 2005, issued by Laurus to Windswept. (Incorporated by reference to Exhibit 10.01 of Windswept's Current Report on Form 8-K (Date of Report: September 9, 2005) filed with the SEC on September 15, 2005.

     10.25 $5,000,000 Secured Convertible Term Note, dated June 30, 2005, issued by Windswept to Laurus. (Incorporated by reference to Exhibit 10.2 of Windswept's Current Report on Form 8-K (Date of Report: June 30,
           2005) filed with the SEC on July 7, 2005).

     10.26 Option, dated June 30, 2005, issued by Windswept to Laurus. (Incorporated by reference to Exhibit 10.3 of Windswept's Current Report on Form 8-K (Date of Report: June 30, 2005) filed with the SEC on July 7, 2005).

     10.27 Common Stock Purchase Warrant, dated June 30, 2005, issued by Windswept to Laurus. (Incorporated by reference to Exhibit 10.4 of Windswept's Current Report on Form 8-K (Date of Report: June 30,
           2005) filed with the SEC on July 7, 2005).

     10.28 Master Security Agreement, dated June 30, 2005, by and among Windswept, Trade-Winds Environmental Restoration Inc.
           ("Trade-Winds"), North Atlantic Laboratories, Inc. ("North Atlantic") and Laurus. (Incorporated by reference to Exhibit 10.5 of Windswept's Current Report on Form 8-K (Date of Report: June 30, 2005) filed with the SEC on July 7, 2005).

     10.29 Option to purchase 250,000 shares of common stock, dated June 30, 2005, issued by Windswept to Dr. Kevin Phillips. (Incorporated by reference to Exhibit 10.7 of Windswept's Current Report on Form 8-K (Date of Report: June 30, 2005) filed with the SEC on July 7, 2005).

     10.30 Option to purchase 250,000 shares of common stock, dated June 30, 2005, issued by Windswept to Gary Molnar. (Incorporated by reference to Exhibit 10.8 of Windswept's Current Report on Form 8-K (Date of
           Report: June 30, 2005) filed with the SEC on July 7, 2005).

     10.31 Forebearance and Deferral Agreement, dated June 30, 2005, by and among Windswept, Michael O'Reilly, the Series A Convertible Preferred Stockholders and Laurus. (Incorporated by reference to Exhibit 10.9 of Windswept's Current Report on Form 8-K (Date of Report: June 30,
           2005) filed with the SEC on July 7, 2005).

     10.32 Transition Services Agreement, dated June 30, 2005, by and between Spotless Plastics (USA) and Windswept. (Incorporated by reference to
           Exhibit 10.10 of Windswept's Current Report on Form 8-K (Date of
           Report: June 30, 2005) filed with the SEC on July 7, 2005).

     10.33 Bonding Support Letter from Michael O'Reilly to Windswept and Laurus. (Incorporated by reference to Exhibit 10.11 of Windswept's Current Report on Form 8-K (Date of Report: June 30, 2005) filed with the SEC on July 7, 2005).

     10.34 Registration Rights Agreement, dated June 30, 2005, by and between Windswept and Laurus. (Incorporated by reference to Exhibit 10.12 of Windswept's Current Report on Form 8-K (Date of Report: June 30,
           2005) filed with the SEC on July 7, 2005).

     10.35 Stock Pledge Agreement, dated June 30, 2005, by and among Windswept, Trade-Winds, North Atlantic and Laurus. (Incorporated by reference to
           Exhibit 10.13 of Windswept's Current Report on Form 8-K (Date of
           Report: June 30, 2005) filed with the SEC on July 7, 2005).

     10.36 Subsidiary Guaranty, dated the June 30, 2005, from Trade-Winds and North Atlantic to Laurus Registration Rights Agreement, dated June 30, 2005, by and between Windswept and Laurus. (Incorporated by reference to Exhibit 10.14 of Windswept's Current Report on Form 8-K (Date of Report: June 30, 2005) filed with the SEC on July 7, 2005).

     10.37 Secured Promissory Note, dated June 30, 2005, issued by Windswept to Spotless in the principal amount of $500,000. (Incorporated by reference to Exhibit 10.25 of Windswept's Current Report on Form 8-K (Date of Report: June 30, 2005) filed with the SEC on July 7, 2005).

     10.38 Security Agreement, dated June 30, 2005, between North Atlantic and Spotless. (Incorporated by reference to Exhibit 10.18 of Windswept's Current Report on Form 8-K (Date of Report: June 30, 2005) filed with the SEC on July 7, 2005).

     10.39 Security Agreement, dated June 30, 2005, between Windswept and Spotless Plastics (USA) Inc. (Incorporated by reference to Exhibit
           10.16 of Windswept's Current Report on Form 8-K (Date of Report: June 30, 2005) filed with the SEC on July 7, 2005).

     10.40 Security Agreement, dated June 30, 2005, between Trade-Winds and Spotless. (Incorporated by reference to Exhibit 10.17 of Windswept's Current Report on Form 8-K (Date of Report: June 30, 2005) filed with the SEC on July 7, 2005).

     10.41 Subordination Agreement, dated June 30, 2005, by and between Spotless and Laurus, acknowledged by Windswept. (Incorporated by reference to Exhibit 10.26 of Windswept's Current Report on Form 8-K (Date of
           Report: June 30, 2005) filed with the SEC on July 7, 2005).

     10.42 Account Receivable Sale Agreement, dated June 30, 2005, by and among Spotless, Windswept and TradeWinds. (Incorporated by reference to Exhibit 10.27 of Windswept's Current Report on Form 8-K (Date of
           Report: June 30, 2005) filed with the SEC on July 7, 2005).

     10.43 Termination Agreement, dated June 30, 2005, by and between Trade-Winds and Spotless. (Incorporated by reference to Exhibit 10.20 of Windswept's Current Report on Form 8-K (Date of Report: June 30,
           2005) filed with the SEC on July 7, 2005).

     10.44 Termination Agreement, dated June 30, 2005, by and between North Atlantic and Spotless. (Incorporated by reference to Exhibit 10.21 of Windswept's Current Report on Form 8-K (Date of Report: June 30,
           2005) filed with the SEC on July 7, 2005).

     10.45 Termination Agreement, dated June 30, 2005, by and between Windswept and Spotless. (Incorporated by reference to Exhibit 10.22 of Windswept's Current Report on Form 8-K (Date of Report: June 30,
           2005) filed with the SEC on July 7, 2005).

     10.46 Release, dated June 30, 2005, by and among Windswept, Spotless, Peter Wilson, John Bongiorno, Ronald Evans, Charles L. Kelly, Jr., Brian Blythe and Joseph Murphy. (Incorporated by reference to Exhibit 10.23 of Windswept's Current Report on Form 8-K (Date of Report: June 30,
           2005) filed with the SEC on July 7, 2005).

     10.47 Lease Agreement dated September 2, 2005 between Trade-Winds and Alberta Bentily. (Incorporated by reference to Exhibit 10.01 of Windswept's Current Report on Form 8-K (Date of Report: September 1,
           2005) filed with the SEC on September 8, 2005).

     10.48 Lease Agreement dated September 8, 2005 between Trade-Winds and Mark
           J. Anderson (Incorporated by reference to Exhibit 10.48 of Windswept's Annual Report on Form 10-K for the fiscal year ended June 28, 2005, filed with the SEC on October 3, 2005).

     16.1 Letter, dated July 11, 2005, from Deloitte & Touche LLP to the Securities and Exchange Commission. (Incorporated by reference to Exhibit 16.1 of Windswept's Current Report on Form 8-K/A (Date of
           Report: June 30, 2005) filed with the SEC on July 11, 2005).

     21.1  Subsidiaries of the Company.

     23.1 Consent of Davidoff Malito & Hutcher LLP (Included in legal opinion filed as Exhibit 5.1).

     23.2  Consent of Deloitte & Touche LLP.

     23.3  Consent of Massella & Associates, CPA, PLLC.

     24.1  Power of Attorney, set forth in the signature pages hereto.

-------------
*        To be filed by amendment.

ITEM 17.  UNDERTAKINGS

         (a) The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by section
                  10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (c) The undersigned Registrant hereby undertakes that:

                  (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                  (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.